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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                   FORM  8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                        SECURITIES EXCHANGE ACT OF 1934

                                   ----------

                DATE OF EARLIEST EVENT REPORTED:  AUGUST 6, 1998



                        EQUITY CORPORATION INTERNATIONAL
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                    0-24728                   75-2521142
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NO.)        (I.R.S. EMPLOYER
      OF INCORPORATION)                                     IDENTIFICATION NO.)



                       415 SOUTH FIRST STREET, SUITE 210
                              LUFKIN, TEXAS 75901
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)
      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (409) 631-8700


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ITEM 5.  OTHER EVENTS

DEFINITIVE MERGER AGREEMENT WITH SERVICE CORPORATION INTERNATIONAL

         On August 6, 1998, Equity Corporation International ("ECI") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Service Corporation International, a Texas corporation ("SCI"), and SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of SCI ("Merger Sub"), whereby, upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into ECI (the "Merger"), with ECI being the surviving corporation in the Merger (the "Surviving Corporation").

         The consummation of the merger, which is anticipated to occur in the fourth quarter of 1998, is subject to the satisfaction (or waiver) of various conditions set forth in the Merger Agreement, including without limitation, the approval of holders of a majority of the shares of the outstanding ECI Common Stock and regulatory approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. There is no assurance that such conditions will be satisfied or waived, or that the Merger will be consummated.

         For a description of SCI, see "Information Concerning Service Corporation International" below.

SUMMARY OF CERTAIN TERMS OF THE MERGER AGREEMENT

         The detailed terms and conditions of the Merger, including conditions to consummation of the Merger, are contained in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The following discussion sets forth a description of material terms and conditions of the Merger Agreement, which description in this Current Report on Form 8-K is qualified in its entirety by reference to the Merger Agreement. Certain capitalized terms used herein without definition have the respective meanings set forth in the Merger Agreement.

         Effective Time of the Merger. The Merger will become effective at such time as a certificate of merger is filed with the secretary of state of the State of Delaware in accordance with the General Corporation Law of the State of Delaware (the "Merger Filing"). The Merger Filing shall be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the Merger Agreement in accordance with the Merger Agreement.

         Manner and Basis for Converting Shares. At the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of ECI ("ECI Common Stock") (other than shares owned by SCI and its subsidiaries or shares held in the treasury of ECI or held by ECI's subsidiaries) will be converted into the right to receive, without interest, the number of shares of common stock, par value $1.00 per share, of SCI ("SCI Common Stock") determined by dividing





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$27.00 by the average of the Daily Per Share Prices (defined below) for the ten
(10) consecutive trading days ending on the third trading day prior to the closing of the transactions contemplated by the Merger Agreement (the "Average SCI Stock Price"). "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock
Exchange, Inc. ("NYSE") of SCI Common Stock (as reported in the NYSE Composite Transactions) for that day. In the event the Average SCI Stock Price is greater than $41.50, ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $41.50. In the event the Average SCI Stock Price is less than $34.00, ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $34.00. In addition, at the effective time of the Merger, each issued and outstanding share of Merger Sub common stock will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

         After the effective time of the Merger, the stock transfer books of ECI will be closed. No certificates or scrip for fractional shares of SCI Common Stock will be issued in the Merger and no SCI Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of ECI Common Stock who would otherwise have been entitled to receive a fraction of a share of SCI Common Stock upon surrender of ECI Common Stock certificates for exchange pursuant to the Merger Agreement will be entitled to receive from the exchange agent a cash payment equal to such fraction multiplied by the Daily Per Share Price on the date of the effective time of the Merger.

         From and after the effective time of the Merger, each holder of an outstanding certificate which immediately prior to the effective time of the Merger represented shares of ECI Common Stock will be entitled to receive in exchange therefor, upon surrender thereof to the exchange agent, a certificate or certificates representing the number of whole shares of SCI Common Stock to which such holder is entitled pursuant to the Merger Agreement. Until holders or transferees of certificates theretofore representing shares of ECI Common Stock have surrendered them for exchange as provided herein, no dividends or other distributions will be paid with respect to any shares represented by such certificates and no payment for fractional shares will be made and, without regard to when such certificates representing shares of ECI Common Stock are surrendered for exchange as provided herein, no interest will be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a certificate which, immediately prior to the effective time of the Merger, represented shares of ECI Common Stock, there will be paid to the holder of such certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of SCI Common Stock represented by the certificate or certificates issued upon such surrender.

         Conversion of ECI Options. Each option outstanding at the effective time of the Merger to purchase shares of ECI Common Stock (a "Stock Option") granted under (A) the Equity Corporation International Amended and Restated 1994 Long-Term Incentive Plan, the Equity Corporation International 1998 Long-Term Incentive Plan, and the Equity Corporation International





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1997 Employee Stock Purchase Plan (collectively, the "ECI Stock Plans") or (B)
any other stock plan or agreement of ECI, which by its terms is not extinguished in the Merger shall be deemed assumed by SCI and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the effective time of the Merger, the number of shares of SCI Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the effective time of the Merger (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for ECI Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of SCI Common Stock deemed purchasable pursuant to such Stock Option if such Stock Option had been exercised immediately prior to the Closing Date without regard to vesting; provided, however, that in connection with the 1997 Employee Stock Purchase Plan, the participants' options may be adjusted or exercised in accordance with the provisions and intent of such plan.

         Execution of Supplemental Indenture. Upon the consummation of the Merger, SCI shall use its reasonable efforts to enter into a supplemental indenture with the trustee for the holders of the 4 1/2% Convertible Subordinated Debentures due 2004 of ECI in accordance with Section 7.2 of the Indenture, dated as of February 25, 1998, between ECI and Bankers Trust Company, as trustee.

         ECI Rights Plan. ECI has agreed to take all necessary action prior to the effective time of the Merger to (i) render rights issued pursuant to the Stockholder Rights Agreement dated as of October 13, 1994 between ECI and American Stock Transfer & Trust Company, as rights agent (the "ECI Rights Plan"), inapplicable to the Merger, and (ii) ensure that (x) neither SCI nor any of its Affiliates (as defined in the ECI Rights Plan) is an Acquiring Person (as defined in the ECI Rights Plan) and (y) none of certain events triggering stockholder rights under the ECI Rights Plan shall occur by reason of the approval, execution or delivery of the Merger Agreement, or the announcement or consummation of the Merger.

         Conditions to the Merger. The respective obligations of SCI and ECI to effect the Merger are subject to the fulfillment at or prior to the closing date of the Merger of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the stockholders of ECI under applicable law; (b) the shares of SCI Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (c) the waiting period applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated; (d) the registration statement on Form S-4 to be filed under the Securities Act with the Securities and Exchange Commission (the "Commission") by SCI in connection with the Merger for the purpose of registering the shares of SCI Common Stock to be issued in the Merger (the "Registration Statement") shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), any material state blue sky or securities law shall have been complied with, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authority; (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger





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shall have been issued and remain in effect; and (f) no action shall have been taken and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

         The obligation of ECI to effect the Merger is further subject to the fulfillment at or prior to the effective time of the Merger of the following additional conditions, unless waived by ECI: (a) SCI and Merger Sub shall have performed in all material respects their agreements in the Merger Agreement required to be performed on or prior to the closing date of the Merger, and the representations and warranties of SCI and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the closing date of the Merger as if made at and as of such date, and ECI shall have received a certificate executed on behalf of SCI by the President or a Vice President of SCI and on behalf of Merger Sub by the President and Chief Executive Officer or a Vice President of Merger Sub to that effect; (b) ECI shall have received a legal opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., in form reasonably satisfactory to ECI; and (c) ECI shall have received a legal opinion from Andrews & Kurth L.L.P., reasonably acceptable to ECI, to the effect that (i) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) ECI, SCI and Merger Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

         The obligations of SCI and Merger Sub to effect the Merger is further subject to the fulfillment at or prior to the effective date of the Merger of the following additional conditions, unless waived by SCI and Merger Sub: (a) ECI shall have performed in all material respects its agreements in the Merger Agreement required to be performed on or prior to the closing date of the Merger, and the representations and warranties of ECI contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the closing date of the Merger as if made at and as of such date, and SCI shall have received a certificate executed on behalf of ECI by the President and Chief Executive Officer of ECI to that effect; (b) since the date of the Merger Agreement, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse effect to the business, assets, liabilities, financial condition, results of operations, properties or business prospects of ECI and its subsidiaries, taken as a whole; (c) SCI shall have received a legal opinion from Andrews & Kurth L.L.P., in form reasonably satisfactory to SCI;
(d) James P. Hunter, III shall have entered into employment and non-competition agreements in form reasonably satisfactory to SCI and shall have terminated his Consulting Agreement and his Executive Severance Agreement with ECI; and (e) SCI shall have received a written agreement from each "affiliate" to the effect that each such person will not offer to sell, sell or otherwise dispose of any shares of SCI Common Stock issued in the Merger, except pursuant to an effective registration statement, in compliance with Rule 145 of the Securities Act or in a transaction exempt from the registration requirements of the Securities Act.

         Cooperation. Pursuant to the Merger Agreement, each of the parties has agreed to take, or to cause to be taken, all action and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions





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contemplated by the Merger Agreement.  The Merger Agreement further provides that SCI will propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of such assets or businesses of SCI or, effective as of the effective time of the Merger, ECI as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing of the transactions contemplated by the Merger; provided, however, that SCI will not be required to sell, divest, dispose of, or hold separate assets or businesses with aggregate 1997 revenues in excess of $10 million.

         Representations and Warranties of SCI and ECI. In the Merger Agreement, SCI and ECI have made various representations and warranties relating to, among other things, their respective financial conditions, the accuracy of their various filings with the Commission, the satisfaction of certain legal requirements for the Merger and the absence of undisclosed liabilities. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

         Conduct of the Business of ECI Prior to the Merger. Pursuant to the Merger Agreement, ECI has agreed that, after the date of the Merger Agreement and prior to the closing date of the Merger or earlier termination of the Merger Agreement, and except as otherwise agreed to in writing by SCI or as otherwise contemplated by the Merger Agreement or disclosed in ECI's schedules to the Merger Agreement, ECI shall, and shall cause each of its subsidiaries to:

                 (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

                 (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to ECI by a wholly owned subsidiary of ECI;

                 (c) comply in all material respects with all applicable laws, including without limitation, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder;

                 (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that ECI may issue shares upon conversion of convertible securities and exercise of options outstanding on the date of the Merger Agreement;

                 (e) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings required for working capital purposes in the ordinary course of business or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to SCI, or (C) borrowings to make new capital expenditures in the ordinary





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course of business and otherwise permitted by the Merger Agreement, (ii)
redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock, or any options, warrants or rights to acquire any of its capital stock, or any security convertible into or exchangeable for its capital stock, (iii) sell, pledge, dispose of or encumber any of the assets or businesses of ECI other than transactions in the ordinary course of business not exceeding $1 million in any instance or $3 million in the aggregate, or
(iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement;

                 (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

                 (h) with the exception of the adoption of or changes to, in each case in the ordinary course of business, health insurance plans or casualty insurance of ECI in progress on the date of the Merger Agreement, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or other provisions of the Merger Agreement;

                 (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

                 (j) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority;

                 (k) not make any change in ECI's or its subsidiaries' financial tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

                 (l) use its commercially reasonable efforts to cause the transfer of Environmental Permits (as defined in the Merger Agreement) (on the same terms and conditions), and any financial assurance required thereunder to SCI or Merger Sub as may be necessary under applicable Environmental Laws (as defined in the Merger Agreement) in connection with the consummation of the transactions under the Merger Agreement to allow SCI or Merger Sub to conduct the business of ECI and its subsidiaries, as currently conducted;





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                 (m) not enter into or assume any contracts or agreements
having a term longer than one year (unless ECI may terminate such contracts or agreements by 30 days written notice without penalty to ECI) or imposing a firm or uncancellable obligation upon ECI or its subsidiaries in excess of $250,000 annually or imposing a firm or uncancellable obligation on ECI or its subsidiaries of $500,000 or more in the aggregate for all such contracts and agreements, regardless of the annual payment, except for contracts or agreements for (1) indebtedness permitted under (e) above or (2) capital expenditures permitted under (q) below;

                 (n) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

                 (o) not compromise, settle, grant any waiver or release relating to or otherwise adjust any material litigation or claims of any nature whatsoever pending against ECI or its subsidiaries;

                 (p) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in the Merger Agreement; and

                 (q) not make or commit to make any capital expenditures, except for capital expenditures in the ordinary course of business not in excess of $10 million in the aggregate.

         Notwithstanding the foregoing restrictions, nothing in the Merger Agreement shall be construed to prohibit ECI or its subsidiaries from acquiring funeral homes or cemeteries in the ordinary course of business and any actions (including, without limitation, incurring indebtedness, issuing capital stock, making capital expenditures or entering into contracts in connection therewith) reasonably related to such acquisitions so long as the aggregate consideration for all such acquisitions does not exceed $75 million.

         Conduct of the Business of SCI Prior to the Merger. The Merger Agreement provides that after the date of the Merger Agreement until the effective time of the Merger, SCI and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. In addition, SCI shall not redeem or repurchase any SCI Common Stock during the period in which the average selling price of SCI Stock is being determined, except as required pursuant to the terms of any securities outstanding or commitments in effect prior to the commencement of such period.

         No Solicitation of Acquisition Transactions. The Merger Agreement provides that after the date of the Merger Agreement and prior to the effective time of the Merger or earlier termination of the Merger Agreement, ECI shall not, and shall cause each of its subsidiaries not to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and ECI shall, and shall cause each of its subsidiaries to, cause any officer, director or employee of ECI, or any attorney, accountant, investment banker, financial advisor or any other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any Acquisition Transaction (as defined in the Merger Agreement). Notwithstanding the foregoing, ECI





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may, in response to an Acquisition Proposal (as defined in the Merger
Agreement), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality agreement executed by SCI in connection with the Merger Agreement for the benefit of ECI) confidential or non-public information concerning its business, properties or assets to any Potential Acquiror (as defined in the Merger Agreement) and negotiate with such Potential Acquiror if, based upon advice of its outside legal counsel and financial advisors, ECI's Board of Directors determines in good faith that such action to provide such confidential or non-public information to such Potential Acquiror is necessary for ECI's Board of Directors to act in a manner consistent with its fiduciary duties to its stockholders; provided, however, that ECI is prohibited from providing to a Potential Acquiror any confidential or non-public information not previously furnished to SCI. The Merger Agreement requires that ECI immediately notify SCI after receipt of any Acquisition Proposal or request for non-public information relating to ECI or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of ECI or any subsidiary by any person or entity that informs the Board of Directors of ECI or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to SCI must be made orally and in writing and must indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

         Termination or Amendment. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval by the stockholders of ECI, if the Board of Directors of ECI and SCI mutually agree or as follows:

                 (a) by either SCI or ECI if (i) the representations and warranties of the non-terminating party shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within thirty (30) days after written notice of such failure is given to the non-terminating party by the terminating party; (ii) the Merger is not completed by February 28, 1999 (unless due to a delay or default on the part of the terminating party); (iii) the non-terminating party (A) fails to perform in any material respects any of its covenants in the Merger Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to the non-terminating party by the terminating party; or (iv) the requisite vote of the stockholders of ECI shall not have been obtained by February 28, 1999, or the stockholders of ECI shall not have approved the Merger and the Merger Agreement at the Special Meeting or any adjournment thereof;

                 (b) by ECI if: (i) the Merger is enjoined by a final, unappealable court order; (ii) (A) ECI receives an offer from any third party (excluding any affiliate of ECI or any group of which any affiliate of ECI is a member) with respect to a merger, sale of substantial assets or other business combination involving ECI, (B) ECI's Board of Directors determines in good faith that such offer constitutes a Superior Proposal (as defined in the Merger Agreement) and resolves to accept such Superior Proposal and (C) ECI shall have given SCI two (2) days prior written notice of its intention to terminate the Merger Agreement (provided that such termination shall not be effective until such time as any termination fees required to be paid by ECI pursuant to the Merger Agreement have been





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received by SCI); or (iii) (A) a tender or exchange offer is commenced by a third party (excluding any affiliate of ECI or any group of which any affiliate of ECI is a member) for all outstanding shares of ECI Common Stock, (B) ECI's Board of Directors determines in good faith that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders of ECI that they tender their shares in such tender or exchange offer, and (C) ECI shall have given SCI two (2) days prior written notice of its intention to terminate the Merger Agreement (provided that such termination shall not be effective until such time as the payment of any termination fees required to be paid by ECI pursuant to the Merger Agreement have been received by SCI); and

                 (c) by SCI if the Board of Directors of ECI shall have: (i) recommended to the stockholders of ECI to accept a Superior Proposal, or resolved to do so; (ii) recommended to the stockholders of ECI that they tender their shares in a tender or exchange offer commenced by a third party (excluding any affiliate of SCI or any group of which any affiliate of SCI is a member), or resolved to do so; or (iii) withdrawn, modified or changed the recommendation of the Merger Agreement or the Merger in a manner adverse to SCI or shall have resolved to do so, other than in connection with the exercise of ECI's right to terminate the Merger Agreement as a result of a material breach of a representation, warranty or covenant by SCI.

         In the event of termination of the Merger Agreement pursuant to its terms by either SCI or ECI, the Merger Agreement shall become void and there shall be no further obligations on the part of ECI, SCI, Merger Sub or their respective officers or directors (except for certain obligations of the parties regarding confidential information, expenses and fees payable in connection with the Merger Agreement and/or the termination thereof, governing law applicable to the Merger Agreement and binding arbitration, all of which shall survive the termination).

         The Merger Agreement may not be amended except by action taken by the Boards of Directors of SCI, ECI and Merger Sub and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may take place before or after approval by the stockholders of ECI, but after any such stockholder approval, no amendment may be made which decreases the merger consideration or which adversely affects the rights of ECI's stockholders under the Merger Agreement without the approval of the stockholders of ECI.

         Termination Fees. ECI has agreed to pay a termination fee to SCI should certain of the termination rights described in "--Termination or Amendment" above be exercised under certain circumstances. ECI has agreed to pay SCI (a) a fee equal to $20 million plus (b) all documentable out-of-pocket costs and expenses incurred by SCI and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (not to exceed $2 million) if: (i) ECI terminates the Merger Agreement pursuant to clauses (b)(ii) or
(b)(iii) of "--Termination or Amendment" above; (ii) SCI terminates the Merger Agreement as described in clause (c) of "--Termination or Amendment" above; or
(iii) (A) SCI or ECI terminates the Merger Agreement pursuant to clause (a)
(iv) of "--Termination or Amendment" above, (B) on February 28, 1999 (if a vote has not earlier been held at the Special Meeting), or at the time of such failure to so approve the Merger or the Merger Agreement, there shall exist or have been proposed an Acquisition





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Proposal which has been publicly announced, and (C) within twelve months after such termination any Acquisition Transaction shall be consummated. For purposes of (iii) (B) and (C) of "--Termination Fees," an Acquisition Proposal and an Acquisition Transaction with respect to (1) the capital stock of ECI shall be for a minimum of 25% or more of the outstanding shares of ECI Common Stock, and (2) all or any substantial part of the business or properties of ECI and its subsidiaries shall be for a minimum of 25% or more of the business or properties of ECI and its subsidiaries, taken as a whole.

         Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that (i) the filing fee and expenses incurred in connection with the HSR Act filing shall be paid by SCI, (ii) all filing fees incurred in connection with the filing of the Proxy Statement/Prospectus and Registration Statement, including any filing required under state blue sky or securities laws, shall be paid by SCI, and (iii) those expenses incurred in connection with printing the Proxy Statement/Prospectus shall be shared equally by SCI and ECI.

         Indemnification. The Merger Agreement provides that, for six years after the effective time of the Merger, present and former officers and directors of ECI will be indemnified by SCI and ECI in respect of acts or omissions occurring prior to the effective time of the Merger to the extent provided under the ECI certificate of incorporation and the ECI bylaws as in effect on the date of the Merger Agreement. The Merger Agreement also provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware, such indemnified parties shall be entitled to the indemnification provided in the Merger Agreement whether such indemnified liabilities shall be based on their own negligence, whether such persons are solely, concurrently or comparatively negligent, and whether under strict liability or any other theory of recovery. For six years after the effective time of the Merger, SCI will, or will cause ECI to, use its commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the Merger covering each such person currently covered by ECI's officers' and directors' liability insurance policy on terms and with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement.


INFORMATION CONCERNING SERVICE CORPORATION INTERNATIONAL

         SCI is the largest provider of deathcare services and products in the world. As of June 30, 1998, SCI owned and operated 3,292 funeral service locations, 422 cemeteries and 174 crematoria located in 18 countries on five continents. SCI provides all professional services relating to funerals, burials and cremations, including the use of funeral homes and motor vehicles, the performance of cemetery interment services and the management and maintenance of cemetery grounds. It sells caskets, coffins, burial vaults and garments, cemetery interment rights, including mausoleum spaces and lawn crypts, stone and bronze memorials, cremation receptacles and related merchandise. SCI sells its services and products to client families both at and prior to the time of need. In addition, SCI's finance subsidiary, Provident Services, Inc., provides financing to independent funeral home and cemetery operators.

         The following reports, filed by SCI in accordance with its reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are included as Annexes to this filing and are incorporated herein by reference:

         Annex 1. Annual Report on Form 10-K for the Year Ended December 31, 1997, filed with the Commission on March 30, 1998.

         Annex 2. Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 8, 1998.

         Annex 3. Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 1998, filed with the Commission on August 14, 1998.

         Annex 4. Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 1998, filed with the Commission on May 14, 1998.

         Annex 5. Current Report on Form 8-K, filed with the Commission on May 15, 1998.

         Annex 6. Current Report on Form 8-K, filed with the Commission on March 24, 1998.

                                                                        Annex 1
                                                         SCI Form 10-K for Year
                                                        Ended December 31, 1997


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                   FORM 10-K
                             ---------------------

[X]              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

[ ]            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

             FOR THE TRANSITION PERIOD FROM           TO

                        COMMISSION FILE NUMBER 1-6402-1
                             ---------------------

                       SERVICE CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

                    TEXAS                                        74-1488375
       (State or other jurisdiction of                        (I.R.S. employer
        incorporation or organization)                      identification no.)

              1929 ALLEN PARKWAY
                HOUSTON, TEXAS                                     77019
   (Address of principal executive offices)                      (Zip code)

        Registrant's telephone number, including area code: 713/522-5141
                             ---------------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

             TITLE OF EACH CLASS                 NAME OF EACH EXCHANGE ON WHICH REGISTERED
             -------------------                 -----------------------------------------
         Common Stock ($1 par value)                      New York Stock Exchange
       Preferred Share Purchase Rights                    New York Stock Exchange

        SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.     Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.     [ ]

     The aggregate market value of the common stock held by non-affiliates of the registrant (assuming that the registrant's only affiliates are its officers and directors) is $10,632,528,700 based upon a closing market price of $42.50 on March 26, 1998 of a share of common stock as reported on the New York Stock Exchange -- Composite Transactions Tape.

     The number of shares outstanding of the registrant's common stock as of March 26, 1998 was 255,840,952 (excluding treasury shares).

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the registrant's Proxy Statement in connection with its 1998 Annual Meeting of Shareholders (Part III)
================================================================================

                                     PART I

ITEM 1. BUSINESS.

     Service Corporation International was incorporated in Texas on July 5, 1962. The term "Company" or "SCI" includes the registrant and its subsidiaries, unless the context indicates otherwise.

     The Company is the largest provider of death care services in the world. At December 31, 1997, the Company operated 3,127 funeral service locations, 392 cemeteries and 166 crematoria located in 17 countries on five continents. In addition, the Company provides capital financing to independent funeral home and cemetery operators.

     The Company has continued to expand through the acquisition of funeral service locations, cemeteries and crematoria, both domestically and internationally. In 1997, the Company acquired 294 funeral service locations, 51 cemeteries and 19 crematoria. The Company has acquired most of its present operations through acquisitions. For information regarding acquisitions, see
Note 3 to the consolidated financial statements in Item 8 of this Form 10-K.

     For financial information about the Company's industry segments, including the identifiable assets of the Company by industry segments, see Note 14 to the consolidated financial statements in Item 8 of this Form 10-K.

FUNERAL AND CEMETERY OPERATIONS

     The Funeral and Cemetery Operations consist of the Company's funeral service locations, cemeteries and related businesses. The operations are organized into two North American divisions covering the United States and Canada and an international division responsible for all operations in Europe, the Pacific Rim and South America. Each division is under the direction of divisional executive management with substantial industry experience. Local funeral service location and cemetery managers, under the direction of the divisional management, receive support and resources from SCI's headquarters in Houston, Texas and have substantial autonomy with respect to the manner in which services are conducted.

     The majority of the Company's funeral service locations and cemeteries are managed in groups called clusters. Clusters are established primarily in metropolitan areas to take advantage of operational efficiencies, including the sharing of service personnel, vehicles, preparation services, clerical staff and certain building facility costs.

     Funeral Service Locations. The funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles. Funeral service locations sell caskets, coffins, burial vaults, cremation receptacles, flowers and burial garments, and certain funeral service locations also operate crematoria. At December 31, 1997, the Company owned 147 funeral service location/cemetery combinations and operated 54 flower shops engaged principally in the design and sale of funeral floral arrangements. These flower shops provide floral arrangements to some of the Company's funeral homes and cemeteries.

     In addition to selling its services and products to client families at the time of need, the Company also sells prearranged funeral services in most of its service markets, including foreign markets. Funeral prearrangement is a means through which a customer contractually agrees to the terms of a funeral to be performed in the future. The funds collected from prearranged funeral contracts are generally held in trust, are used to purchase life insurance or annuity contracts from third party insurers or, with respect to French contracts, are held in the Company's French insurance subsidiary. This French insurance subsidiary sells prearranged funeral insurance contracts primarily in connection with the Company's French funeral service operations. Funds paid on prearranged funerals may not be withdrawn until the funeral is performed or until cancellation by the customer. At December 31, 1997, the Company's unfulfilled prearranged funeral contracts, including accumulated trust fund earnings and increased benefits on insurance products, amounted to $3.163 billion, of which $274 million is estimated to be fulfilled in 1998. The unfulfilled prearranged funeral contracts at December 31, 1996 were $2.726 billion. For additional information concerning prearranged funeral activities, see Note 4 to the consolidated financial statements in Item 8 of this Form 10-K.

     The Company has multiple funeral service locations and cemeteries in a number of metropolitan areas. Within individual metropolitan areas, the funeral service locations and cemeteries operate under various names because most operations were acquired as existing businesses and generally continue to be operated under the same name as before acquisition.

     The death rate tends to be somewhat higher in the winter months and the Company's funeral service locations generally experience a higher volume of business during those months.

     Since 1984, the Company has operated under the Federal Trade Commission's ("FTC") comprehensive trade regulation rule for the funeral industry. The rule contains minimum guidelines for funeral industry practices, requires extensive price and other affirmative disclosures and imposes mandatory itemization of funeral goods and services. From time to time in connection with acquisitions, the Company has entered into consent orders with the FTC that have required the Company to dispose of certain operations to proceed with acquisitions or have limited the Company's ability to make acquisitions in specified areas. The trade regulation rule and the various consent orders have not had a materially adverse effect on the Company's operations.

     Cemeteries. The Company's cemeteries sell cemetery interment rights (including mausoleum spaces and lawn crypts) and certain merchandise including stone and bronze memorials and burial vaults. The Company's cemeteries also perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries also operate crematoria.

     Cemetery sales are often made on a preneed basis pursuant to installment contracts providing for monthly payments. A portion of the proceeds from cemetery sales is generally required by law to be paid into perpetual care trust funds. Earnings of perpetual care trust funds are used to defray the maintenance cost of cemeteries. In addition, all or a portion of the proceeds from the sale of preneed cemetery merchandise may be required by law to be paid into trust until the merchandise is purchased on behalf of the customer. For additional information regarding cemetery trust funds, see Notes 2 and 5 to the consolidated financial statements in Item 8 of this Form 10-K.

     Death Care Industry. The funeral industry is characterized by a large number of locally owned, independent operations. The Company believes that based on the total number of funeral services performed in 1997, the Company, including companies acquired by it, performed approximately 10%, 28%, 14% and 25% of the funeral services in North America, France, the United Kingdom and Australia, respectively.

     To compete successfully, the Company's funeral service locations must maintain competitive prices, attractive, well-maintained and conveniently located facilities, a good reputation and high professional standards. In addition, heritage and tradition can provide an established funeral home with the opportunity for repeat business from client families. Furthermore, an established firm can generate future volume and revenues by marketing prearranged funeral services.

     The cemetery industry is also characterized by a large number of locally owned independent operations. The Company's cemetery properties compete with other cemeteries in the same general area. To compete successfully, the Company's cemeteries must maintain competitive prices, attractive and well-maintained properties, a good reputation, an effective sales force and high professional standards.

FINANCIAL SERVICES OPERATION

     Since 1988, the Company's wholly owned subsidiary, Provident Services, Inc. ("Provident"), has provided secured financing to independent funeral home and cemetery operators. The majority of Provident's loans are made to clients seeking to finance funeral home or cemetery acquisitions. Additionally, Provident provides construction loans for funeral home or cemetery improvement and expansion. Loan packages take traditional forms of secured financing comparable to arrangements offered by leading commercial banks. Provident's loans are generally made at interest rates which float with the prime lending rate.

     At December 31, 1997, Provident had $199 million in loans outstanding and $50 million of unfunded loan commitments. At December 31, 1996, Provident had $146 million in loans outstanding and $55 million of unfunded loan commitments. Provident obtains its funds primarily from the Company's variable interest rate bank borrowings.

     Provident is in competition with banks and other lending institutions, many of which have substantially greater resources than Provident. However, Provident believes that its knowledge of the death care industry provides it with the ability to make more accurate assessments of funeral home and cemetery loans, thereby providing Provident a competitive advantage in making such loans.

EMPLOYEES

     At December 31, 1997, the Company employed 24,072 (15,403 in the United States) persons on a full time basis and 12,120 (8,421 in the United States) persons on a part time basis. Of the full time employees, 23,430 were in the Funeral and Cemetery Operations, eight were in Financial Services and 634 were in corporate services. All of the Company's eligible United States employees who so elect are covered by the Company's group health and life insurance plans, and all eligible United States employees are participants in retirement plans of the Company or various subsidiaries. Although labor disputes are experienced from time to time, in general relations with employees are considered satisfactory.

REGULATION

     The Company's various operations are subject to regulations, supervision and licensing under various federal, state, local and Australian, Canadian, French, United Kingdom and other foreign statutes, ordinances and regulations. The Company believes that it is in substantial compliance with the significant provisions of such statutes, ordinances and regulations. See discussion of FTC funeral industry trade regulation and consent orders in "Funeral Service Locations" above.

     The French funeral services industry is currently undergoing significant regulatory change. Historically, the French funeral services industry has been controlled, as provided by national legislation, either (i) directly by municipalities through municipality-operated funeral establishments ("Municipal Monopoly"), or (ii) indirectly by the remaining municipalities that have contracted for funeral service activities with third party providers, such as SCI's French operations ("Exclusive Municipal Authority"). Legislation has been passed that will generally end municipal control of the French funeral service business and will allow the public to choose their funeral service provider. Under such legislation, the Exclusive Municipal Authority was abolished in January 1996, and the Municipal Monopoly was eliminated in January 1998. Cemeteries in France, however, are and will continue to be controlled by municipalities and religious organizations, with third parties, such as SCI, providing cemetery merchandise such as markers and monuments.

ITEM 2. PROPERTIES.

     The Company's executive headquarters are located at 1929 Allen Parkway, Houston, Texas 77019, in a 12-story office building. A wholly owned subsidiary of the Company owns an undivided one-half interest in the building and its parking garage. The property consists of approximately 1.3 acres, 250,000 square feet of office space in the building and 160,000 square feet of parking space in the garage. The Company leases all of the office space in the building pursuant to a lease that expires June 30, 2005 providing for monthly rent of $43,000 through July 2000 and $59,000 thereafter. The Company pays all operating expenses. One half of the rent is paid to the wholly owned subsidiary and the other half is paid to the owners of the remaining undivided one-half interest. The Company owns and utilizes a three-story building at 1919 Allen Parkway, Houston, Texas 77019 containing 43,000 square feet of office space.

     At December 31, 1997, the Company owned the real estate and buildings of 2,552 of its funeral service and cemetery locations and leased facilities in connection with 1,133 of such operations. In addition, the Company leased four aircraft pursuant to cancelable leases. At December 31, 1997, the Company operated 11,498 vehicles, of which 8,641 were owned and 2,857 were leased. For additional information regarding leases, see Note 10 to the consolidated financial statements in Item 8 of this Form 10-K.

     The Company's 392 cemeteries contain an aggregate of approximately 30,677 acres, of which approximately 54% are developed.

     The specialized nature of the Company's businesses requires that its facilities be well-maintained and kept in good condition. Management believes that these standards are met.

ITEM 3. LEGAL PROCEEDINGS.

     Although the Company is involved in legal proceedings, the Company does not believe that any of the proceedings is material pursuant to the standards set forth in Item 103 of Regulation S-K promulgated under the Securities Exchange Act of 1934.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     None.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Pursuant to General Instruction G to Form 10-K, the information regarding executive officers of the Company called for by Item 401 of Regulation S-K is hereby included in Part I of this report.

     The following table sets forth as of March 26, 1998 the name and age of each executive officer of the Company, the office held, and the date first elected an officer.

                                                                                                  YEAR
                                                                                                 FIRST
                                                                                                 BECAME
            OFFICER NAME               AGE                       POSITION                      OFFICER(1)
            ------------               ---                       --------                      ----------
R. L. Waltrip........................  (67)   Chairman of the Board and Chief Executive           1962
                                              Officer
L. William Heiligbrodt...............  (56)   President and Chief Operating Officer               1988
W. Blair Waltrip.....................  (43)   Executive Vice President Operations                 1980
Jerald L. Pullins....................  (56)   Executive Vice President International              1992
                                              Operations
John W. Morrow, Jr. .................  (62)   Executive Vice President Special Services           1989
George R. Champagne..................  (44)   Senior Vice President Chief Financial Officer       1989
Glenn G. McMillen....................  (55)   Senior Vice President Operations                    1993
Richard T. Sells.....................  (58)   Senior Vice President Preneed Sales                 1987
James M. Shelger.....................  (48)   Senior Vice President General Counsel               1987
                                              and Secretary
Jack L. Stoner.......................  (52)   Senior Vice President Administration                1992
T. Craig Benson......................  (36)   Vice President International Operations             1990
Gregory L. Cauthen...................  (40)   Vice President Treasurer                            1995
J. Daniel Garrison...................  (46)   Vice President International Operations             1998
W. Mark Hamilton.....................  (33)   Vice President Prearranged Funeral Services         1996
Lowell A. Kirkpatrick, Jr. ..........  (39)   Vice President Operations, Finance and              1994
                                              Development
Stephen M. Mack......................  (46)   Vice President Corporate Operations                 1998
Todd A. Matherne.....................  (43)   Vice President Operations, Finance                  1996
                                              and Development
Vincent L. Visosky...................  (50)   Vice President Operational Controller               1989
Michael R. Webb......................  (40)   Vice President International Corporate              1998
                                              Development
Henry M. Nelly, III..................  (53)   President -- Provident Services,                    1989
                                              Inc., a subsidiary of the Company

-----------------

(1) Indicates the year a person was first elected as an officer although there were subsequent periods when certain persons ceased being officers of the Company.

     Unless otherwise indicated below, the persons listed above have been executive officers or employees for more than five years.

     Mr. Matherne joined the Company in April 1995 as Managing Director Investor Relations and was promoted in May 1996 to Vice President Investor Relations and in February 1998 to Vice President Operations, Finance and Development. Prior thereto, Mr. Matherne was Vice President and General Manager of Baker Hughes Treatment Services, an environmental services business.

     Each officer of the Company is elected by the Board of Directors and holds his office until his successor is elected and qualified or until his earlier death, resignation or removal in the manner prescribed in the Bylaws of the Company. Each officer of a subsidiary of the Company is elected by the subsidiary's board of directors and holds his office until his successor is elected and qualified or until his earlier death, resignation or removal in the manner prescribed in the bylaws of the subsidiary. W. Blair Waltrip is a son of
R. L. Waltrip, T. Craig Benson is a son-in-law of R. L. Waltrip and T. Craig Benson and W. Blair Waltrip are brothers-in-law.

                                    PART II

ITEM 5. MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The Company's common stock has been traded on the New York Stock Exchange since May 14, 1974. On December 31, 1997, there were 7,720 holders of record of the Company's common stock.

     The Company has declared 99 consecutive quarterly dividends on its common stock since it began paying dividends in 1974. The dividend rate is currently $.09 per share per quarter, or an indicated annual rate of $.36 per share. For the three years ended December 31, 1997, dividends per share were $.30, $.24 and $.22, respectively.

     The table below shows the Company's quarterly high and low common stock prices:

                                                 YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------
                                         1997              1996              1995
                                    ---------------   ---------------   ---------------
                                     HIGH     LOW      HIGH     LOW      HIGH     LOW
                                    ------   ------   ------   ------   ------   ------
First.............................  $33.88   $26.88   $24.75   $19.44   $14.56   $13.13
Second............................   36.00    29.63    30.13    24.13    15.81    13.44
Third.............................   35.75    29.81    29.44    27.63    19.75    15.19
Fourth............................   38.00    27.88    30.75    26.50    22.00    18.81

     SRV is the New York Stock Exchange ticker symbol for the common stock of the Company. Options in the Company's common stock are traded on the Philadelphia Stock Exchange under the symbol SRV.

ITEM 6. SELECTED FINANCIAL DATA.

                                                     YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------------------------
                                     1997          1996         1995         1994         1993
                                  -----------   ----------   ----------   ----------   ----------
                                        (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)
Revenues........................  $ 2,468,402   $2,294,194   $1,652,126   $1,117,175   $  899,178
Income before extraordinary loss
  and cumulative effect of
  change in accounting
  principle.....................      374,552      265,298      183,588      131,045      103,092
Net income......................      333,750      265,298      183,588      131,045      101,061
Earnings per share**:
  Income before extraordinary
     loss and cumulative effect
     of change in accounting
     principle --
       Basic....................         1.53         1.13          .92          .76          .62
       Diluted..................         1.47         1.08          .86          .71          .59
  Net income --
       Basic....................         1.36         1.13          .92          .76          .61
       Diluted..................         1.31         1.08          .86          .71          .58
Dividends per share.............          .30          .24          .22          .21          .20
Total assets....................   10,306,863    8,869,770    7,672,387    5,161,888    3,683,304
Long-term debt..................    2,634,699    2,048,737    1,712,464    1,330,177    1,062,222
Convertible preferred securities
  of SCI Finance LLC............           --      172,500      172,500      172,500           --
Stockholders' equity............    2,726,004    2,235,317    1,975,345    1,196,622      884,513
Shares outstanding..............      252,924      236,193      234,542      189,714      169,718
Ratio of earnings to fixed
  charges*......................         4.29         3.24         2.84         3.13         3.19

-----------------

 * For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, less undistributed income of equity investees which are less than 50% owned, plus the minority interest of majority-owned subsidiaries with fixed charges and plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, whether capitalized or expensed, amortization of debt costs, dividends on preferred securities of SCI Finance LLC and one-third of rental expense which the Company considers representative of the interest factor in the rentals.

** Earnings per share amounts have been restated to reflect the December 1997 adoption of Statement of Financial Accounting Standards No. 128.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     (DOLLARS IN THOUSANDS, EXCEPT AVERAGE SALES PRICES AND PER SHARE DATA)

     A primary objective of the Company is to maximize shareholder value. To accomplish this goal, one of the Company's strategies has been to provide consistent growth in earnings per share. This growth strategy initiates with the Company producing significant cash flow from its existing cluster operations, then continues by using that cash to expand clusters through add-on acquisitions, new construction, and improvements to existing locations. The Company also expands its network through strategic acquisitions of larger, multi-location death care companies, typically funding these transactions by accessing the debt and equity markets when appropriate. All businesses are continuously improved by further enhancing products, services and systems; leveraging operating and overhead costs; strengthening buying power; and expanding preneed sales.

     The majority of the Company's funeral service locations and cemeteries are managed in groups called clusters. Clusters are established in and around metropolitan areas to take advantage of operational efficiencies, particularly the sharing of operating expenses such as service personnel, vehicles, preparation services, clerical staff and certain building facility costs. Personnel costs, the largest operating expense for the Company, is the cost component most beneficially affected by clustering. The sharing of employees, as well as the other costs mentioned, allow the Company to more efficiently utilize its operating facilities during fluctuations in the number of funeral services and cemetery interments performed in a given period. The Company's acquisitions are primarily located within existing cluster areas or create new cluster area opportunities. The Company has approximately 400 clusters, which range in size from two operations to 67 operations. There may be more than one cluster in a given metropolitan area, depending upon the level and degree of shared costs.

RESULTS OF OPERATIONS:

  Year ended 1997 compared to 1996

     Segment information for the Company's three lines of business was as follows:

                                YEARS ENDED DECEMBER 31,                         PERCENTAGE
                        -----------------------------------------    INCREASE     INCREASE
                           1997                  1996               (DECREASE)   (DECREASE)
                        -----------           -----------           ----------   ----------
Revenues:
  Funeral.............  $ 1,727,003           $ 1,663,387            $ 63,616        3.8%
  Cemetery............      724,862               612,421             112,441       18.4
  Financial
     services.........       16,537                18,386              (1,849)     (10.1)
                        -----------           -----------            --------      -----
                          2,468,402             2,294,194             174,208        7.6
Costs and expenses:
  Funeral.............   (1,318,920)           (1,282,546)             36,374        2.8
  Cemetery............     (452,965)             (397,700)             55,265       13.9
  Financial
     services.........       (8,905)               (9,496)               (591)      (6.2)
                        -----------           -----------            --------      -----
                         (1,780,790)           (1,689,742)             91,048        5.4
Gross profit margin
  and percentage:
  Funeral.............      408,083   23.6%       380,841   22.9%      27,242        7.2
  Cemetery............      271,897   37.5%       214,721   35.1%      57,176       26.6
  Financial
     services.........        7,632   46.2%         8,890   48.4%      (1,258)     (14.2)
                        -----------   -----   -----------   -----    --------      -----
                        $   687,612   27.9%   $   604,452   26.3%    $ 83,160      13.8%
                        ===========   =====   ===========   =====    ========      =====

  Funeral

     Funeral revenues were as follows:

                                          YEARS ENDED DECEMBER 31,                 PERCENTAGE
                                          -------------------------    INCREASE     INCREASE
                                             1997          1996       (DECREASE)   (DECREASE)
                                          -----------   -----------   ----------   ----------
Existing clusters:
  United States.........................  $  892,451    $  820,860     $ 71,591        8.7%
  France................................     485,264       537,079      (51,815)      (9.6)
  Other European........................     186,238       162,830       23,408       14.4
  Other foreign.........................     114,389       115,707       (1,318)      (1.1)
                                          ----------    ----------     --------       ----
                                           1,678,342     1,636,476       41,866        2.6
                                          ----------    ----------     --------       ----
New clusters:*
  United States.........................      21,061         4,475       16,586
  Other European........................      16,378         2,847       13,531
  Other foreign.........................       2,113            --        2,113
                                          ----------    ----------     --------
                                              39,552         7,322       32,230
                                          ----------    ----------     --------       ----
  Total clusters........................   1,717,894     1,643,798       74,096        4.5
Non-cluster and disposed operations.....       9,109        19,589      (10,480)
                                          ----------    ----------     --------       ----
          Total funeral revenues........  $1,727,003    $1,663,387     $ 63,616        3.8%
                                          ==========    ==========     ========       ====

-----------------

* Represents new geographic cluster areas entered into since the beginning of 1996 for the period that those businesses were owned by the Company.

     The $41,866 increase in revenues at existing clusters was the result of a 2.4% increase in the number of funeral services performed (515,733 compared to 503,476) and a slightly higher average sales price ($3,254 compared to $3,250). Acquisitions since January 1, 1996, included in existing clusters, accounted for $97,843 of the existing cluster revenue increase. Excluding a $68,138 decrease in French revenue caused exclusively by a change in the US dollar / French franc exchange rate, businesses owned before 1996 had a revenue increase of $12,161.

     The death rate in the Company's primary markets has remained relatively constant for several years and is expected to remain at this rate for at least the near future; however, due to the increasing proportion of people over age 65 in the Company's primary markets, demand for funeral services could increase in the decades to come. It is anticipated that the Company's near term revenue growth will continue to be primarily generated from acquired operations (added to existing clusters and the creation of new clusters) as well as from improved merchandising of funeral services and products. The Company is the world's largest in the funeral service industry and currently performs approximately 10%, 28%, 14% and 25% of the funeral services in North America, France, the United Kingdom and Australia, respectively. The Company believes that there are approximately 8,000 potential acquisition candidates in North America that meet its current metropolitan acquisition criteria and numerous other candidates outside of North America. The Company plans to continue to aggressively seek to acquire these potential candidates.

     During the year ended December 31, 1997, the Company sold (net of cancellations) approximately $509,000 of prearranged funeral services compared to approximately $512,000 for the same period in 1996. The obligations are funded through both trust funded and insurance backed contracts. These prearranged funeral services are deferred and will be reflected in funeral revenues in the periods that the funeral services are performed. The current emphasis on sales of prearranged funerals is expected to continue.

     Funeral costs and expenses were as follows:

                                          YEARS ENDED DECEMBER 31,                 PERCENTAGE
                                          -------------------------    INCREASE     INCREASE
                                             1997          1996       (DECREASE)   (DECREASE)
                                          -----------   -----------   ----------   ----------
Existing clusters:
  United States.........................  $  581,633    $  528,918     $ 52,715       10.0%
  France................................     415,056       466,136      (51,080)     (11.0)
  Other European........................     144,513       123,517       20,996       17.0
  Other foreign.........................      78,944        76,816        2,128        2.8
                                          ----------    ----------     --------      -----
                                           1,220,146     1,195,387       24,759        2.1
                                          ----------    ----------     --------      -----
New clusters:*
  United States.........................      15,805         3,192       12,613
  Other European........................      13,770         2,438       11,332
  Other foreign.........................       1,753            --        1,753
                                          ----------    ----------     --------      -----
                                              31,328         5,630       25,698
                                          ----------    ----------     --------      -----
  Total clusters........................   1,251,474     1,201,017       50,457        4.2
Non-cluster and disposed operations.....      12,730        19,209       (6,479)
Administrative overhead.................      54,716        62,320       (7,604)     (12.2)
                                          ----------    ----------     --------      -----
          Total funeral costs and
            expenses....................  $1,318,920    $1,282,546     $ 36,374        2.8%
                                          ==========    ==========     ========      =====

     The $24,759 increase in costs and expenses from existing clusters is primarily the result of the period to period increase in the number of funeral services performed. Acquisitions since January 1, 1996, included in existing clusters, accounted for $73,762 of the existing cluster cost increase. Excluding a $60,399 decrease in French costs caused exclusively by a change in the US dollar/French franc exchange rate, businesses owned before 1996 had a cost increase of $11,396. The gross profit margin before administrative overhead for existing clusters increased to 27.3% in 1997 from 27.0% in 1996. Typically, acquisitions will temporarily exhibit slightly lower gross profit margins than those experienced by the Company's existing locations at least until such time as these locations are assimilated into the Company's cluster management strategy.

     The overall funeral gross profit margin improved in 1997 to 23.6%, compared to 22.9% in 1996. Contributing to this period to period improvement were the Company's French operations which had a margin improvement to 11.0% from 9.8%. This margin percentage is consistent with the Company's expectations for these operations.

     Administrative overhead costs expressed as a percentage of total funeral revenues, decreased to 3.2%, compared to 3.7% in 1996.

  Cemetery

     Cemetery revenues were as follows:

                                                 YEARS ENDED
                                                DECEMBER 31,
                                             -------------------                PERCENTAGE
                                               1997       1996      INCREASE     INCREASE
                                             --------   --------   ----------   ----------
Existing clusters:
  United States............................  $637,136   $546,462    $ 90,674       16.6%
  Other European...........................    21,010     15,271       5,739       37.6
  Other foreign............................    49,024     46,155       2,869        6.2
                                             --------   --------    --------      -----
                                              707,170    607,888      99,282       16.3
                                             --------   --------    --------      -----
New clusters*..............................    10,517         --      10,517
                                             --------   --------    --------      -----
          Total clusters...................   717,687    607,888     109,799       18.1
Non-cluster and disposed operations........     7,175      4,533       2,642       58.3
                                             --------   --------    --------      -----
          Total cemetery revenues..........  $724,862   $612,421    $112,441       18.4%
                                             ========   ========    ========      =====

     Revenues from existing clusters increased $99,282. Included in the existing cluster increase were $49,935 in increased revenues from cemeteries acquired since the beginning of 1996, while revenues from existing cluster locations owned before 1996 increased $49,347 due primarily to increased preneed sales of property and merchandise, higher average sales prices for these items and higher investment earnings on trusted amounts. The Company plans to continue to emphasize the selling of preneed cemetery property and merchandise by maintaining an active and well-trained sales force. Additionally, future growth through acquisitions is considered likely.

     Cemetery costs and expenses were as follows:

                                                 YEARS ENDED
                                                DECEMBER 31,
                                             -------------------                PERCENTAGE
                                               1997       1996      INCREASE     INCREASE
                                             --------   --------   ----------   ----------
Existing clusters:
  United States............................  $365,437   $329,530    $35,907        10.9%
  Other European...........................    12,378      9,571      2,807        29.3
  Other foreign............................    26,875     25,288      1,587         6.3
                                             --------   --------    -------        ----
                                              404,690    364,389     40,301        11.1
                                             --------   --------    -------        ----
New clusters*..............................     8,191         13      8,178
                                             --------   --------    -------        ----
          Total clusters...................   412,881    364,402     48,479        13.3
Non-cluster and disposed operations........     4,681      3,913        768        19.6
Administrative overhead....................    35,403     29,385      6,018        20.5
                                             --------   --------    -------        ----
          Total cemetery costs and
            expenses.......................  $452,965   $397,700    $55,265        13.9%
                                             ========   ========    =======        ====

     Costs and expenses at existing clusters increased $40,301 due primarily to an increase of $31,667 from cemeteries acquired since the beginning of 1996, while costs from existing cluster cemeteries acquired before 1996 increased $8,634. The overall cemetery gross profit margin increased to 37.5% in 1997 from 35.1% last year. This increase reflects strong growth in sales of preneed cemetery property and merchandise as well as continued cost control in all major expense categories. Administrative overhead costs have increased to 4.9% of revenues this year compared to 4.8% last year. Acquisitions typically have lower gross profit margins, at least until such time that they are assimilated into the Company's cluster management strategy and preneed selling programs are fully implemented.

  Financial Services

     The Company's wholly-owned finance subsidiary, Provident Services, Inc. ("Provident") reported gross profit of $7,632 for the year ended December 31, 1997, compared to $8,890 for the same period in 1996. Provident's average outstanding loan portfolio during the current year decreased to $182,375 compared to $190,936 in 1996, and the average interest rate spread also decreased to 3.18% compared to 3.64% in 1996.

  Other Income and Expenses

     Expressed as a percentage of revenues, general and administrative expenses decreased slightly to 2.7% in 1997 compared to 2.8% in 1996. These expenses increased $3,566 or 5.6% during the year primarily from increased personnel costs.

     Interest expense, which excludes the amount incurred by financial service operations, decreased $1,837 or 1.3% during the current year. The decreased interest expense reflects an approximately 130 basis point decrease in average interest rates on indebtedness offset by the Company's higher debt level in 1997. The decreased average interest rate is primarily attributable to the Company's 1997 refinancing of certain long-term debt and hedging programs associated with its international investments.

     During the first quarter of 1997, the Company sold its interest in Equity Corporation International ("ECI") producing a before tax gain of $68,100. Dividends on preferred securities of SCI Finance LLC were

$4,382 in 1997 compared to $10,781 in 1996, a decrease of $6,399 or 59.4%. This decrease is the result of the May 1997 redemption of all outstanding shares of its convertible preferred securities of SCI Finance LLC.

     The provision for income taxes reflects a 35.4% effective tax rate for 1997 as compared to a 35.9% effective tax rate in 1996. The decrease in the effective tax rate is due primarily to lower taxes from international operations (1997 included a tax benefit relating to enacted tax rate changes in certain foreign tax jurisdictions), partially offset by the tax impact from the gain on sale of the Company's interest in ECI which is reflected at the Company's higher domestic tax rate.

RESULTS OF OPERATIONS:

  Year ended 1996 compared to 1995

     Segment information for the Company's three lines of business was as follows:

                                YEARS ENDED DECEMBER 31,                         PERCENTAGE
                        -----------------------------------------    INCREASE     INCREASE
                           1996                  1995               (DECREASE)   (DECREASE)
                        -----------           -----------           ----------   ----------
Revenues:
  Funeral.............  $ 1,663,387           $ 1,166,247            $497,140       42.6%
  Cemetery............      612,421               463,754             148,667       32.1
  Financial
     services.........       18,386                22,125              (3,739)     (16.9)
                        -----------           -----------            --------      -----
                          2,294,194             1,652,126             642,068       38.9
Costs and expenses:
  Funeral.............   (1,282,546)             (871,096)            411,450       47.2
  Cemetery............     (397,700)             (303,312)             94,388       31.1
  Financial
     services.........       (9,496)              (12,497)             (3,001)     (24.0)
                        -----------           -----------            --------      -----
                         (1,689,742)           (1,186,905)            502,837       42.4
Gross profit margin
  and percentage:
  Funeral.............      380,841   22.9%       295,151   25.3%      85,690       29.0
  Cemetery............      214,721   35.1%       160,442   34.6%      54,279       33.8
  Financial
     services.........        8,890   48.4%         9,628   43.5%        (738)      (7.7)
                        -----------   -----   -----------   -----    --------      -----
                        $   604,452   26.3%   $   465,221   28.2%    $139,231       29.9%
                        ===========   =====   ===========   =====    ========      =====

  Funeral

     Funeral revenues were as follows:

                                          YEARS ENDED DECEMBER 31,
                                          -------------------------                PERCENTAGE
                                             1996          1995        INCREASE     INCREASE
                                          -----------   -----------   ----------   ----------
Existing clusters:
  United States.........................  $  807,829    $  730,053     $ 77,776       10.7%
  Other European........................     141,969       130,849       11,120        8.5
  Other foreign.........................      99,951        87,044       12,907       14.8
                                          ----------    ----------     --------       ----
                                           1,049,749       947,946      101,803       10.7
                                          ----------    ----------     --------       ----
New clusters:*
  United States.........................      25,203        10,999       14,204
  Other European........................      27,691         6,980       20,711
  Other foreign.........................      15,450         4,278       11,172
  France................................     537,079       190,091      346,988
                                          ----------    ----------     --------
                                             605,423       212,348      393,075
                                          ----------    ----------     --------       ----
          Total clusters................   1,655,172     1,160,294      494,878       42.7
Non-cluster and disposed operations.....       8,215         5,953        2,262
                                          ----------    ----------     --------       ----
          Total funeral revenues........  $1,663,387    $1,166,247     $497,140       42.6%
                                          ==========    ==========     ========       ====

-----------------

* Represents new geographic cluster areas entered into since the beginning of 1995 for the period that those businesses were owned by the Company.

     The $101,803 increase in revenues at existing clusters was primarily the result of a 7.7% increase in North American funeral services performed at existing cluster locations (226,822 compared to 210,611) and a 3.0% higher average sales price ($3,745 compared to $3,635). Included in this increase were $79,290 in increased revenues from locations acquired since the beginning of 1995. The remaining existing cluster revenue increase of $22,513 was contributed by operations acquired before 1995. The 1995 results for France represent approximately four months of Company ownership. The increase in Other European new cluster revenue is primarily due to non-French European operations added in August 1995.

     During the year ended December 31, 1996, the Company sold (net of cancellations) approximately $512,000 of prearranged funeral services compared to approximately $367,000 for the same period in 1995. The obligations are funded through both trust funded and insurance backed contracts. These prearranged funeral services are deferred and will be reflected in funeral revenues in the periods that the funeral services are performed.

     Funeral costs and expenses were as follows:

                                           YEARS ENDED DECEMBER 31,
                                           -------------------------              PERCENTAGE
                                               1996          1995      INCREASE    INCREASE
                                           ------------   ----------   --------   ----------
Existing clusters:
  United States..........................   $  520,864     $482,497    $ 38,367       8.0%
  Other European.........................      104,176      101,327       2,849       2.8
  Other foreign..........................       65,549       57,650       7,899      13.7
                                            ----------     --------    --------      ----
                                               690,589      641,474      49,115       7.7
                                            ----------     --------    --------      ----
New clusters:*
  United States..........................       18,431        8,148      10,283
  Other European.........................       24,978        6,986      17,992
  Other foreign..........................       10,855        3,396       7,459
  France.................................      466,136      165,778     300,358
                                            ----------     --------    --------
                                               520,400      184,308     336,092
                                            ----------     --------    --------      ----
          Total clusters.................    1,210,989      825,782     385,207      46.6
Non-cluster and disposed operations......        9,237        7,582       1,655
Administrative overhead..................       62,320       37,732      24,588      65.2
                                            ----------     --------    --------      ----
          Total funeral costs and
            expenses.....................   $1,282,546     $871,096    $411,450      47.2%
                                            ==========     ========    ========      ====

     The total gross profit for existing clusters increased to $359,160 in 1996 from $306,472 in 1995, and the related gross profit percentage for existing clusters increased to 34.2% from 32.3% in 1995. Acquisitions since the beginning of 1995, included in existing clusters, accounted for $23,980 of the existing gross profit increase. The gross profit margin for those funeral operations in existing clusters that were acquired before 1995 increased to 35.0% in 1996 from 32.7% in 1995 due to the increased revenues discussed above without a corresponding percentage increase in personnel and other operating costs.

     Contributing to the overall funeral gross profit margin decline (22.9% compared to 25.3% in 1995) was the Company's French operations. French operations had an increased gross profit margin of 9.8% in 1996, compared to 9.4% in 1995, however 1996 reflects a full year's results compared to the four months of ownership in 1995. The French margin is consistent with the Company's expectations for these operations which have historically produced lower gross margins than the Company's operations in North America and Australia. Administrative overhead costs expressed as a percentage of revenues increased in 1996 to 3.7%, compared to 3.2% in 1995. This administrative overhead cost increase was primarily attributable to the addition of the French operations as well as the Company's realignment of its North American operating structure.

  Cemetery

     Cemetery revenues were as follows:

                                          YEARS ENDED DECEMBER 31,
                                          ------------------------                PERCENTAGE
                                             1996          1995       INCREASE     INCREASE
                                          ----------    ----------    --------    ----------
Existing clusters:
  United States.........................   $506,330      $395,821     $110,509       27.9%
  Other European........................     13,978        11,307        2,671       23.6
  Other foreign.........................     46,485        39,979        6,506       16.3
                                           --------      --------     --------       ----
                                            566,793       447,107      119,686       26.8
                                           --------      --------     --------       ----
New clusters:*
  United States.........................     41,221        12,972       28,249
  Other European........................      1,307           796          511
                                           --------      --------     --------
                                             42,528        13,768       28,760
                                           --------      --------     --------       ----
          Total clusters................    609,321       460,875      148,446       32.2
Non-cluster and disposed operations.....      3,100         2,879          221
                                           --------      --------     --------       ----
          Total cemetery revenues.......   $612,421      $463,754     $148,667       32.1%
                                           ========      ========     ========       ====

     Revenues for existing clusters increased due to an increased volume of sales and higher average sales prices for property and merchandise. Included in the existing cluster increase were $82,470 in increased revenues from cemeteries acquired since the beginning of 1995. This increase was primarily due to the impact of reporting a full year's results from a large United States acquisition in October 1995. A majority of these properties were additions to existing clusters. The remaining existing cluster revenue increase of $37,216 was contributed by operations acquired before 1995.

     Cemetery costs and expenses were as follows:

                                          YEARS ENDED DECEMBER 31,
                                          ------------------------                PERCENTAGE
                                             1996          1995       INCREASE     INCREASE
                                          ----------    ----------    --------    ----------
Existing clusters:
  United States.........................   $304,732      $246,790     $ 57,942       23.5%
  Other European........................      8,404         5,799        2,605       44.9
  Other foreign.........................     25,322        20,227        5,095       25.2
                                           --------      --------     --------       ----
                                            338,458       272,816       65,642       24.1
                                           --------      --------     --------       ----
New clusters:*
  United States.........................     24,547         8,581       15,966
  United Kingdom........................      1,181           570          611
                                           --------      --------     --------
                                             25,728         9,151       16,577
                                           --------      --------     --------       ----
          Total clusters................    364,186       281,967       82,219       29.2
Non-cluster and disposed operations.....      4,129         3,509          620
Administrative overhead.................     29,385        17,836       11,549       64.8
                                           --------      --------     --------       ----
          Total cemetery costs and
            expenses....................   $397,700      $303,312     $ 94,388       31.1%
                                           ========      ========     ========       ====

     Costs at existing clusters increased $65,642 due primarily to an increase of $48,864 from cemeteries acquired since the beginning of 1995, while costs from existing cluster cemeteries acquired before 1995 increased $16,796. The overall cemetery gross profit margin increased to 35.1% in 1996 from 34.6% in 1995. This increase reflects strong growth in sales of preneed cemetery property and merchandise as well as continued cost control in all major expense categories. Administrative overhead costs have increased to 4.8% of revenues in 1996 compared to 3.8% in 1995. This administrative overhead cost increase was primarily attributable to increased costs from additional infrastructure added in the Company's United Kingdom operations as well as the Company's realignment of its North American operating structure.

  Financial Services

     Provident increased its gross margin percentage to 48.4% from 43.5%. This was primarily attributable to early termination fees associated with the payoff of outstanding loans in August 1996, by two of Provident's largest customers. These payoffs reduced the average outstanding loan portfolio during 1996 to approximately $191,000 with an average interest rate spread of 3.6% compared to approximately $206,000 and 3.7%, respectively, in 1995.

  Other Income and Expenses

     Expressed as a percentage of revenues, general and administrative expenses were 2.8% in 1996 compared to 3.2% in 1995. These expenses increased by approximately $9,600 or 17.9% during the year primarily due to the recognition of $6,000 in costs relating to the Loewen transaction (see below) as well as increases in personnel costs. On October 3, 1996, The Company filed a registration statement with the Securities and Exchange Commission ("Commission") that offered to acquire the outstanding shares of Loewen Group Inc. ("Loewen"), a publicly traded death care company, through an exchange offer. On January 7, 1997, the Company announced that it had withdrawn its exchange offer for Loewen.

     Interest expense, which excludes the amount incurred by financial service operations, increased $20,409 or 17.3% during 1996 primarily from incremental borrowings incurred to fund the Company's acquisition program. The 1996 increase is the result of an increase of approximately $296,875 in the Company's average debt (excluding debt related to Provident) outstanding during the year ended December 31, 1996, compared to 1995. The increased interest associated with the higher debt level was offset by a slightly lower average interest rate for the year.

     The provision for income taxes reflected a 35.9% effective tax rate for 1996 as compared to a 37.6% effective tax rate in 1995. The decrease in the effective tax rate is due primarily to lower taxes from international operations.

FINANCIAL CONDITION AND LIQUIDITY AT DECEMBER 31, 1997:

  General

     Historically, the Company has funded its working capital needs and capital expenditures primarily through cash provided by operating activities and borrowings under bank revolving credit agreements and commercial paper. Funding required for the Company's acquisition program has been generated through public and private offerings of debt and the issuance of equity securities supplemented by the Company's revolving credit agreements and additional securities registered with the Commission. The Company believes cash from operations, additional funds available under its revolving credit agreements, proceeds from public and private offerings of securities will be sufficient to continue its current acquisition program and operating policies.

     At December 31, 1997, the Company had net working capital of $275,966 and a current ratio of 1.52:1, compared to working capital of $106,497 and a current ratio of 1.18:1 at December 31, 1996.

  Revolving Credit Agreements

     The Company has various revolving credit facilities and lines of credit which currently provide for aggregate borrowings of approximately $1,140,000. At December 31, 1997, approximately $530,000 was available under these facilities. These facilities have financial compliance provisions that contain certain restrictions on levels of net worth, debt, liens and guarantees.

  Sources and Uses of Cash

     Cash Flows from Operating Activities: Net cash provided by operating activities was $299,436 for the year ended December 31, 1997, compared to $209,857 for the same period in 1996, an increase of $89,579. This increase was primarily due to improved operating results in 1997. Significant uses of operating cash include an increase in net receivables resulting from increased sales of funeral services and cemetery products and merchandise.

     Cash Flows from Investing Activities: Net cash used in investing activities was $633,444 for the year ended December 31, 1997, compared to $480,126 for the same period in 1996, an increase of $153,318. This increase was primarily due to a $130,411 increase in cash used in acquisitions and $37,380 of increased capital expenditures including new construction of facilities and major improvements to existing properties. Cash used for capital expenditures was $230,532 during the year ended December 31, 1997. Additionally, the Company used approximately $88,000 to increase its investment in existing equity investees, while approximately $147,000 in cash was provided by the sale of the Company's interest in ECI. Cash used relating to prearranged funeral activities decreased due to the timing of cash payments to and withdrawals from trusts, offset by increased cash outlays on prearranged marketing efforts.

     Cash Flows from Financing Activities: Net cash provided by financing activities was $336,754 for the year ended December 31, 1997, compared to $256,916 for the same period in 1996, an increase of $79,838.

     As of December 31, 1997, the Company's debt to capitalization ratio was 49.8% compared to 47.3% at December 31, 1996. The interest rate coverage ratio for the year ended December 31, 1997 was 4.43:1 (excluding the gain on the sale of the Company's investment in ECI), compared to 3.62:1 for the same period in 1996. This interest rate coverage level has been relatively consistent, despite higher levels of debt outstanding, for several years. The Company believes that the acquisition of funeral and cemetery operations funded with debt or Company common stock is a prudent business strategy given the stable cash flow generated and the low failure rate exhibited by these types of businesses. The Company believes these acquired firms are capable of servicing the additional debt and providing a sufficient return on the Company's investment.

     The Company expects adequate sources of funds to be available to finance its future operations and acquisitions through internally generated funds, borrowings under credit facilities and the issuance of securities. At December 31, 1997, the Company had approximately $530,000 of available borrowings under various revolving credit facilities and lines of credit. At December 31, 1997, the Company had the ability to issue $550,000 in securities registered with the Commission under a shelf registration (In March 1998, the company issued $500,000 of long-term notes under the shelf to repay borrowings under the company's credit facilities). In addition, 15,369,000 shares of common stock and a total of $201,000 of guaranteed promissory notes and convertible debentures are registered with the Commission under a separate shelf registration to be used exclusively for future acquisitions.

  Prearranged Funeral Services

     The Company has a marketing program to sell prearranged funeral contracts and the funds collected are generally held in trust or are used to purchase a life insurance or annuity contract. The principal amount of these prearranged funeral contracts will be received in cash by a Company funeral service location at the time the funeral is performed. Earnings on trust funds and increasing benefits under insurance funded contracts also increase the amount of cash to be received upon performance of the funeral and are intended to cover future increases in the cost of providing a price guaranteed funeral service as well as any selling costs. During 1997, the Company completed a review of the prearranged trust investment process which included an asset/liability study. This has resulted in a new investment program which entails the consolidation of multiple trustees, the use of institutional managers with differing investment styles and consolidated performance monitoring and tracking. This new program targets a real return in excess of the amount necessary to cover future increases in the cost of providing a price guaranteed funeral service as well as any selling costs. This is accomplished by allocating the portfolio mix to the appropriate investments that more accurately match the anticipated maturity of the policies. The Company is currently reallocating the portfolio to achieve a new asset allocation of approximately 65% equity and 35% fixed income.

     Marketing costs incurred with the sale of prearranged funeral contracts are a current use of cash which is partially offset with cash retained, pursuant to state laws, from amounts trusted and certain commissions earned by the Company for sales of insurance products issued by third party insurers. The Company sells prearranged funerals in most of its service markets including its foreign markets. Auxia, the Company's French life insurance subsidiary, primarily sells insurance products used to fund prearranged funerals to be performed by the Company's French funeral service locations. Prearranged funeral service sales afford the Company the opportunity to both protect current market share and mix as well as expand market share in certain markets. The Company believes this will stimulate future revenue growth. Prearranged funeral services fulfilled as a percent of the total North American funerals performed annually approximates 25% and is expected to grow, thereby making the total number of funerals performed more predictable.

  Cremations

     In recent years there has been steady, gradual growth in the number of cremations that have been chosen as an alternative to traditional methods of disposal of human remains. In 1997, nearly 33% of all families served by the Company's North American funeral service locations selected the cremation alternative, substantially more than the 20% national average according to industry studies. The Company has a significant number of operating locations in Florida and the west coast of North America where the cremation alternative continues to gain acceptance. Based on industry studies, the Company believes that cremations account for approximately 60-70% of all dispositions of human remains in Australia and the United Kingdom. It is estimated that cremations account for approximately 12% of all dispositions of human remains in France. Though a cremation typically results in fewer sales dollars than a traditional funeral service, the Company believes that funeral operations which are predominantly cremation businesses typically have higher gross profit margin percentages than those exhibited at traditional funeral operations. Cremation memorialization has long been a tradition in the Australian and United Kingdom markets. The Company has expanded its product alternatives in these markets which has resulted in higher average sales. The Company has also established markets in select areas within North America and believes that memorialization of cremated remains represents a source of revenue growth.

  Other Matters

     The Company will adopt Statement of Financial Accounting Standards ("FAS") No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits", FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", and FAS No. 130 "Reporting Comprehensive Income" for the year ended December 31, 1998. FAS No. 132 revises disclosures about pension and other postretirement benefit plans, FAS No. 131 revises standards for reporting information about operating segments, and FAS No. 130 establishes standards for reporting and display of comprehensive income. The adoption of these disclosure standards will not have a material impact on the consolidated financial statements.

  Year 2000 Issue

     The "Year 2000" issue refers to the inability of certain computer programs to correctly differentiate the century from a date in which the year is represented by only two digits. A computer system which is not year 2000 compliant might not be able to process certain data or possibly cause the entire computer system to malfunction. The Company is currently assessing any potential impact that changing to the year 2000 will have on the computer programs that operate within the Company or are used by major vendors or service providers.

  Cautionary Statement on Forward-looking Statements

     The statements contained in this Annual Report that are not historical facts are forward-looking statements within the meaning of the private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

          (1) Changes in general economic conditions both domestically and internationally impacting financial markets (e.g. marketable security values as well as currency and interest rate fluctuations).

          (2) Changes in domestic and international political and/or regulatory environments in which the Company operates, including tax and accounting policies. Changes in regulations may impact the Company's ability to enter or expand new markets.

          (3) Changes in consumer demand for the Company's services caused by several factors such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.

          (4) The Company's ability to identify and complete additional acquisitions on terms that are favorable to the Company, to successfully integrate acquisitions into the Company's business and to realize expected cost savings in connection with such acquisitions. The Company's future results may be materially impacted by changes in the level of acquisition activity.

     The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

  Quantitative and Qualitative Disclosures about Market Risk

     The Company uses derivatives primarily in the form of interest rate swaps and cross-currency interest rate swaps in combination with local currency borrowings in order to manage its mix of fixed and floating rate debt and to substantially hedge the Company's net investment in foreign assets. Accordingly, movements in currency rates that impact the swaps are generally offset by a corresponding movement in the value of the underlying assets being hedged and movements in interest rates that impact the fair value of the interest rate swaps are generally offset by a corresponding movement in the value of the underlying debt being hedged. Similarly, currency movements that impact foreign interest expense due under the cross-currency interest rate swaps are generally offset by a corresponding movement in the earnings of the foreign operation. Fair values included herein have been determined based on market prices provided by counterparties. The information presented below should be read in conjunction with notes four, eight and nine to the consolidated financial statements.

     In general, interest rates are managed such that 40% to 60% of the total debt (excluding debt which offsets the Provident loan receivable portfolio) is floating rate and thus is sensitive to interest rate fluctuations. After giving effect to the interest rate swaps, the Company's total debt has been converted into approximately $1,078,000 of fixed interest rate debt at a weighted average rate of 7.0% and approximately $1,386,000 of floating interest rate debt at a weighted average rate of 5.5%. At December 31, 1997, a one percent increase in the various floating rate indices referenced in the debt and swaps (excluding amounts borrowed to issue loans by Provident) would cause a $13,860 net increase in interest expense. However, the Company's overall sensitivity to floating interest rates is diversified in that approximately 40% of the Company's floating rate exposure is based in four markets other than the United States.

     In general, the Company hedges up to 100% of its net investment in foreign assets when such investment is considered significant and when it is reasonably cost efficient to do so. The death care industries in countries where the Company has foreign operations are generally stable and have had predictable cash flows. In addition, those countries have not had highly inflationary economies. Approximately one-third of the Company's net assets and one-quarter of its operating income are denominated in foreign currencies. Due to the cross-currency hedges described above, approximately 6% of the Company's net assets and approximately 8% of the Company's operating earnings are subject to translation risk.

  Equity-Price Risk Management

     In connection with prearranged funeral operations and preneed cemetery merchandise sales, the Company owns investments in equity securities and mutual funds which are sensitive to current market prices. Cost and market values as of December 31, 1997 and 1996, are presented in notes four and five to the consolidated financial statements.

  Market-Rate Sensitive Instruments and Risk Management

     The following discussion about the Company's risk-management activities includes "forward-looking statements" that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

     The following table summarizes the financial instruments and derivative instruments held by the Company at December 31, 1997, which are sensitive to changes in interest rates, foreign exchange rates, and equity prices. The Company uses interest rate swaps and cross-currency interest rate swaps to manage these primary market exposures associated with underlying assets and liabilities. The Company uses these instruments to reduce risk by essentially creating offsetting market exposures. The instruments held by the Company are not leveraged and are held for non-speculative purposes.

     For certain assets and debt, the table below presents principal cash flows that exist by maturity date and the related average interest rate. For swaps, the table presents the notional amounts and expected interest rates that the Company will receive and pay that exist by contractual dates. The notional amount represents the foreign currency notional amount converted to US dollars at an estimated future currency exchange rate, and is used to calculate the contractual payments to be exchanged under the contract. The variable rates are estimated based on implied forward rates in the yield curve.

                                                                                                          FAIR VALUE
                                1998       1999        2000        2001        2002      THEREAFTER    ASSET/(LIABILITY)
                              --------   ---------   ---------   ---------   ---------   -----------   -----------------
ASSETS
-------
Provident receivables.......  $ 15,922   $  22,528   $  21,264   $  52,917   $  58,218   $    27,072      $   197,921
  Average rate..............      9.34%       7.58%       9.99%       9.96%       8.48%         8.67%
Auxia debt securities.......     2,809      17,014      59,739      24,300      67,522       142,901          314,285
  Average rate..............      5.97%       5.97%       6.30%       6.82%       6.16%         6.16%
LIABILITIES
----------
Fixed rate debt.............   (64,570)    (62,192)   (193,285)   (196,661)   (328,456)   (1,050,596)      (2,016,511)
  Average rate..............      7.78%       7.83%       6.80%       7.12%       7.09%         7.35%
Floating rate debt
  Floating rate notes.......              (200,000)                                                          (200,000)
  Bank revolving credit and
    commercial paper........              (416,139)                           (200,450)                      (616,589)
  Average rate..............                  5.97%                               5.19%
DERIVATIVE CONTRACTS
-------------------
INTEREST RATE SWAPS
US fixed to US floating.....   950,000     950,000     950,000     800,000     500,000       500,000           30,951
  Average receive rate......      6.87%       6.87%       6.87%       6.93%       7.19%         7.19%
  Average pay rate..........      5.74%       5.78%       5.95%       5.99%       6.06%         6.15%
US floating to US fixed.....   200,000     200,000     200,000     200,000     200,000       200,000              783
  Average receive rate......      5.73%       5.77%       5.94%       5.99%       6.06%         6.15%
  Average pay rate..........      5.72%       5.72%       5.72%       5.72%       5.72%         5.72%
Foreign currency floating to
  foreign currency fixed....   341,475     263,721     264,514     265,116     267,067        82,858          (20,085)
  Average receive rate......      4.83%       5.03%       5.35%       5.55%       5.76%         6.51%
  Average pay rate..........      6.60%       6.80%       6.80%       6.80%       6.79%         6.90%
Foreign currency floating to
  foreign currency
  floating..................    81,992      83,301      84,275      85,062      85,736        85,736           (1,479)
  Average receive rate......      3.84%       4.12%       4.61%       4.93%       5.23%         5.42%
  Average pay rate..........      4.03%       4.33%       4.81%       5.11%       5.41%         5.66%
Foreign currency fixed to
  foreign currency
  floating..................    82,325      83,639      84,617      85,408      86,084        86,084            3,036
  Average receive rate......      6.80%       6.80%       6.80%       6.80%       6.80%         6.80%
  Average pay rate..........      4.03%       4.33%       4.81%       5.11%       5.41%         5.66%
CROSS-CURRENCY INTEREST RATE
  SWAPS
US fixed to foreign currency
  fixed.....................   702,391     682,268     532,955     506,191     407,039       407,039           83,237
  Average receive rate......      7.49%       7.43%       7.59%       7.52%       7.92%         7.92%
  Average pay rate..........      7.38%       7.29%       7.29%       7.15%       7.61%         7.61%
US fixed to foreign currency
  floating..................   368,448     285,933     282,575     276,260     275,168       189,097           20,956
  Average receive rate......      6.69%       6.67%       6.63%       6.57%       6.54%         7.07%
  Average pay rate..........      4.81%       4.90%       5.18%       5.36%       5.58%         6.14%
US floating to foreign
  currency fixed............   247,037     227,430                                                            (40,619)
  Average receive rate......      5.73%       5.77%
  Average pay rate..........      5.39%       5.26%
US floating to foreign
  currency floating.........    56,429      56,658      26,866      26,750      26,488                         49,937
  Average receive rate......      5.73%       5.77%       5.94%       5.99%       6.06%
  Average pay rate..........      5.18%       5.50%       6.13%       6.36%       6.67%

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

               INDEX TO FINANCIAL STATEMENTS AND RELATED SCHEDULE

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................    22
Consolidated Statement of Income for the three years ended
  December 31, 1997.........................................    23
Consolidated Balance Sheet as of December 31, 1997 and
  1996......................................................    24
Consolidated Statement of Cash Flows for the three years
  ended December 31, 1997...................................    25
Consolidated Statement of Stockholders' Equity for the three
  years ended December 31, 1997.............................    26
Notes to Consolidated Financial Statements..................    27
Financial Statement Schedule:
II -- Valuation and Qualifying Accounts.....................    50

     All other schedules have been omitted because the required information is not applicable or is not present in amounts sufficient to require submission or because the information required is included in the consolidated financial statements or the related notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of
Directors of Service Corporation International

     We have audited the accompanying consolidated balance sheet of Service Corporation International as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. We have also audited the financial statement schedule for the three years ended December 31, 1997, listed in the index at item 8 of this Form 10-K. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Service Corporation International as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.

Houston, Texas
March 18, 1998

                       SERVICE CORPORATION INTERNATIONAL

                        CONSOLIDATED STATEMENT OF INCOME

                                                                   YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------------
                                                           1997              1996              1995
                                                      --------------    --------------    --------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............................................   $ 2,468,402       $ 2,294,194       $ 1,652,126
Costs and expenses..................................    (1,780,790)       (1,689,742)       (1,186,905)
                                                       -----------       -----------       -----------
Gross profit........................................       687,612           604,452           465,221
General and administrative expenses.................       (66,781)          (63,215)          (53,600)
                                                       -----------       -----------       -----------
Income from operations..............................       620,831           541,237           411,621
Interest expense....................................      (136,720)         (138,557)         (118,148)
Dividends on preferred securities of SCI Finance
  LLC...............................................        (4,382)          (10,781)          (10,781)
Other income........................................       100,244            21,982            11,519
                                                       -----------       -----------       -----------
                                                           (40,858)         (127,356)         (117,410)
                                                       -----------       -----------       -----------
Income before income taxes and extraordinary loss...       579,973           413,881           294,211
Provision for income taxes..........................      (205,421)         (148,583)         (110,623)
                                                       -----------       -----------       -----------
Income before extraordinary loss....................       374,552           265,298           183,588
Extraordinary loss on early extinguishment of debt
  (net of income taxes of $23,383)..................       (40,802)               --                --
                                                       -----------       -----------       -----------
Net income..........................................   $   333,750       $   265,298       $   183,588
                                                       ===========       ===========       ===========
Earnings per share:
Basic:
  Income before extraordinary loss..................   $      1.53       $      1.13       $       .92
  Extraordinary loss on early extinguishment of
     debt...........................................         (0.17)               --                --
                                                       -----------       -----------       -----------
  Net income........................................   $      1.36       $      1.13       $       .92
                                                       ===========       ===========       ===========
Diluted:
  Income before extraordinary loss..................   $      1.47       $      1.08       $       .86
  Extraordinary loss on early extinguishment of
     debt...........................................         (0.16)               --                --
                                                       -----------       -----------       -----------
  Net income........................................   $      1.31       $      1.08       $       .86
                                                       ===========       ===========       ===========
Basic weighted average number of shares.............       245,470           235,299           199,603
                                                       ===========       ===========       ===========
Diluted weighted average number of shares...........       257,781           252,870           229,967
                                                       ===========       ===========       ===========

                (See notes to consolidated financial statements)

                       SERVICE CORPORATION INTERNATIONAL

                           CONSOLIDATED BALANCE SHEET

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                  1997             1996
                                                              -------------    -------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                    PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $    46,877      $    44,131
  Receivables, net of allowances............................       557,481          494,576
  Inventories...............................................       172,169          139,019
  Other.....................................................        34,881           36,314
                                                               -----------      -----------
          Total current assets..............................       811,408          714,040
                                                               -----------      -----------
Investments -- insurance subsidiary.........................       574,728          601,565
Prearranged funeral contracts...............................     2,610,632        2,159,348
Long-term receivables.......................................       981,121          809,287
Cemetery property, at cost..................................     1,636,859        1,380,213
Property, plant and equipment, at cost (net)................     1,644,137        1,457,075
Deferred charges and other assets...........................       549,862          371,608
Names and reputations (net).................................     1,498,116        1,376,634
                                                               -----------      -----------
                                                               $10,306,863      $ 8,869,770
                                                               ===========      ===========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................   $   425,631      $   440,797
  Current maturities of long-term debt......................        64,570          113,876
  Income taxes..............................................        45,241           52,870
                                                               -----------      -----------
          Total current liabilities.........................       535,442          607,543
                                                               -----------      -----------
Long-term debt..............................................     2,634,699        2,048,737
Deferred income taxes.......................................       701,221          527,460
Other liabilities...........................................       546,140          552,443
Deferred prearranged funeral contract revenues..............     3,163,357        2,725,770
Commitments and contingencies...............................            --               --
Company obligated, mandatorily redeemable, convertible
  preferred securities of SCI Finance LLC...................            --          172,500
Stockholders' equity:
  Common stock, $1 per share par value, 500,000,000 shares
     authorized, 252,923,784 and 236,193,427, respectively,
     issued and outstanding.................................       252,924          236,193
  Capital in excess of par value............................     1,493,246        1,237,783
  Retained earnings.........................................       983,353          728,108
  Foreign currency translation adjustment...................        (7,480)          22,315
  Unrealized gain on securities available for sale, net of
     tax....................................................         3,961           10,918
                                                               -----------      -----------
          Total stockholders' equity........................     2,726,004        2,235,317
                                                               -----------      -----------
                                                               $10,306,863      $ 8,869,770
                                                               ===========      ===========

                (See notes to consolidated financial statements)

                       SERVICE CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1997           1996          1995
                                                       -----------    -----------    ---------
                                                               (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income.........................................  $   333,750    $   265,298    $ 183,588
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...................      157,550        129,819       92,541
     Provision for deferred income taxes.............       19,212         56,902       45,164
     Extraordinary loss on early extinguishment of
       debt, net of income taxes.....................       40,802             --           --
     Gains from dispositions (net)...................      (89,252)        (9,930)      (1,024)
     Change in assets and liabilities net of effects
       from acquisitions:
       (Increase) in receivables.....................     (174,429)      (167,338)    (115,888)
       (Increase) in other assets....................      (24,904)       (36,781)     (36,496)
       Increase (decrease) in other liabilities......       36,045        (26,365)       7,473
       Other.........................................          662         (1,748)      (3,860)
                                                       -----------    -----------    ---------
Net cash provided by operating activities............      299,436        209,857      171,498
                                                       -----------    -----------    ---------
Cash flows from investing activities:
  Capital expenditures...............................     (230,532)      (193,152)    (125,231)
  Changes in prearranged funeral balances............       (5,537)       (51,485)     (44,549)
  Purchases of securities -- insurance subsidiary....   (1,407,588)    (1,212,305)     (86,014)
  Sales of securities -- insurance subsidiary........    1,383,934      1,177,499       49,769
  Proceeds from sales of property and equipment......       46,908         30,121       12,655
  Acquisitions, net of cash acquired.................     (409,731)      (279,320)    (693,627)
  Loans issued by finance subsidiary.................      (98,446)       (86,858)     (38,184)
  Principal payments received on loans by finance
     subsidiary......................................       45,915        156,064       24,312
  Proceeds from sale of equity investment............      147,700             --           --
  Purchases of equity investments....................      (87,643)       (39,752)     (16,076)
  Other..............................................      (18,424)        19,062       (8,190)
                                                       -----------    -----------    ---------
Net cash used in investing activities................     (633,444)      (480,126)    (925,135)
                                                       -----------    -----------    ---------
Cash flows from financing activities:
  Increase (decrease) in borrowings under revolving
     credit agreements...............................      304,505         96,441     (453,959)
  Long-term debt issued..............................      650,000        300,000      862,848
  Early extinguishment of debt.......................     (449,998)            --           --
  Payments of debt...................................      (91,464)      (109,458)    (135,960)
  Common stock issued................................           --             --      331,063
  Dividends paid.....................................      (69,888)       (55,262)     (43,676)
  Bank overdrafts and other..........................       (6,401)        25,195       32,464
                                                       -----------    -----------    ---------
Net cash provided by financing activities............      336,754        256,916      592,780
                                                       -----------    -----------    ---------
Net increase (decrease) in cash and cash
  equivalents........................................        2,746        (13,353)    (160,857)
Cash and cash equivalents at beginning of period.....       44,131         57,484      218,341
                                                       -----------    -----------    ---------
Cash and cash equivalents at end of period...........  $    46,877    $    44,131    $  57,484
                                                       ===========    ===========    =========

                (See notes to consolidated financial statements)

                       SERVICE CORPORATION INTERNATIONAL

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        CAPITAL IN                FOREIGN      UNREALIZED
                                              COMMON    EXCESS OF    RETAINED    CURRENCY         GAIN
                                              STOCK     PAR VALUE    EARNINGS   TRANSLATION   ON SECURITIES
                                             --------   ----------   --------   -----------   -------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance at December 31, 1994...............  $189,714   $  624,001   $381,509     $ 1,398        $    --
Add (deduct):
  Net income...............................                           183,588
  Common stock issued:
     Common stock offerings................    18,350      312,713
     Stock option exercises and stock
       grants..............................       696        5,792
     Acquisitions..........................     7,310      101,967
     Debenture conversions.................    18,472      170,235
  Dividends on common stock ($.22 per
     share)................................                           (46,535)
  Foreign currency translation.............                                           349
  Net change in unrealized gain on
     securities............................                                                        5,786
                                             --------   ----------   --------     -------        -------
Balance at December 31, 1995...............   234,542    1,214,708    518,562       1,747          5,786
Add (deduct):
  Net income...............................                           265,298
  Common Stock issued:
     Stock option exercises and stock
       grants..............................       723        6,940
     Acquisitions..........................       811       15,012        796
     Debenture conversions.................       117        1,123
  Dividends on common stock ($.24 per
     share)................................                           (56,548)
  Foreign currency translation.............                                        20,568
  Net change in unrealized gain on
     securities............................                                                        5,132
                                             --------   ----------   --------     -------        -------
Balance at December 31, 1996...............   236,193    1,237,783    728,108      22,315         10,918
Add (deduct):
  Net income...............................                           333,750
  Common Stock issued:
     Stock option exercises and stock
       grants..............................       820        9,296
     Acquisitions..........................     3,958       79,215     (3,832)
     Debenture conversions.................       492        5,925
  Conversion of convertible preferred
     securities of SCI Finance LLC.........    11,461      161,027
  Dividends on common stock ($.30 per
     share)................................                           (74,673)
  Foreign currency translation.............                                       (29,795)
  Net change in unrealized gain on
     securities............................                                                       (6,957)
                                             --------   ----------   --------     -------        -------
Balance at December 31, 1997...............  $252,924   $1,493,246   $983,353     $(7,480)       $ 3,961
                                             ========   ==========   ========     =======        =======

                (See notes to consolidated financial statements)

                       SERVICE CORPORATION INTERNATIONAL

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE ONE

NATURE OF OPERATIONS

     The Company is the largest provider of death care services in the world. At December 31, 1997, the Company operated 3,127 funeral service locations, 392 cemeteries and 166 crematoria located in 17 countries on five continents.

     The funeral service locations and cemetery operations consist of the Company's funeral homes, cemeteries, crematoria and related businesses. Company personnel at the funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at funeral service locations and certain funeral service locations contain crematoria. The Company sells prearranged funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. The Company's cemeteries provide cemetery interment rights (including mausoleum spaces and lawn crypts) and certain merchandise including stone and bronze memorials and burial vaults. These items are sold on an at need or preneed basis. Company personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries also operate crematoria.

     The Company's financial services operations consist of a finance subsidiary, Provident Services, Inc. ("Provident"). Provident provides capital financing to independent funeral home and cemetery operators.

NOTE TWO

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of Service Corporation International and all majority-owned subsidiaries (the "Company"). Intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years to conform to current period presentation with no effect on the consolidated financial position, results of operations or cash flows.

     Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories and Cemetery Property: Funeral merchandise and cemetery property and merchandise, are stated at the lower of average cost or market.

     Depreciation and Amortization: Depreciation of property, plant and equipment is provided using the straight line method over the estimated useful lives of the various classes of assets. Property and plant are depreciated over a period ranging from seven to 50 years, while equipment is depreciated over a period from three to 20 years. For the three years ended December 31, 1997, depreciation expense was $87,571, $74,854 and $52,828, respectively. Maintenance and repairs are charged to expense whereas renewals and major replacements are capitalized. Prepaid management, consultative and non-competition agreements, primarily with former owners and key employees of businesses acquired are amortized on a straight-line basis over the lives of the respective contracts.

     Funeral Operations: Funeral revenue is recognized when the funeral service is performed. The Company's trade receivables consist primarily of funeral services already performed. An allowance for doubtful accounts has been provided based on historical experience. The Company sells price guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreement is signed. Revenues associated with sales of prearranged funeral contracts (which include accumulated trust earnings and increasing insurance benefits) are deferred until such time that the funeral

                       SERVICE CORPORATION INTERNATIONAL
service is performed (see note four). The Company considers price guaranteed prearranged funeral contracts to be investments made to retain and expand future market share.

     Cemetery Operations: All cemetery interment right sales, together with associated merchandise, are recorded as income at the time contracts are signed. Costs related to the sales of interment rights include property and other costs related to cemetery development activities which are charged to operations using the specific identification method. Allowances for customer cancellations are provided at the date of sale based upon historical experience. Costs related to merchandise are based on actual costs incurred or estimates of future costs necessary to purchase the merchandise, including provisions for inflation when required. Pursuant to state law, all or a portion of the proceeds from the sale of cemetery merchandise may also be required to be paid into trust funds until such merchandise is purchased by the Company for the customer. Merchandise funds trusted at December 31, 1997 and 1996 were $515,051 and $390,534, respectively (see note five). The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise. Additionally, a portion of the proceeds from the sale of cemetery property is required by state law to be paid into perpetual care trust funds. Earnings from these trusts are recognized in current cemetery revenues and are intended to defray cemetery maintenance costs, which are expensed as incurred. Perpetual care funds trusted at December 31, 1997 and 1996 were $371,984 and $318,868, respectively, which approximates fair value. The principal of such perpetual care trust funds generally cannot be withdrawn by the Company and therefore is not included in the consolidated balance sheet. For the three years ended December 31, 1997, the earnings recognized from all cemetery trusts were $74,971, $51,601 and $33,795, respectively.

     Names and Reputations: The excess of purchase price over the fair value of identifiable net assets acquired in transactions accounted for as a purchase are included in "Names and reputations" and generally amortized on a straight line basis over 40 years which, in the opinion of management, is not necessarily the maximum period benefited. Fair values determined at the date of acquisition are determined by management or independent appraisals. Many of the Company's acquired funeral service locations have been providing high quality service to client families for many years. Such loyalty often forms the basic valuation of the funeral business. Additionally, the death care industry has historically exhibited stable cash flows as well as a low failure rate. The Company monitors the recoverability of names and reputations based on projections of future undiscounted cash flows of the acquired businesses. The amortization charged against income was $37,649, $33,836 and $25,226 for the three years ended December 31, 1997, respectively. Accumulated amortization of names and reputations as of December 31, 1997 and 1996 was $136,398 and $101,426, respectively.

     Derivatives: Amounts to be paid or received under interest rate swaps, including the interest rate provisions of the cross-currency swaps, are recorded on the accrual basis over the life of the swap agreements as an adjustment to interest expense. The related net amounts payable to, or receivable from, the counterparties are included in accrued liabilities or current receivables, respectively. Gains and losses resulting from currency movements on the cross-currency swaps that hedge the Company's net foreign investments are reflected in stockholders' equity, with the related net amounts due to, or from, the counterparties included in other liabilities, or other assets, respectively. Net deferred gains and losses on early termination of interest rate swaps are being amortized into interest expense over the remaining lives of the original agreements ($394 net unamortized loss at December 31, 1997).

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                       SERVICE CORPORATION INTERNATIONAL

NOTE THREE

ACQUISITIONS

The Company acquired certain funeral and cemetery operations both domestically and internationally during the years ended December 31, 1997 and 1996. The operating results of these acquisitions have been included since their respective dates of acquisition. The following table is a summary of the acquisitions made during the two years ended December 31, 1997:

                                                                1997        1996
                                                              --------    --------
Number acquired:
  Funeral service locations.................................       294         210
  Cemeteries................................................        51          35
  Crematoria................................................        19           9
Purchase price..............................................  $643,000    $362,651

     The purchase price in both years consisted primarily of combinations of cash, Company common stock, issued and assumed debt.

     The effect of the above acquisitions on the consolidated balance sheet at December 31, was as follows:

                                                                1997         1996
                                                              ---------    --------
Current assets..............................................  $  38,569    $ 30,542
Prearranged funeral contracts...............................     86,452      61,994
Long-term receivables.......................................     31,522     (10,559)
Cemetery property...........................................    298,466     210,507
Property, plant and equipment...............................    162,992      93,482
Deferred charges and other assets...........................     13,417      (1,244)
Names and reputations.......................................    215,204     164,414
Current liabilities.........................................    (67,464)    (62,817)
Long-term debt..............................................    (63,307)    (32,532)
Deferred income taxes and other liabilities.................   (120,340)    (85,635)
Deferred prearranged funeral contract revenues..............   (106,439)    (72,213)
Stockholders' equity........................................    (79,341)    (16,619)
                                                              ---------    --------
          Cash used for acquisitions........................  $ 409,731    $279,320
                                                              =========    ========

NOTE FOUR

PREARRANGED FUNERAL ACCOUNTING

     The Company sells price guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreement is signed. Payments under these contracts are generally placed in trust (pursuant to state law) or are used to pay premiums on life insurance policies issued by third party insurers in North America, the United Kingdom and Australia or the Company's French prearranged funeral service life insurance subsidiary ("Auxia"). Unperformed price guaranteed prearranged funeral contracts are included in the consolidated balance sheet as "prearranged funeral contracts" or, in the case of contracts funded by Auxia, "investments-insurance subsidiary." A corresponding credit is recorded to "deferred prearranged funeral contract revenues." Allowances for customer cancellations are provided at the date of sale based on historical experience.

     Amounts paid by the customer pursuant to the prearranged funeral contracts are recognized in funeral revenue at the time the funeral is performed. Trust earnings and increasing insurance benefits are accrued and deferred until the service is performed at which time these funds are also recognized in funeral revenues and are intended to cover future increases in the cost of providing a price guaranteed funeral service. Included in

                       SERVICE CORPORATION INTERNATIONAL
deferred prearranged funeral contract revenues are net obtaining costs, including sales commissions and certain other direct marketing costs, applicable to prearranged funeral contracts which are deferred and will be expensed over a period representing the average life of the prearranged contract.

PREARRANGED FUNERAL CONTRACTS

     At December 31, 1997, $1,201,141 relate to trust funded contracts (which includes $326,310 of amounts that have not yet been collected from customers) and $1,409,491 relate to third party insurance funded contracts which will be available to the Company at the time the funeral services are performed. At December 31, 1996, $962,389 related to trust funded contracts ($235,433 due from customers) and $1,196,959 relate to third party insurance funded contracts. These amounts are shown net of estimated customer cancellations. The allowance for cancellation is based on historical experience and is equivalent to approximately 8% of the total balance. Accumulated realized earnings from trust funds and increasing insurance benefits have been included to the extent that they have accrued through December 31, 1997. The cumulative trust funded total has been reduced by allowable cash withdrawals for realized trust earnings and amounts retained by the Company pursuant to various state laws.

     The cost and market value associated with the assets held in the trust funds underlying the Company's prearranged funeral contracts are as follows:

                                          DECEMBER 31, 1997        DECEMBER 31, 1996
                                        ----------------------    --------------------
                                          COST        MARKET        COST       MARKET
                                        --------    ----------    --------    --------
Debt securities:
  Government..........................  $333,626    $  358,607    $245,736    $259,910
  Corporate...........................   114,066       116,435     121,887     122,322
Equity securities.....................   411,489       461,016     164,630     208,082
Money market/other....................   134,211       134,428     274,949     275,581
                                        --------    ----------    --------    --------
                                        $993,392    $1,070,486    $807,202    $865,895
                                        ========    ==========    ========    ========

INVESTMENTS -- INSURANCE SUBSIDIARY

     As part of the Company's funding of prearranged funeral contracts, Auxia invests in securities which are considered as "available-for-sale" with unrealized gains and losses excluded from earnings and reported net of income taxes in stockholders' equity.

     The cost, market value and unrealized gains or losses related to Auxia's debt and equity securities were as follows:

                                                       DECEMBER 31, 1997                         DECEMBER 31, 1996
                                            ---------------------------------------   ---------------------------------------
                                                                     UNREALIZED                                UNREALIZED
                                                                  -----------------                         -----------------
                                              COST      MARKET     GAINS    LOSSES      COST      MARKET     GAINS    LOSSES
                                            --------   --------   -------   -------   --------   --------   -------   -------
Debt securities:
  Foreign government......................  $292,991   $296,320   $ 3,503   $  (174)  $220,256   $236,443   $16,187   $    --
  Corporate...............................    17,883     17,965        95       (13)   210,235    210,428       385      (192)
Equity securities.........................   141,512    162,129    23,640    (3,023)    96,157     96,735     6,166    (5,588)
Mutual funds:
  Money market/other......................    29,027     29,235       208        --     27,749     27,942       193        --
  Debt....................................    53,276     53,276        --        --     61,471     61,471        --        --
                                            --------   --------   -------   -------   --------   --------   -------   -------
                                            $534,689   $558,925   $27,446   $(3,210)  $615,868   $633,019   $22,931   $(5,780)
                                            ========   ========   =======   =======   ========   ========   =======   =======

                       SERVICE CORPORATION INTERNATIONAL

     The contractual maturities of Auxia's debt securities (at market value) as of December 31, 1997, were as follows:

Within one year.............................................  $  2,809
After one year through five years...........................   168,575
After five years through ten years..........................   107,303
After ten years.............................................    35,598
                                                              --------
                                                              $314,285
                                                              ========

     The following table summarizes the activity in prearranged funeral contracts and investments-insurance subsidiary:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Beginning balance...........................................  $2,760,913    $2,368,932
  Net sales.................................................     490,297       503,150
  Acquisitions..............................................      86,452        61,994
  Realized earnings and increasing insurance benefits.......     164,853       111,950
  Maturities................................................    (250,134)     (249,705)
  Increase in cancellation reserve..........................     (33,481)      (25,962)
  Distributed earnings, effect of foreign currency and
     other..................................................     (33,540)       (9,446)
                                                              ----------    ----------
Ending balance..............................................  $3,185,360    $2,760,913
                                                              ==========    ==========

DEFERRED PREARRANGED FUNERAL CONTRACT REVENUES

     "Deferred prearranged funeral contract revenues" on the consolidated balance sheet includes the contract amount of all price guaranteed prearranged funeral service contracts as well as the accrued trust earnings and increasing insurance benefits. Also included in deferred prearranged funeral contract revenues are net obtaining costs applicable to prearranged funeral contracts. The aggregate net costs deferred as of December 31, 1997 and 1996 were $190,595 and $151,008, respectively. The Company defers additional accruals of trust earnings and insurance benefits as they are earned until the performance of the funeral service. Upon performance of the funeral service, the Company recognizes the fixed contract price as well as total accumulated trust earnings and increasing insurance benefits as funeral revenues.

     The following table summarizes the activity in deferred prearranged funeral contract revenues:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Beginning balance...........................................  $2,725,770    $2,362,053
  Net sales.................................................     509,447       512,497
  Acquisitions..............................................     106,439        72,213
  Realized earnings and increasing insurance benefits.......     164,853       111,950
  Maturities................................................    (255,147)     (252,603)
  Increase in cancellation reserve..........................     (33,481)      (25,962)
  Deferred obtaining costs..................................     (67,742)      (61,421)
  Effect of foreign currency and other......................      13,218         7,043
                                                              ----------    ----------
Ending balance..............................................  $3,163,357    $2,725,770
                                                              ==========    ==========

                       SERVICE CORPORATION INTERNATIONAL

     The recognition of future funeral revenues is estimated to occur in the following years:

1998........................................................  $  274,091
1999........................................................     241,042
2000........................................................     224,249
2001........................................................     210,179
2002........................................................     196,635
2003 through 2007...........................................     781,902
2008 and thereafter.........................................   1,235,259
                                                              ----------
                                                              $3,163,357
                                                              ==========

NOTE FIVE

CEMETERY MERCHANDISE TRUST FUNDS

     The cost and market value associated with the assets held in the cemetery merchandise trust funds (included in current and long-term receivables, at cost) were as follows:

                                              DECEMBER 31, 1997     DECEMBER 31, 1996
                                             -------------------   -------------------
                                               COST      MARKET      COST      MARKET
                                             --------   --------   --------   --------
Debt securities:
  Government...............................  $169,823   $172,440   $ 72,394   $ 72,101
  Corporate................................    64,474     65,468     35,060     34,560
Equity securities..........................   227,424    230,931     71,239     75,297
Money market/other.........................    53,330     53,254    211,841    211,896
                                             --------   --------   --------   --------
                                             $515,051   $522,093   $390,534   $393,854
                                             ========   ========   ========   ========

NOTE SIX

INCOME TAXES

     The provision for income taxes includes United States income taxes, determined on a consolidated return basis, foreign and state and local income taxes.

     Income before income taxes:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------   --------   --------
United States........................................  $474,478   $309,431   $257,318
Foreign..............................................   105,495    104,450     36,893
                                                       --------   --------   --------
                                                       $579,973   $413,881   $294,211
                                                       ========   ========   ========

                       SERVICE CORPORATION INTERNATIONAL

     Income tax expense (benefit) consisted of the following:

Current:
  United States......................................  $157,450   $ 65,709   $ 43,396
  Foreign............................................     7,022     14,158     12,949
  State and local....................................    21,737     11,814      9,114
                                                       --------   --------   --------
                                                        186,209     91,681     65,459
                                                       --------   --------   --------
Deferred:
  United States......................................    15,045     45,330     39,767
  Foreign............................................     1,432      3,238     (1,498)
  State and local....................................     2,735      8,334      6,895
                                                       --------   --------   --------
                                                         19,212     56,902     45,164
                                                       --------   --------   --------
Total provision......................................  $205,421   $148,583   $110,623
                                                       ========   ========   ========

     The Company made income tax payments of approximately $155,356, $99,377 and $65,859, for the three years ended December 31, 1997, respectively. The provision for income taxes for the year ended December 31, 1997, includes a decrease to deferred taxes of $5,491 related to enacted tax law changes in the United Kingdom and France.

     The differences between the U.S. federal statutory tax rate and the Company's effective rate were as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
Computed tax provision at the applicable U.S.
  federal statutory income tax rate................  $202,991    $144,858    $102,974
State and local taxes, net of federal income tax
  benefits.........................................    15,906      13,097      10,406
Dividends received deduction and tax exempt
  interest.........................................    (1,618)     (2,108)     (1,939)
Amortization of names and reputations..............     5,622       4,765       4,554
Enacted foreign tax rate change....................    (5,491)         --          --
Foreign jurisdiction tax rate difference...........   (12,909)    (11,849)     (5,309)
Other..............................................       920        (180)        (63)
                                                     --------    --------    --------
  Provision for income taxes.......................  $205,421    $148,583    $110,623
                                                     --------    --------    --------
Total effective tax rate...........................     35.4%       35.9%       37.6%
                                                     ========    ========    ========

                       SERVICE CORPORATION INTERNATIONAL

     The tax effects of temporary differences and carry-forwards that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Receivables, principally due to sales of cemetery interment
  rights and related products...............................  $186,900    $152,069
Inventories and cemetery property, principally due to
  purchase accounting adjustments...........................   460,592     383,687
Property, plant and equipment, principally due to
  depreciation and to purchase accounting adjustments.......   129,796     110,907
Other.......................................................    40,773          --
                                                              --------    --------
Deferred tax liabilities....................................   818,061     646,663
                                                              --------    --------
Deferred revenue on prearranged funeral contracts,
  principally due to earnings from trust funds..............   (50,862)    (34,092)
Accrued liabilities.........................................   (24,768)    (38,337)
Carry-forwards and foreign tax credits......................   (21,053)     (7,484)
Other.......................................................        --      (4,367)
                                                              --------    --------
Deferred tax assets.........................................   (96,683)    (84,280)
                                                              --------    --------
Valuation allowance.........................................    15,327       6,128
                                                              --------    --------
Net deferred income taxes...................................  $736,705    $568,511
                                                              ========    ========

     During the three years ended December 31, 1997, tax expense resulting from allocating certain tax benefits directly to capital in excess of par value totaled $3,799, $2,410 and $1,165, respectively.

     Current refundable income taxes and foreign current deferred tax assets are included in other current assets, with current taxes payable and current deferred taxes being reflected as "Income taxes" on the consolidated balance sheet.

     At December 31, 1997 and 1996, United States income taxes had not been provided on $252,369 and $153,598, respectively, of undistributed earnings of foreign subsidiaries since it is the Company's intention to reinvest such earnings indefinitely.

     As of December 31, 1997 the Company has United States foreign tax credit carry-forwards of $5,311 which will expire in the years 2000 through 2002. Various subsidiaries have federal and state operating loss carry-forwards of $49,337 with expiration dates through 2012. The Company believes that some uncertainty exists with respect to future realization of these tax credit and loss carry-forwards, therefore a valuation allowance has been established for the carry-forwards not expected to be realized. The increase in the valuation allowance is primarily attributable to foreign tax credits and operating losses generated in the current year.

                       SERVICE CORPORATION INTERNATIONAL

NOTE SEVEN

DEBT

     Debt was as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Bank revolving credit agreements and commercial paper.......  $  616,589    $  325,875
6.375% notes due in 2000....................................     150,000       150,000
6.75% notes due in 2001.....................................     150,000       150,000
8.72% amortizing notes due in 2002..........................     141,108       165,761
8.375% notes due in 2004....................................      51,840       200,000
7.375% notes due in 2004....................................     250,000            --
7.2% notes due in 2006......................................     150,000       150,000
6.875% notes due in 2007....................................     150,000       150,000
6.95% amortizing notes due in 2010..........................      58,859        61,576
7.70% notes due in 2009.....................................     200,000            --
Floating rate notes due in 2011 (putable in 1999)...........     200,000            --
7.875% debentures due in 2013...............................      55,627       150,000
7.0% notes due in 2015 (putable in 2002)....................     300,000       300,000
Medium term notes, maturities through 2019, fixed average
  interest rate of 9.31%....................................      35,720       186,040
Convertible debentures, interest rates range from
  4.75% -- 5.5%, due through 2007, conversion price ranges
  from $11.25 -- $43.72.....................................      45,673        44,140
Mortgage and other notes payable with maturities through
  2015, average interest rate of 7.05%......................     156,931       151,836
Deferred loan costs.........................................     (13,078)      (22,615)
                                                              ----------    ----------
Total debt..................................................   2,699,269     2,162,613
Less current maturities.....................................     (64,570)     (113,876)
                                                              ----------    ----------
Total long-term debt........................................  $2,634,699    $2,048,737
                                                              ==========    ==========

     The Company's primary revolving credit agreement provides for borrowings up to $1,000,000 and consists of two committed facilities -- a 364-day facility and 5-year, multi-currency facility -- which are primarily used to support commercial paper issuance and for general corporate needs.

     The 364-day portion allows for borrowings up to $300,000. This facility expires June 26, 1998, but has provisions to be extended for additional 364-day terms. At the end of any term, the outstanding balance may be converted into a 2 year term loan at the Company's option. Interest rates are based on various indices as determined by the Company. In addition, a facility fee of 0.06% is paid quarterly on the total commitment amount.

     The 5-year facility allows for borrowings up to $700,000, including $500,000 in various foreign currencies. This facility expires June 27, 2002. Interest rates are based on various indices as determined by the Company. A facility fee is paid quarterly on this facility's total commitment amount. The facility fee, which ranges from 0.07% to 0.15%, is based on the Company's senior debt ratings, and is currently set at 0.08%. At December 31, 1997, there was $200,250 outstanding under this agreement at a weighted average interest rate of 5.19%.

     As of December 31, 1997, there was $320,889 of commercial paper outstanding backed by the above two facilities at a weighted average interest rate of 6.36%.

                       SERVICE CORPORATION INTERNATIONAL

     The commercial paper borrowings and revolving notes generally have maturities ranging from one to 90 days.

     On October 3, 1997, Service Corporation International (Canada), ("SCIC"), a wholly owned subsidiary of the Company, entered into a 364-day, $105,000 revolving credit agreement. This facility is used primarily to support acquisition and working capital requirements of the Company's Canadian subsidiaries. The facility fee is currently set at 0.08%. At December 31, 1997, there was approximately $67,400 outstanding under this facility at an average interest rate of 4.6%.

     SCIC partially restructured its Canadian debt in March 1998, placing approximately $147,000 into a new facility, replacing the immediately above described facility. This new facility has a one year revolving period, and allows SCIC, at its option, to convert to a five year term loan. This new facility carries no facility fee. Interest rates are based on various indices as determined by SCIC. The indebtedness has a put feature allowing the lender to require the Company to purchase any outstanding indebtedness upon request.

     The Company has several other bank lines of credit for approximately $116,000 at rates similar to the primary revolving credit agreements. At December 31, 1997, there was approximately $30,600 outstanding under those agreements.

     The credit facilities described above have financial compliance provisions that contain certain restrictions on levels of net worth, debt, liens, and guarantees.

     The Company's outstanding commercial paper and other borrowings under its various credit facilities at December 31, 1997 are classified as long-term debt. The Company uses these revolving credit agreements primarily to finance the Company's ongoing acquisition programs. From time to time, the Company raises debt and/or equity in the public markets to reduce its revolving credit facility balances. The timing of these public debt or equity offerings is dependent on numerous factors including market conditions, long and short term interest rates, the Company's capitalization ratios and the outstanding balances under the revolving credit facilities. Therefore, the Company has classified these borrowings as long-term debt. Additionally, the Company has excluded these borrowings from the five-year maturity of long-term debt disclosure due to the uncertainty of the eventual term of the related debt. It is the Company's intent to refinance such borrowings through the use of its credit agreements or other long-term notes issued under a shelf registration filed with the Securities and Exchange Commission (Commission).

     During the first quarter of 1997, the Company initiated a tender offer for three issues of its higher coupon debt and repurchased approximately $386,000 of the three series, resulting in a $40,802 extraordinary loss, using commercial paper and its revolving credit facility. In April 1997, the Company refinanced these and other working capital borrowings by issuing $250,000 7.375% notes due April 2004, and $200,000 7.7% notes due April 2009, which were sold through an underwritten public offering as well as $200,000 of floating rate notes due April 2011 (putable to the Company in April 1999) through a private placement.

     In May 1996, the Company issued $300,000 of notes which were sold through an underwritten public offering. These notes were issued in two tranches of $150,000 each with maturities in June 2001 and 2006 and interest rates of 6.75% and 7.2%, respectively. The proceeds of this offering were primarily used to repay existing debt outstanding under the Company's revolving credit agreements.

     Approximately $80,000 of the Company's facilities and cemetery properties are pledged as collateral for the mortgage notes at December 31, 1997.

     At December 31, 1997, the Company had $40,169 in letters of credit outstanding primarily to guarantee funding of certain insurance claims.

     In March 1998, the Company issued $500,000 of notes in an underwritten offering pursuant to the Company's $1,000,000 shelf registration filed with the Commission. These notes mature in 2008 as to the

                       SERVICE CORPORATION INTERNATIONAL

$200,000 and 2020 as to the $300,000 and have initial interest rates of 6.5% and 6.3%, respectively. The $300,000 notes contain certain early tender dates.

     The aggregate principal payments on debt for the five years subsequent to December 31, 1997, excluding amounts due to banks under revolving credit loan agreements are: 1998-$64,570; 1999-$262,192; 2000-$193,285; 2001-$196,661 and
2002-$328,458.

     Cash interest payments for the three years ended December 31, 1997 totaled $162,521, $150,961 and $111,609, respectively.

     Approximately $1,832,000 of the Company's debt consists of foreign denominated debt of which approximately $1,504,000 was converted to foreign currencies as a result of the cross-currency swaps.

     Similarly, the stated coupons described above have substantially been modified through the use of interest rate and cross-currency interest rate swaps used in the management of interest rates within defined targets for fixed and floating interest rate exposure. See note eight below.

     During the three months ended December 31, 1997, pursuant to a shelf registration filed with the Commission to be used exclusively for future acquisitions, the Company guaranteed the following promissory notes issued through subsidiaries in connection with various acquisitions of operations:

                        SUBSIDIARY                           AMOUNT
                        ----------                           ------
SCI Funeral Services of NY, Inc. ..........................     (475)
SCI Indiana Funeral Services, Inc. ........................     (500)
SCI Illinois Services, Inc. ...............................     (400)
SCI Michigan Funeral Services, Inc. .......................     (740)
SCI Illinois Services, Inc. ...............................     (400)
SCI Michigan Funeral Services, Inc. .......................     (740)
SCI Illinois Services, Inc. ...............................   (2,486)
SCI Texas Funeral Services, Inc. ..........................     (678)

NOTE EIGHT

DERIVATIVES

     The Company enters into derivatives primarily in the form of interest rate swaps and cross-currency interest rate swaps in combination with local currency borrowings in order to manage its mix of fixed and floating rate debt and to substantially hedge the Company's net investments in foreign assets. The Company has procedures in place to monitor and control the use of derivatives and enters into transactions only with a limited group of creditworthy financial institutions. The Company does not engage in derivative transactions for speculative or trading purposes, nor is it a party to leveraged derivatives.

     In general, cross-currency swaps convert US dollar debt into the respective foreign currency of the Company's various foreign operations. Such cross-currency swaps are used in combination with local currency borrowings to substantially hedge the Company's net investment in foreign operations. The cross-currency swaps generally include interest rate provisions to enable the Company to additionally hedge a portion of the earnings of its foreign operations. Accordingly, movements in currency rates that impact the swap are generally offset by a corresponding movement in the value of the underlying assets being hedged. Similarly, currency movements that impact foreign expense due under the cross-currency interest rate swaps are

                       SERVICE CORPORATION INTERNATIONAL
generally offset by a corresponding movement in the earnings of the foreign operation. The following tables present information about the Company's derivatives:

                                                                      DECEMBER 31, 1997
                                             -------------------------------------------------------------------
                                                                                     WEIGHTED AVERAGE
                                                            CARRYING                  INTEREST RATE
                                              NOTIONAL    AMOUNT ASSET               ----------------     FAIR
                                               AMOUNT     (LIABILITY)    MATURITY    RECEIVE    PAY      VALUE
                                             ----------   ------------   ---------   -------   ------   --------
Interest Rate Swaps:
  US dollar fixed to US dollar floating....  $  450,000     $     --     2001-2002    6.53%     5.89%   $  4,392
  US dollar fixed to US dollar floating....     300,000           --     2004-2006    7.02%     5.78%     14,295
  US dollar fixed to US dollar floating....     200,000           --       2009       7.43%     5.76%     12,264
  US dollar floating to US dollar fixed....     200,000           --       2004       5.81%     5.72%        783
  Canadian dollar floating to Canadian
    dollar fixed...........................      78,138           --       1999       2.64%     3.97%     (4,024)
  Canadian dollar floating to Canadian
    dollar fixed...........................      38,456           --       2007       1.41%     1.95%     (1,927)
  Canadian dollar floating to Canadian
    dollar fixed effective 11/98...........      94,777           --       2003          --        --     (5,559)
  Australian dollar floating to Australian
    dollar fixed...........................      42,270           --       2006       5.91%     7.81%     (3,672)
  French franc floating to German mark
    floating...............................      81,820           --       2006       3.69%     3.99%     (1,479)
  French franc fixed to German mark
    floating...............................      82,152           --       2006       6.80%     5.38%      3,036
  German mark floating to French franc
    fixed..................................      82,152           --       2003       5.38%     6.20%     (4,903)
Cross-Currency Interest Rate Swaps:
  US dollar fixed to French franc fixed....     250,000       44,736     2000-2002    6.05%     5.89%     42,540
  US dollar fixed to French franc fixed....     150,000       26,722       2007       7.00%     6.93%     20,516
  US dollar fixed to French franc
    floating...............................     100,000       13,183       2006       7.20%     3.93%     18,408
  US dollar fixed to German mark
    floating...............................     100,000       17,861       2003       5.37%     3.25%     19,016
  US dollar fixed to British pound fixed...     385,386      (23,509)    2002-2004    8.46%     8.43%     20,181
  US dollar fixed to British pound
    floating...............................      28,222       (1,949)      2002       8.72%     7.94%    (28,581)
  US dollar floating to Australian dollar
    fixed..................................     132,296       11,526     1999-2000    5.91%     6.51%    (36,676)
  US dollar floating to Australian dollar
    floating...............................      59,196        4,571     2000-2003    5.91%     5.07%     49,937
  US dollar fixed to Canadian dollar
    floating...............................     100,000        5,223       2010       6.95%     4.83%      7,264
  US dollar fixed to Canadian dollar
    floating...............................      81,727        3,589       1999       6.66%     3.94%      4,849
  US dollar floating to French franc
    fixed..................................     117,834       (4,189)      2000       5.88%     4.23%     (3,943)
                                             ----------     --------                                    --------
                                             $3,154,426     $ 97,764                                    $126,717
                                             ==========     ========                                    ========

                                                                      DECEMBER 31, 1996
                                             -------------------------------------------------------------------
                                                                                     WEIGHTED AVERAGE
                                                            CARRYING                  INTEREST RATE
                                              NOTIONAL    AMOUNT ASSET               ----------------     FAIR
                                               AMOUNT     (LIABILITY)    MATURITY    RECEIVE    PAY      VALUE
                                             ----------   ------------   ---------   -------   ------   --------
Interest Rate Swaps:
  US dollar fixed to US dollar floating....  $  525,000     $     --     1999-2002    6.36%     5.57%   $ (3,383)
  US dollar fixed to US dollar floating....      50,000           --       2006       6.50%     5.50%       (744)
  Canadian dollar floating to Canadian
    dollar fixed...........................      40,134           --       1999       2.94%     7.57%     (3,096)
  Canadian dollar floating to Canadian
    dollar fixed (effective 11/98).........      98,911           --       2003          --        --       (984)
  Australian dollar floating to Australian
    dollar fixed (effective 12/97).........      51,656           --       2006          --        --        745
  French franc floating to German mark
    floating...............................      94,808           --       2006       3.50%     3.47%     (2,683)
  French franc fixed to German mark
    floating...............................      95,194           --       2006       6.80%     5.10%     (1,226)
  German mark floating to French franc
    fixed..................................      95,194           --       1998       5.10%     6.20%       (193)

                       SERVICE CORPORATION INTERNATIONAL

                                                                      DECEMBER 31, 1996
                                             -------------------------------------------------------------------
                                                                                     WEIGHTED AVERAGE
                                                            CARRYING                  INTEREST RATE
                                              NOTIONAL    AMOUNT ASSET               ----------------     FAIR
                                               AMOUNT     (LIABILITY)    MATURITY    RECEIVE    PAY      VALUE
                                             ----------   ------------   ---------   -------   ------   --------
Cross-Currency Interest Rate Swaps:
  US dollar fixed to French franc fixed....     350,000       16,972     2002-2003    6.20%     5.94%        466
  US dollar fixed to French franc fixed....     150,000        7,151       2007       7.00%     6.93%     (4,317)
  US dollar fixed to French franc
    floating...............................     100,000         (599)      2006       7.20%     3.74%      2,686
  US dollar fixed to British pound fixed...     405,109      (40,394)    2002-2004    8.47%     7.98%     21,816
  US dollar fixed to British pound
    floating...............................      33,152       (3,477)      2002       8.72%     6.56%    (37,755)
  US dollar floating to British pound
    floating...............................      76,375       (4,113)      1997       5.50%     6.30%     (4,136)
  US dollar floating to Australian dollar
    fixed..................................      67,568      (10,881)    1999-2000    5.63%     7.02%    (54,636)
  US dollar floating to Australian dollar
    floating...............................      29,436       (5,531)      2000       5.63%     5.93%     38,604
  US dollar fixed to Canadian dollar
    fixed..................................      75,000          133       1999       6.66%     6.64%     (2,463)
  US dollar fixed to Canadian dollar
    floating...............................     100,000        1,089       2010       6.95%     3.54%     (2,939)
                                             ----------     --------                                    --------
                                             $2,437,537     $(39,650)                                   $(54,238)
                                             ==========     ========                                    ========

     At December 31, 1997, after giving consideration to the interest rate and cross-currency swaps, the Company's debt (excluding $150,000 of Provident debt) consists of approximately $1,078,000 of fixed interest rate debt at a weighted average rate of 7.00% and approximately $1,386,000 of floating interest rate debt at a weighted average rate of 5.50%. Additionally, approximately $1,832,000 of the Company's debt consists of foreign denominated debt.

     Interest rate swap settlements are generally semiannual and match the coupons of the underlying debt or related intercompany loan payments on the foreign operations being hedged. In addition, as of December 31, 1997, $566,594 of the interest rate swaps contain provisions which require termination of the swap or convert the swap to a new index if certain interest rate conditions are met. In the cross-currency swaps, the notional amounts are exchangeable in accordance with the terms of the swaps: at maturity for nonamortizing swaps or according to defined amortization tables. Maturities of notional amounts relating to derivative financial instruments held on December 31, 1997, are as follows: 1999- $183,280; 2000-$406,152; 2001-$150,000; 2002-$541,108; and
thereafter -- $1,873,886.

NOTE NINE

CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash and cash equivalents, trade receivables and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value of Provident's receivables approximates fair value as the majority of the loan portfolio carries market rates of interest. It is not practicable to estimate the fair value of receivables due on cemetery contracts or prearranged funeral contracts (other than cemetery merchandise trust funds and prearranged funeral trust funds, see notes four and five) without incurring excessive costs because of the large number of individual contracts with varying terms. The investments of the Company's insurance subsidiary are reported at fair value in the consolidated balance sheet.

     The Company has entered into various derivative financial instruments with major financial institutions to hedge fluctuation exposures in interest and foreign exchange rates (swap agreements). Fair values were obtained from counterparties to the agreements and represent their estimate of the amount the Company would pay or receive to terminate the swap agreements based upon the existing terms and current market conditions. The net fair value of the Company's various swap agreements at December 31, 1997 is an asset of $126,717 (see note eight). At December 31, 1996, the net fair value was a liability of $54,238. The fair value

                       SERVICE CORPORATION INTERNATIONAL
of the Company's swap agreements may vary substantially with changes in interest and currency rates. The Company's credit exposure is limited to the sum of the fair value of positions that have become favorable to the Company and any accrued interest receivable due from counterparties. Potential credit exposure is dependent upon the maximum adverse impact of interest and currency movement. Such potential credit exposure is minimized by selection of counterparties from a limited group of high quality institutions and inclusion of certain contract provisions. Management believes that any credit exposure with respect to its favorable positions at December 31, 1997 is remote (see note eight).

     Fair value of debt was as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Bank revolving credit agreements and commercial paper.......  $  616,589    $  325,875
6.375% notes due in 2000....................................     150,285       149,220
6.75% notes due in 2001.....................................     151,755       149,876
8.72% amortizing notes due in 2002..........................     150,266       174,861
8.375% notes due in 2004....................................      57,055       215,404
7.375% notes due in 2004....................................     260,725            --
7.2% notes due in 2006......................................     155,730       150,087
6.875% notes due in 2007....................................     152,265       146,154
6.95% notes due in 2010.....................................      60,336        60,388
7.70% notes due in 2009.....................................     214,980            --
Floating rate notes due in 2011 (putable in 1999)...........     200,000            --
7.875% debentures due in 2013...............................      61,001       155,048
7.0% notes due in 2015 (putable in 2002)....................     336,840       307,938
Medium term notes, maturities through 2018, fixed average
  interest rate of 9.31%....................................      43,636       214,178
Convertible debentures, interest rates range from
  4.75% -- 5.5%, due through 2007, conversion price ranges
  from $11.25 -- $43.72.....................................      83,258        39,243
Mortgage and other notes payable with maturities through
  2015, average interest rate of 7.05%......................     138,379       154,720
                                                              ----------    ----------
          Total debt........................................  $2,833,100    $2,242,992
                                                              ==========    ==========

     The fair value of the fixed rate long-term borrowings was estimated by discounting the future cash flows, including interest payments, using rates currently available for debt of similar terms and maturity, based on the Company's credit standing and other market factors. The carrying value of convertible securities has been estimated based on the respective shares of SCI common stock into which such securities may be converted. The carrying value of the Company's revolving credit agreements approximate fair value because the rates on such agreements are variable, based on current market conditions.

     Provident is a party to financial instruments with potential credit risk. The financial instruments result from loans made in the normal course of business to meet the financing needs of borrowers who are principally independent funeral home and cemetery operators. These financial instruments also include loan commitments of approximately $50,000 at December 31, 1997 ($55,017 at December 31, 1996) to extend credit. Provident's total loans outstanding at December 31, 1997 were approximately $199,000. Provident evaluates each borrower's creditworthiness and the amount loaned and collateral obtained, if any, is determined by this evaluation.

     The Company grants credit in the normal course of business and the credit risk with respect to these trade, cemetery and prearranged funeral receivables due from customers is generally considered minimal

                       SERVICE CORPORATION INTERNATIONAL
because of the wide dispersion of the customers served. Procedures are in effect to monitor the creditworthiness of customers and bad debts have not been significant in relation to the volume of revenues.

     Customer payments on prearranged funeral contracts that are placed in state regulated trusts or used to pay premiums on life insurance contracts generally do not subject the Company to collection risk. Insurance funded contracts are subject to supervision by state insurance departments and are protected in the majority of states by insurance guaranty acts.

NOTE TEN

COMMITMENTS

     The annual payments for operating leases (primarily for funeral home facilities and transportation equipment) are as follows:

1998........................................................    $62,462
1999........................................................     44,340
2000........................................................     32,928
2001........................................................     24,517
2002........................................................     19,481
Thereafter..................................................     79,160

     The majority of these operating leases contain one of the following options: (a) purchase the property at the fair value at date of exercise, (b) purchase the property for a value determined at the inception of the lease or
(c) renew for the fair rental value at the end of the primary term of the lease. Some of the equipment leases contain residual value exposures. For the three years ended December 31, 1997, rental expense was $71,225, $64,073 and $47,848, respectively.

     The Company has entered into management, consultative and noncompetition agreements (generally for five to 10 years) with certain officers of the Company and former owners and key employees of businesses acquired. During the three years ended December 31, 1997, $68,667, $55,688 and $55,419, respectively, were charged to expense. At December 31, 1997, the maximum estimated future expense under all agreements with a remaining term in excess of one year is $321,265, including $11,477 with certain officers of the Company.

     The Company has a minimum purchase agreement with a major casket manufacturer for its North American operations. The agreement contains provisions to increase the minimum annual purchases for normal price increases and for the maintenance of product quality. The agreement expires in December 1998 and contains a remaining purchase commitment of $54,815. During the three years ended December 31, 1997, the Company purchased caskets for $57,574, $54,431 and $48,828, respectively, under this agreement.

NOTE ELEVEN

CONVERTIBLE PREFERRED SECURITIES OF SCI FINANCE LLC

     During 1997, the Company redeemed all the outstanding shares of its convertible preferred shares into 11,178,522 shares of Company common stock and cash.

NOTE TWELVE

STOCKHOLDERS' EQUITY

     The Company is authorized to issue 1,000,000 shares of preferred stock, $1 per share par value. No shares were issued as of December 31, 1997. At December 31, 1997, 500,000,000 common shares of $1 par value were authorized, 252,923,784 shares were issued and outstanding (236,193,427 at December 31, 1996), net of 66,373 shares held, at cost, in treasury (9,813 at December 31, 1996).

                       SERVICE CORPORATION INTERNATIONAL

     The Company has benefit plans whereby shares of the Company's common stock may be issued pursuant to the exercise of stock options granted to officers and key employees. The plans allow for options to be granted as either non-qualified or incentive stock options. The options are granted with an exercise price equal to the then current market price of the Company's common stock. The options are generally exercisable at a rate of 33 1/3% each year unless, at the discretion of the Company's Compensation Committee of the Board of Directors, alternative vesting methods are allowed. At December 31, 1997, 15,668,000 options had been granted to officers and key employees of the Company which contain alternative vesting methods. Under the alternative vesting methods, partial or full accelerated vesting will occur when the price of Company common stock reaches pre-determined prices. If the pre-determined stock prices are not met in the required time period, the options will fully vest in periods ranging from seven to nine years from date of grant. At December 31, 1997 and 1996, 7,628,350 and 14,802,500 shares, respectively, were reserved for future option grants under all stock option plans.

     The following tables set forth certain stock option information:

                                                                         WEIGHTED-AVERAGE
                                                            OPTIONS       EXERCISE PRICE
                                                           ----------    ----------------
Outstanding at December 31, 1994.........................  10,374,052         $12.01
  Granted................................................   2,854,000          16.35
  Exercised..............................................    (668,552)          7.53
  Cancelled..............................................    (977,668)         12.81
                                                           ----------         ------
Outstanding at December 31, 1995.........................  11,581,832          13.27
                                                           ----------         ------
  Granted................................................   2,239,200          22.63
  Exercised..............................................    (724,425)          8.82
  Cancelled..............................................     (47,338)         20.45
                                                           ----------         ------
Outstanding at December 31, 1996.........................  13,049,269          15.09
                                                           ----------         ------
  Granted................................................   7,144,150          30.37
  Exercised..............................................    (775,716)         12.51
  Cancelled..............................................    (104,252)         22.85
                                                           ----------         ------
Outstanding at December 31, 1997.........................  19,313,451         $20.81
                                                           ----------         ------
Exercisable at December 31, 1997.........................   9,488,214         $14.07
                                                           ==========         ======
Exercisable at December 31, 1996.........................   1,055,435
                                                           ==========
Exercisable at December 31, 1995.........................   1,206,762
                                                           ==========

                             OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                 -------------------------------------------   ------------------------
                                   WEIGHTED-       WEIGHTED-                  WEIGHTED-
                    NUMBER          AVERAGE         AVERAGE       NUMBER       AVERAGE
   RANGE OF      OUTSTANDING       REMAINING       EXERCISE    EXERCISABLE    EXERCISE
EXERCISE PRICE   AT 12/31/97    CONTRACTUAL LIFE     PRICE     AT 12/31/97      PRICE
----------------   ------------   ----------------   ---------   ------------   ---------
 $ 8.33- 9.41        272,004          1.7           $ 9.01        272,004      $ 9.01
  12.88-18.38      9,827,954          9.0            13.83      8,334,298       13.34
  20.09-29.59      4,756,993          4.6            25.64        881,912       22.60
  31.56-33.31      4,456,500          3.5            31.76             --          --
 ------------     ----------          ---           ------      ---------      ------
 $ 8.33-33.31     19,313,451          6.5           $20.81      9,488,214      $14.07
 ============     ==========          ===           ======      =========      ======

     The Company's 1996 Incentive Plan reserves 12,000,000 shares of common stock for future awards of stock options, restricted stock and other stock based awards to officers and key employees of the Company. The Company's 1996 Non-qualified Incentive Plan reserves 4,000,000 shares of common stock for future

                       SERVICE CORPORATION INTERNATIONAL
awards of nonqualified stock options to employees who are not officers of the Company. Under the Company's 1995 Stock Plan for Non-Employee Directors, non-employee directors automatically receive yearly awards of restricted stock through the year 2000. Each award is for 3,000 shares of common stock and vests after one year of service.

     For the three years ended December 31, 1997, 73,000, 49,600 and 128,600 shares of restricted stock were awarded at average fair values of $33.35, $25.76 and $14.60, respectively.

     The Board of Directors has adopted a preferred share purchase rights plan and has declared a dividend of one preferred share purchase right for each share of common stock outstanding. The rights become exercisable in the event of certain attempts to acquire 20% or more of the common stock of the Company and entitle the rights holders to purchase certain securities of the Company or the acquiring company. The rights, which are redeemable by the Company for $.01 per right, expire in July 1998 unless extended.

     The Company has adopted the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation," and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. If the Company had elected to recognize compensation cost for its option plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by FAS 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------   --------   --------
Net income
  As reported........................................  $333,750   $265,298   $183,588
  Pro forma..........................................   315,733    252,929    181,285
Basic earnings per share
  As reported........................................  $   1.36   $   1.13   $    .92
  Pro forma..........................................      1.30       1.07        .91
Diluted earnings per share
  As reported........................................  $   1.31   $   1.08   $    .86
  Pro forma..........................................      1.25       1.03        .85

     The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997, 1996 and 1995, respectively: dividend yield of 1%, 1% and 1%; expected volatility of 26.6%, 25.3% and 25.3%; a risk free interest rate of 6.5%, 6.8% and 5.8%; and an expected holding period of 8, 9 and 7 years.

NOTE THIRTEEN

RETIREMENT PLANS

     The Company has a noncontributory defined benefit pension plan covering substantially all United States employees, a supplemental retirement plan for certain current and former key employees (SERP), a supplemental retirement plan for officers and certain key employees (Senior SERP), and a retirement plan for non-employee directors (Directors' Plan).

     For the pension plan, retirement benefits are generally based on years of service and compensation. The Company annually contributes to the pension plan an actuarially determined amount consistent with the funding requirements of the Employee Retirement Income Security Act of 1974. Assets of the pension plan consist primarily of bank money market funds, fixed income investments, and marketable equity securities. The marketable equity securities include shares of Company common stock with a value of $12,141 at

                       SERVICE CORPORATION INTERNATIONAL

December 31, 1997. Most foreign employees are covered by various foreign government mandated or defined contribution plans which are adequately funded and are not considered material to the financial condition or results of operations of the Company. The plans' liabilities and their related costs are computed in accordance with the laws of the individual countries and appropriate actuarial practices.

     Retirement benefits under the SERP are based on years of service and average monthly compensation, reduced by benefits under the pension plan and Social Security. The Senior SERP provides retirement benefits based on years of service and position. The Directors' Plan will provide an annual benefit to directors following their retirement, based on a vesting schedule. The Company purchased various life insurance policies on the participants in the SERP, Senior SERP and Directors' Plan with the intent to use the proceeds or any cash value buildup from such policies to assist in funding, at least to the extent of such assets, the plans' funding requirements.

     The net cost for the four defined plans described above were as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------   --------   --------
Service cost -- benefits earned during the period....  $  9,806   $  8,550   $  6,996
Interest cost on projected benefit obligation........    10,033      9,400      9,114
Return on plan assets................................   (22,121)   (13,341)   (15,752)
Net amortization and deferral of gain................    15,838      9,747     12,189
                                                       --------   --------   --------
                                                       $ 13,556   $ 14,356   $ 12,547
                                                       ========   ========   ========

     The plans' funded status were as follows:

                                                           DECEMBER 31,
                                           ---------------------------------------------
                                                   1997                    1996
                                           ---------------------   ---------------------
                                            FUNDED    NON-FUNDED    FUNDED    NON-FUNDED
                                             PLAN       PLANS        PLAN       PLANS
                                           --------   ----------   --------   ----------
Vested benefit obligation................  $ 88,220    $ 38,388    $ 76,701    $ 40,130
                                           ========    ========    ========    ========
Accumulated benefit obligation...........  $ 92,767    $ 39,754    $ 80,228    $ 40,245
                                           ========    ========    ========    ========
Projected benefit obligation.............  $101,293    $ 39,840    $ 88,080    $ 40,280
Plans' assets at fair value..............   125,166          --     103,603          --
                                           --------    --------    --------    --------
Plans' assets in excess (deficit) of
  projected benefit obligation...........    23,873     (39,840)     15,523     (40,280)
Unrecognized net (gain) loss from past
  experience and effects of changes in
  assumptions............................    (5,539)      5,823       1,634       7,484
Prior service (benefit) cost not yet
  recognized in net periodic pension
  cost...................................    (1,674)      8,364      (2,035)     10,749
                                           --------    --------    --------    --------
Prepaid (accrued) pension cost...........    16,660     (25,653)     15,122     (22,047)
Adjustment for additional minimum
  liability..............................        --     (14,101)         --     (18,198)
                                           --------    --------    --------    --------
Retirement plan asset (liability)........  $ 16,660    $(39,754)   $ 15,122    $(40,245)
                                           ========    ========    ========    ========

                       SERVICE CORPORATION INTERNATIONAL

     The following assumed rates were used in the determination of the plans' funded status:

                                                               1997                  1996
                                                        -------------------   -------------------
                                                        FUNDED   NON-FUNDED   FUNDED   NON-FUNDED
                                                         PLAN      PLANS       PLAN      PLANS
                                                        ------   ----------   ------   ----------
Discount rate used to determine obligations...........   7.25%      7.25%       7.5%       7.5%
Assumed rate of compensation increase.................    5.5        5.5        5.5        5.5
Assumed rate of return on plan assets.................    9.0         --        8.5         --

NOTE FOURTEEN

MAJOR SEGMENTS OF BUSINESS

     The Company conducts funeral and cemetery operations in 17 countries and offers financial services in the United States.

                                                                FINANCIAL
                                       FUNERAL      CEMETERY     SERVICES    CORPORATE    CONSOLIDATED
                                      ----------   ----------   ----------   ----------   ------------
Revenues:
  1997..............................  $1,727,003   $  724,862   $   16,537   $       --   $ 2,468,402
  1996..............................   1,663,387      612,421       18,386           --     2,294,194
  1995..............................   1,166,247      463,754       22,125           --     1,652,126
Income from operations:
  1997..............................  $  408,083   $  271,897   $    7,632   $  (66,781)  $   620,831
  1996..............................     380,841      214,721        8,890      (63,215)      541,237
  1995..............................     295,151      160,442        9,628      (53,600)      411,621
Identifiable assets:
  1997..............................  $6,553,708   $3,309,431   $  200,562   $  243,162   $10,306,863
  1996..............................   5,905,246    2,638,775      148,193      177,556     8,869,770
  1995..............................   5,110,145    2,157,906      218,963      185,373     7,672,387
Depreciation and amortization:
  1997..............................  $  127,359   $   21,611   $        5   $    8,575   $   157,550
  1996..............................     103,696       18,601            9        7,513       129,819
  1995..............................      72,477       11,772           33        8,259        92,541
Capital expenditures:(1)
  1997..............................  $  273,191   $  404,100   $        2   $   14,698   $   691,991
  1996..............................     234,673      268,039           --       11,582       514,294
  1995..............................     442,227      480,372           10        6,090       928,699
Number of operating locations at
  year end (unaudited):
  1997..............................       3,244          441           --           --         3,685
  1996..............................       2,987          390           --           --         3,377
  1995..............................       2,836          360           --           --         3,196

-----------------

(1) Includes $461,459, $321,142 and $803,468 for the three years ended December 31, 1997, respectively, for purchases of property, plant, and equipment and cemetery property of acquired businesses.

                       SERVICE CORPORATION INTERNATIONAL

Geographic segment information was as follows:

                                         UNITED                    OTHER       OTHER
                                         STATES       FRANCE      EUROPEAN    FOREIGN    CONSOLIDATED
                                       ----------   ----------   ----------   --------   ------------
Revenues:
  1997...............................  $1,588,831   $  485,264   $  225,087   $169,220   $ 2,468,402
  1996...............................   1,409,409      537,079      184,943    162,763     2,294,194
  1995...............................   1,178,407      190,091      151,225    132,403     1,652,126
Income from operations:
  1997...............................  $  471,237   $   54,541   $   44,747   $ 50,306   $   620,831
  1996...............................     400,622       52,204       37,376     51,035       541,237
  1995...............................     314,698       18,743       34,214     43,966       411,621
Identifiable assets:
  1997...............................  $7,340,407   $1,171,877   $1,059,238   $735,341   $10,306,863
  1996...............................   6,135,950    1,252,738      923,692    557,390     8,869,770
  1995...............................   5,256,876    1,169,484      777,247    468,780     7,672,387
Number of operating locations at year
  end (unaudited):
  1997...............................       1,574        1,101          712        298         3,685
  1996...............................       1,441        1,056          631        249         3,377
  1995...............................       1,274        1,067          618        237         3,196
Number of funerals (unaudited):
  1997...............................     231,243      148,223      102,985     50,678       533,129
  1996...............................     217,471      150,269       92,491     50,039       510,270
  1995...............................     198,682       49,298       81,101     44,381       373,462

                       SERVICE CORPORATION INTERNATIONAL

NOTE FIFTEEN

SUPPLEMENTARY INFORMATION

     The detail of certain balance sheet accounts was as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
Cash and cash equivalents:
  Cash......................................................  $   41,264    $ 41,344
  Commercial paper and temporary investments................       5,613       2,787
                                                              ----------    --------
                                                              $   46,877    $ 44,131
                                                              ==========    ========
Receivables and allowances:
  Current:
     Trade accounts.........................................  $  312,931    $273,696
     Cemetery contracts.....................................     269,503     236,578
     Loans and other........................................      80,109      69,174
                                                              ----------    --------
                                                                 662,543     579,448
                                                              ----------    --------
  Less:
     Allowance for contract cancellations and doubtful
       accounts.............................................      52,597      45,155
     Unearned finance charges...............................      52,465      39,717
                                                              ----------    --------
                                                                 105,062      84,872
                                                              ----------    --------
                                                              $  557,481    $494,576
                                                              ==========    ========
  Long-term:
     Cemetery contracts.....................................  $  387,566    $311,847
     Trusted cemetery merchandise sales.....................     486,139     371,400
     Loans and other........................................     207,687     206,897
                                                              ----------    --------
                                                               1,081,392     890,144
                                                              ----------    --------
  Less:
     Allowance for contract cancellations and doubtful
       accounts.............................................      35,964      29,951
     Unearned finance charges...............................      64,307      50,906
                                                              ----------    --------
                                                                 100,271      80,857
                                                              ----------    --------
                                                              $  981,121    $809,287
                                                              ==========    ========

                       SERVICE CORPORATION INTERNATIONAL

     Interest rates on cemetery contracts and loans and other notes receivable range from 1.5% to 19.0% at December 31, 1997. Included in loans and other notes receivable are $16,049 in notes with officers and employees of the Company, the majority of which are collateralized by real estate, and $24,095 in notes with other related parties.

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cemetery property:
  Undeveloped land..........................................  $1,234,321    $1,003,961
  Developed land, lawn crypts and mausoleums................     402,538       376,252
                                                              ----------    ----------
                                                              $1,636,859    $1,380,213
                                                              ==========    ==========
Property, plant and equipment:
  Land......................................................  $  422,877    $  355,017
  Buildings and improvements................................   1,152,235     1,017,334
  Operating equipment.......................................     413,108       358,577
  Leasehold improvements....................................      46,853        45,606
                                                              ----------    ----------
                                                               2,035,073     1,776,534
                                                              ----------    ----------
  Less: accumulated depreciation............................    (390,936)     (319,459)
                                                              ----------    ----------
                                                              $1,644,137    $1,457,075
                                                              ==========    ==========
Accounts payable and accrued liabilities:
  Trade payables............................................  $   63,868    $   68,912
  Dividends.................................................      18,975        14,189
  Payroll...................................................      70,957        78,233
  Interest..................................................      31,665        28,984
  Insurance.................................................      41,799        33,263
  Bank overdraft............................................      29,977        48,312
  Other.....................................................     168,390       168,904
                                                              ----------    ----------
                                                              $  425,631    $  440,797
                                                              ==========    ==========

NON-CASH TRANSACTIONS

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1997       1996        1995
                                                      --------    -------    --------
Common stock issued under restricted stock plans....  $  2,405    $ 1,278    $  1,868
Minimum liability under retirement plans............    (4,097)    (2,235)      4,213
Debenture conversions to common stock...............     6,417      1,240     188,707
Common stock issued in acquisitions.................    83,173     15,823     109,277
Debt issued in acquisitions.........................    21,325     26,467     114,609
Conversion of preferred securities of SCI Finance
  LLC...............................................   167,911         --          --

                       SERVICE CORPORATION INTERNATIONAL

NOTE SIXTEEN

EARNINGS PER SHARE

     In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share". All prior periods presented have been restated to conform to this new standard. A reconciliation of the numerators and denominators of the basic and diluted per share computations for income before extraordinary item follows:

                                                            YEARS ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1997          1996          1995
                                                     ----------    ----------    ----------
                                                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income (numerator):
  Income before extraordinary item -- basic........   $374,552      $265,298      $183,588
  After tax interest on convertible debentures.....      4,611         8,031        13,384
                                                      --------      --------      --------
  Income before extraordinary item -- diluted......   $379,163      $273,329      $196,972
                                                      ========      ========      ========
Shares (denominator):
  Shares -- basic..................................    245,470       235,299       199,603
     Stock options and warrants....................      4,827         3,919         3,709
     Convertible debentures........................      2,212         2,187        15,190
     Convertible preferred securities of SCI
       Finance LLC.................................      5,272        11,465        11,465
                                                      --------      --------      --------
  Shares -- diluted................................    257,781       252,870       229,967
                                                      ========      ========      ========
Earnings per share before extraordinary item:
  Basic............................................   $   1.53      $   1.13      $    .92
  Diluted..........................................   $   1.47      $   1.08      $    .86
                                                      ========      ========      ========

NOTE SEVENTEEN

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST*      SECOND      THIRD       FOURTH        YEAR
                                     --------    --------    --------    --------    ----------
Revenues:
  1997.............................  $638,449    $601,141    $584,818    $643,994    $2,468,402
  1996.............................   575,453     564,749     544,500     609,492     2,294,194
Gross profit:
  1997.............................   188,152     163,183     151,772     184,505       687,612
  1996.............................   160,168     144,063     131,378     168,843       604,452
Net income:
  1997.............................    90,345      78,801      72,724      91,880       333,750
  1996.............................    71,897      62,250      57,395      73,756       265,298
Basic earnings per share:
  1997.............................       .38         .33         .29         .36          1.36
  1996.............................       .31         .26         .25         .31          1.13
Diluted earnings per share:
  1997.............................       .36         .31         .28         .36          1.31
  1996.............................       .29         .25         .24         .30          1.08

-----------------

* The quarter ended March 31, 1997 includes (1) a $68,100 gain ($42,000 after tax) on the sale of the Company's interest in ECI and (2) a $40,802 extraordinary loss (net of tax) on the early extinguishment of debt.

                       SERVICE CORPORATION INTERNATIONAL

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                      THREE YEARS ENDED DECEMBER 31, 1997

                                       BALANCE AT   CHARGED TO   CHARGED TO                     BALANCE
                                       BEGINNING    COSTS AND       OTHER                       AT END
             DESCRIPTION               OF PERIOD     EXPENSES    ACCOUNTS(2)   DEDUCTIONS(1)   OF PERIOD
             -----------               ----------   ----------   -----------   -------------   ---------
                                                                  (THOUSANDS)
Current --
  Allowance for contract
     cancellations and doubtful
     accounts:
     Year ended December 31, 1997....   $45,155      $23,400       $ 5,333       $(21,291)     $ 52,597
     Year ended December 31, 1996....    34,147       14,187         6,638         (9,817)       45,155
     Year ended December 31, 1995....    20,156        8,853        10,904         (5,766)       34,147
Due After One Year -- Allowance for
  contract cancellations and doubtful
  accounts:
     Year ended December 31, 1997....   $29,951      $ 6,202       $ 1,123       $ (1,312)     $ 35,964
     Year ended December 31, 1996....    23,298        3,072         3,581             --        29,951
     Year ended December 31, 1995....    16,086        2,999         4,689           (476)       23,298

-----------------

(1) Uncollected receivables written off, net of recoveries.

(2) Primarily acquisitions and dispositions of operations.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

ITEM 11. EXECUTIVE COMPENSATION.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Information called for by PART III (Items 10, 11, 12 and 13) has been omitted as the Company intends to file with the Commission not later than 120 days after the close of its fiscal year a definitive Proxy Statement pursuant to Regulation 14A. Such information is set forth in such Proxy Statement (i) with respect to Item 10 under the captions "Election of Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance", (ii) with respect to Items 11 and 13 under the captions "Certain Information with Respect to Officers and Directors", "Compensation Committee Interlocks and Insider Participation" and "Certain Transactions" and (iii) with respect to Item 12 under the caption "Voting Securities and Principal Holders." The information as specified in the preceding sentence is incorporated herein by reference. Notwithstanding anything set forth in this Form 10-K, the information under the caption "Compensation Committee Report on Executive Compensation" and under the captions "Overview of Executive Compensation" and "Performance Graph" in such Proxy Statement are not incorporated by reference into this Form 10-K.

     The information regarding the Company's executive officers called for by
Item 401 of Regulation S-K has been included in PART I of this report.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

     (a)(1)-(2) Financial Statements and Schedule:

     The financial statements and schedule are listed in the accompanying Index to Financial Statements and Related Schedule on page 21 of this report.

     (3) Exhibits:

     The exhibits listed on the accompanying Exhibit Index on pages 54-56 are filed as part of this report.

     (b) Reports on Form 8-K:

     The Company did not file any reports on Form 8-K during the quarter ended December 31, 1997.

     (c) Included in (a) above.

     (d) Included in (a) above.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant, Service Corporation International, has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        SERVICE CORPORATION INTERNATIONAL

Dated: March 27, 1998                   By:           JAMES M. SHELGER
                                           -------------------------------------
                                                    (James M. Shelger,
                                              Senior Vice President, General
                                                  Counsel and Secretary)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

                      SIGNATURE                                        TITLE                         DATE
                      ---------                                        -----                         ----

                    R. L. WALTRIP*                     Chairman of the Board and Chief          March 27, 1998
-------------------------------------------------------    Executive Officer
                   (R. L. Waltrip)

                 GEORGE R. CHAMPAGNE*                  Senior Vice President Chief Financial    March 27, 1998
-------------------------------------------------------    Officer (Principal Financial
                (George R. Champagne)                    Officer)

                   WESLEY T. MCRAE                     Corporate Controller of SCI              March 27, 1998
-------------------------------------------------------    Management Corporation, a
                  (Wesley T. McRae)                      subsidiary of the Registrant
                                                         (Principal Accounting Officer)

                  ANTHONY L. COELHO*                   Director                                 March 27, 1998
-------------------------------------------------------
                 (Anthony L. Coelho)

                  DOUGLAS M. CONWAY*                   Director                                 March 27, 1998
-------------------------------------------------------
                 (Douglas M. Conway)

                  JACK FINKELSTEIN*                    Director                                 March 27, 1998
-------------------------------------------------------
                 (Jack Finkelstein)

                   A. J. FOYT, JR.*                    Director                                 March 27, 1998
-------------------------------------------------------
                  (A. J. Foyt, Jr.)

                 JAMES J. GAVIN, JR.*                  Director                                 March 27, 1998
-------------------------------------------------------
                (James J. Gavin, Jr.)

                   JAMES H. GREER*                     Director                                 March 27, 1998
-------------------------------------------------------
                  (James H. Greer)

               L. WILLIAM HEILIGBRODT*                 Director                                 March 27, 1998
-------------------------------------------------------
              (L. William Heiligbrodt)

                      SIGNATURE                                        TITLE                         DATE
                      ---------                                        -----                         ----

                    B. D. HUNTER*                      Director                                 March 27, 1998
-------------------------------------------------------
                   (B. D. Hunter)

                 JOHN W. MECOM, JR.*                   Director                                 March 27, 1998
-------------------------------------------------------
                (John W. Mecom, Jr.)

               CLIFTON H. MORRIS, JR.*                 Director                                 March 27, 1998
-------------------------------------------------------
              (Clifton H. Morris, Jr.)

                 E. H. THORNTON, JR.*                  Director                                 March 27, 1998
-------------------------------------------------------
                (E. H. Thornton, Jr.)

                  W. BLAIR WALTRIP*                    Director                                 March 27, 1998
-------------------------------------------------------
                 (W. Blair Waltrip)

                 EDWARD E. WILLIAMS*                   Director                                 March 27, 1998
-------------------------------------------------------
                (Edward E. Williams)

                * By JAMES M. SHELGER
  -------------------------------------------------
       (James M. Shelger, as Attorney-In-Fact
         For each of the Persons indicated)

                                 EXHIBIT INDEX

                        PURSUANT TO ITEM 601 OF REG. S-K

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           3.1           -- Restated Articles of Incorporation. (Incorporated by
                            reference to Exhibit 3.1 to Registration Statement No.
                            333-10867 on Form S-3).
           3.2           -- Articles of Amendment to Restated Articles of
                            Incorporation. (Incorporated by reference to Exhibit 3.1
                            to Form 10-Q for the fiscal quarter ended September 30,
                            1996).
           3.3           -- Statement of Resolution Establishing Series of Shares of
                            Series C junior Participating Preferred Stock, dated
                            August 5, 1988. (Incorporated by reference to Exhibit 3.1
                            to Form 10-Q for the fiscal quarter ended July 31, 1988).
           3.4           -- Bylaws, as amended. (Incorporated by reference to Exhibit
                            3.7 to Form 10-K for the fiscal year ended December 31,
                            1991).
           4.1           -- Rights Agreement dated as of July 18, 1988 between the
                            Company and Texas Commerce Bank National Association.
                            (Incorporated by reference to Exhibit 1 to Form 8-K dated
                            July 18, 1988).
           4.2           -- Amendment, dated as of May 10, 1990, to the Rights
                            Agreement, dated as of July 18, 1988, between the Company
                            and Texas Commerce Bank National Association.
                            (Incorporated by reference to Exhibit 1 to Form 8-K dated
                            May 10, 1990).
           4.3           -- Agreement Appointing a Successor Rights Agent under
                            Rights Agreement, dated as of June 1, 1990, by the
                            Company and Ameritrust Company National Association.
                            (Incorporated by reference to Exhibit 4.1 to Form 10-Q
                            for the fiscal quarter ended June 30, 1990).
           4.4           -- Undertaking to furnish instruments related to long-term debt.
          10.1           -- Retirement Plan For Non-Employee Directors. (Incorporated
                            by reference to Exhibit 10.1 to Form 10-K for the fiscal
                            year ended December 31, 1991).
          10.2           -- Agreement dated May 14, 1992 between the Company, R. L.
                            Waltrip and related parties relating to life insurance.
                            (Incorporated by reference to Exhibit 10.4 to Form 10-K
                            for the fiscal year ended December 31, 1992).
          10.3           -- Employment Agreement, dated November 11, 1991, as amended and restated as of August 12, 1992, further amended and
                            restated as of May 12, 1993, and further amended and
                            restated as of January 1, 1997, between SCI Executive
                            Services, Inc. and R. L. Waltrip. (Incorporated by
                            reference to Exhibit 10.3 to Form 10-K for the fiscal
                            year ended December 31, 1996).
          10.4           -- Non-Competition Agreement and Amendment to Employment
                            Agreement, dated November 11, 1991, among the Company, R.
                            L. Waltrip and Claire Waltrip. (Incorporated by reference
                            to Exhibit 10.9 to Form 10-K for the fiscal year ended
                            December 31, 1992).
          10.5           -- Employment Agreement, dated January 1, 1998, between SCI
                            Executive Services, Inc. and L. William Heiligbrodt.
          10.6           -- Employment Agreement, dated January 1, 1998, between SCI
                            Executive Services, Inc. and W. Blair Waltrip.
          10.7           -- Employment Agreement, dated January 1, 1998, between SCI
                            Executive Services, Inc. and John W. Morrow, Jr.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          10.8           -- Employment Agreement, dated November 11, 1991, as amended and restated as of August 12, 1992, further amended and
                            restated as of May 12, 1993, and further amended and
                            restated as of January 1, 1995, between Service
                            Corporation International and Jerald L. Pullins.
          10.9           -- Form of Employment Agreement pertaining to officers
                            (other than the officers identified in the preceding
                            exhibits).
          10.10          -- Form of 1986 Stock Option Plan. (Incorporated by
                            reference to Exhibit 10.21 to Form 10-K for the fiscal
                            year ended December 31, 1991).
          10.11          -- Amendment to 1986 Stock Option Plan, dated February 12,
                            1997. (Incorporated by reference to Exhibit 10.11 to Form
                            10-K for the fiscal year ended December 31, 1996).
          10.12          -- Amendment to 1986 Stock Option Plan, dated November 13,
                            1997.
          10.13          -- Amended 1987 Stock Plan. (Incorporated by reference to
                            Appendix A to Proxy Statement dated April 1, 1991).
          10.14          -- First Amendment to Amended 1987 Stock Plan. (Incorporated
                            by reference to Exhibit 10.23 to Form 10-K for the fiscal
                            year ended December 31, 1993).
          10.15          -- 1993 Long-Term Incentive Stock Option Plan. (Incorporated
                            by reference to Exhibit 4.12 to Registration Statement
                            No. 333-00179 on Form S-8).
          10.16          -- Amendment to 1993 Long-Term Incentive Stock Option Plan,
                            dated February 12, 1997. (Incorporated by reference to
                            Exhibit 10.15 to Form 10-K for the fiscal year ended
                            December 31, 1996).
          10.17          -- Amendment to 1993 Long-Term Incentive Stock Option Plan,
                            dated November 13, 1997.
          10.18          -- Service Corporation International ECI Stock Option Plan.
                            (Incorporated by reference to Exhibit 10.1 to Form 10-Q
                            for the fiscal quarter ended September 30, 1994).
          10.19          -- 1995 Incentive Equity Plan. (Incorporated by reference to
                            Annex B to Proxy Statement dated April 17, 1995).
          10.20          -- Amendment to 1995 Incentive Equity Plan, dated February
                            12, 1997. (Incorporated by reference to Exhibit 10.18 to
                            Form 10-K for the fiscal year ended December 31, 1996).
          10.21          -- Amendment to 1995 Incentive Equity Plan, dated November
                            13, 1997.
          10.22          -- 1995 Stock Plan for Non-Employee Directors. (Incorporated
                            by reference to Annex A to Proxy Statement dated April
                            17, 1995).
          10.23          -- 1996 Incentive Plan. (Incorporated by reference to Annex
                            A to Proxy Statement dated April 15, 1996).
          10.24          -- Amendment to 1996 Incentive Plan, dated February 12,
                            1997. (Incorporated by reference to Exhibit 10.22 to Form
                            10-K for the fiscal year ended December 31, 1996).
          10.25          -- Amendment to 1996 Incentive Plan, dated November 13,
                            1997.
          10.26          -- Split Dollar Life Insurance Plan. (Incorporated by
                            reference to Exhibit 10.36 to Form 10-K for the fiscal
                            year ended December 31, 1995).

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          10.27          -- Agreement for Reorganization, dated August 15, 1989 among
                            Morrow Partners, Inc., J.W. Morrow Investment Company,
                            John W. Morrow Jr., Billy Dee Davis and the Company;
                            Agreement-Not-To-Compete, dated August 15, 1989, between
                            John W. Morrow, Jr., Morrow Partners, Inc. and the
                            Company, and; Lease dated August 15, 1989, by John W.
                            Morrow, Jr. and Crawford A. Crim Funeral Home, Inc.
                            (Incorporated by reference to Exhibit 10.27 to Form 10-K
                            for the fiscal year ended December 31, 1989).
          10.28          -- Supplemental Executive Retirement Plan for Senior
                            Officers (as Amended and Restated Effective as of
                            December 31, 1993). (Incorporated by reference to Exhibit
                            10.21 to Form 10-K for the fiscal year ended December 31,
                            1993).
          10.29          -- First Amendment to Supplemental Executive Retirement Plan
                            for Senior Officers. (Incorporated by reference to
                            Exhibit 10.26 to Form 10-K for the fiscal year ended
                            December 31, 1994).
          10.30          -- Second Amendment to Supplemental Executive Retirement
                            Plan for Senior Officers. (Incorporated by reference to
                            Exhibit 10.1 to Form 10-Q for the fiscal quarter ended
                            June 30, 1997).
          10.31          -- Deferred Compensation Plan.
          10.32          -- Second Supplemental Indenture, dated January 19, 1996,
                            between the Company and Texas Commerce Bank National
                            Association regarding Indenture dated May 1, 1970.
          12.1           -- Ratio of Earnings to Fixed Charges.
          21.1           -- Subsidiaries of the Company.
          23.1           -- Consent of Independent Accountants (Coopers & Lybrand
                            L.L.P.).
          24.1           -- Powers of Attorney.
          27             -- Financial Data Schedules.

In the above list, the management contracts or compensatory plans or arrangements are set forth in Exhibits 10.1 through 10.26 and 10.28 through 10.31.

                                                                         ANNEX 2
                                             SCI 1998 Definitive Proxy Statement


                       SERVICE CORPORATION INTERNATIONAL
                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS 77219-0548
                             ----------------------

                              PROXY STATEMENT AND
                              1998 ANNUAL MEETING
                                     NOTICE

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1998

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Service Corporation International will be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 14, 1998, at 10:00 a.m., Houston time, for the following purposes:

          (1) To elect two directors as members of the class of directors to serve until the third succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; and

          (2) To act on such other business that may properly come before the meeting or any adjournment(s) thereof.

     The transfer books of the Company will not be closed, but only holders of Common Stock of record at the close of business on March 26, 1998 will be entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding stock entitled to vote is required for a quorum.

     The management sincerely desires your presence at the meeting. However, so that we may be sure that your vote will be included, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            James M. Shelger, Secretary
Houston, Texas
April 8, 1998

                                PROXY STATEMENT

                       SERVICE CORPORATION INTERNATIONAL
         1929 ALLEN PARKWAY, P.O. BOX 130548 HOUSTON, TEXAS 77219-0548

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Service Corporation International, a Texas corporation ("SCI" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 14, 1998, at 10:00 a.m., Houston time, and at any recess or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 8, 1998. A copy of the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1997, including the consolidated financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting.

     At March 26, 1998, the Company had outstanding and entitled to vote 255,840,952 shares of Common Stock, $1.00 par value ("Common Stock"). The holders of Common Stock will be entitled to one vote per share on each matter considered (cumulative voting is not permitted). A majority of the votes entitled to be cast must be represented at the Annual Meeting, in person or by proxy, for a quorum to be present for the transaction of business. Only shareholders of record at the close of business on March 26, 1998 will be entitled to vote at the Annual Meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for (a) the election of directors, and (b) the approval of such other matters as may properly come before the meeting or any adjournment thereof.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to its voting by a later dated proxy or by written notice of revocation filed with the Secretary of the Company. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person.

     In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are directors to be elected. Abstentions are counted toward the calculation of a quorum. An abstention has the same effect as a vote against the proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not count toward a quorum as to that matter.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each with staggered terms of three years. Two directors whose terms expire at this Annual Meeting have been renominated for three-year terms expiring at the 2001 Annual Meeting of Shareholders. The terms of office of the directors in the other two classes expire at the Annual Meetings of Shareholders to be held in 1999 and 2000.

     The enclosed proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided below.

     Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.

     The following table sets forth, as to each nominee for election and each director whose term will continue, such person's name and age, the committees on which such person serves, the person's current principal occupation and the year in which such person was first elected a director of the Company.

            DIRECTOR                                                             DIRECTOR
              NAME                            PRINCIPAL OCCUPATION                SINCE     AGE
            --------                          --------------------               --------   ---
DIRECTOR NOMINEES FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING:
B. D. Hunter(1)..................  Chairman of the Board and Chief Executive       1986     68
                                   Officer of Huntco, Inc. (intermediate steel
                                   processor)
John W. Mecom, Jr.(2)............  Chairman of the Board of The John W. Mecom      1983     58
                                   Co. (personal and family investments)
DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING:
Jack Finkelstein(1)(3)(4)........  Personal and family trust investments           1965     70
James H. Greer(2)................  Chairman of the Board of Shelton W. Greer       1978     71
                                   Co., Inc. (engineering, manufacturing,
                                   fabrication and installation of building
                                   specialty products)
L. William                         President and Chief Operating Officer of        1975     56
  Heiligbrodt(1)(4)(5)...........  the Company
Clifton H. Morris, Jr.(3)........  Chairman of the Board and Chief Executive       1990     62
                                   Officer of AmeriCredit Corp. (financing of
                                   automotive vehicles)
W. Blair Waltrip(1)(4)(5)........  Executive Vice President Operations of the      1986     43
                                   Company
DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING:
Anthony L. Coelho................  Consultant                                      1991     55
A. J. Foyt, Jr...................  President of A. J. Foyt Enterprises, Inc.       1974     63
                                   (designer, manufacturer, and exhibitor of
                                   high-speed engines and racing vehicles and
                                   marketer of automotive vehicles)
E. H. Thornton, Jr.(1)(2)(3).....  Attorney with Thornton & Burnett, Attorneys     1962     88
                                   at Law
R. L. Waltrip(1)(4)(5)...........  Chairman of the Board and Chief Executive       1962     67
                                   Officer of the Company
Edward E. Williams(1)(3)(4)......  Henry Gardiner Symonds Professor and            1991     52
                                   Director of the Entrepreneurship Program at
                                   the Jesse H. Jones Graduate School of
                                   Management at Rice University

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Investment Committee

(5) Member of Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee

     Each director has been engaged in his current principal occupation set forth in the table during the last five years except as indicated below. Also set forth below are certain other directorships held by directors.

     B. D. Hunter is a member of the Board of Directors of Cash America International, Inc. and Celebrity, Inc.

     James H. Greer is a member of the Board of Directors of AmeriCredit Corp. and TEI, Inc.

     L. William Heiligbrodt is a member of the Board of Directors of BJ Services Company.

     Since January 1990, W. Blair Waltrip also served as Chairman of the Board and President of Service Corporation International (Canada) Limited, a Company subsidiary which was 31% publicly owned until September 1995. Mr. W. Blair Waltrip is a member of the Board of Directors of TEI, Inc. Mr. W. Blair Waltrip is the son of Mr. R. L. Waltrip.

     Since September 1997, Anthony L. Coelho has served as a consultant to Telecommunications, Inc. From July 1995 to November 1997 Mr. Coelho served as Chairman and Chief Executive Officer of Coelho Associates, L.L.C. (investment consulting and brokerage firm) and served from October 1995 to September 1997 as Chairman and Chief Executive Officer of ETC w/tci (training and communication firm). Prior thereto, from January 1990 to June 1995, he was President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. (asset management firm) and from October 1989 to June 1995, Managing Director, Wertheim Schroder & Co., Inc. (investment banking firm). Mr. Coelho is a member of the Board of Directors of AutoLend Group, Inc., Cyberonics, Inc., ICF Kaiser International, Inc., International Thoroughbred Breeders, Inc., ITT Educational Services, Inc. and TEI, Inc.

     R. L. Waltrip is a member of the Board of Directors of TEI, Inc.

     Edward E. Williams is a member of the Board of Directors of Equus II Incorporated.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during 1997. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee, Investment Committee, Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee.

     The Executive Committee has authority to exercise many of the powers of the Board between Board meetings, including selection on its own motion of nominees for election to the Board. The Executive Committee held twelve meetings during 1997.

     The primary function of the Audit Committee is to review the scope and results of audits by the Company's independent and internal auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of all accounting and financial services. During 1997, the Audit Committee held two meetings.

     The Compensation Committee, which has the general duty to review and approve compensation for officers, including the granting of bonuses and the administration of the Company's stock and stock option plans, held four meetings during 1997.

     The Investment Committee's primary functions are to establish overall guidelines and review the transactions in the investment portfolios of independent trusts which hold funds collected by the Company and required to be held in trust under various state laws. During 1997, the Investment Committee held four meetings.

     The Directors Stock Committee administers the 1995 Stock Plan For Non-Employee Directors. The 1996 Nonqualified Incentive Plan Stock Option Committee administers the 1996 Nonqualified Incentive Plan. These committees did not hold any meetings in 1997.

     During 1997, each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served.

                       OVERVIEW OF EXECUTIVE COMPENSATION

     During 1997, SCI enjoyed increased revenues and net income. In management's opinion, SCI has generated excellent returns for its shareholders. For example, an investment of $100 in SCI's stock at the end of 1992 would have been worth $430 by year-end 1997, producing a total shareholder return (assuming quarterly reinvestment of dividends) of 330% for this period. During the same period, a $100 investment in the S&P 500 Index (assuming quarterly reinvestment of dividends) would have been worth $252, which represents a 152% total return. Thus, SCI's total shareholder return over the five-year period ended December 31, 1997 was more than two times the return generated by the broader market index.

     During 1997, the Company acquired 294 funeral service locations, 51 cemeteries and 19 crematoria. Including these acquisitions, the Company operated 3,127 funeral service locations, 392 cemeteries and 166 crematoria located in 17 countries on five continents as of the end of 1997.

     SCI remains committed to a path of growth and continued focus on increasing shareholder value. To achieve these aims, the Company's Board of Directors believes that it is crucial to provide key employees with substantial incentive compensation opportunities tied to performance. These incentive programs (which are described in the Compensation Committee Report set forth below) are intended to enable the Company to retain and attract the core talent needed to sustain the results achieved over the last five years. The central focus of SCI's total compensation program is intended to forge a direct link between the economic interests of shareholders and management.

     SCI's Board of Directors and employees are proud of the Company's accomplishments in 1997.

PERFORMANCE GRAPH

     The following graph presents the Company's cumulative shareholder return over the period from December 31, 1992 to December 31, 1997. The Company is compared to the S&P 500 Index and to a Peer Group Index. Each Index assumes $100 invested at the close of trading on December 31, 1992 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

  The data source for the following graph is S&P Compustat Services.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                                   1992-1997

           Measurement Period                                   S&P 500
         (Fiscal Year Covered)                  SCI              Index           Peer Group
1992                                                   100               100               100
1993                                                   147               110               109
1994                                                   157               112               113
1995                                                   253               153               136
1996                                                   325               189               165
1997                                                   430               252               196

Peer Group companies are: Airtouch Communications Inc., American Greetings Corp., Corning Inc., The Dial Corporation., Harcourt General, Inc., Harris Corporation, Jostens Inc., Minnesota Mining & Manufacturing Co., Pioneer Hi-Bred International, TRW Inc., Viad Corp., and Whitman Corporation. These companies are the same companies that previously made up the S&P Miscellaneous Index, with the addition of Viad Corp. The Dial Corporation split into two companies (The Dial Corporation and Viad Corp.) in 1996, so Viad Corp. has been added to the group. Standard & Poor's discontinued its S&P Miscellaneous Index after 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a committee of outside Directors chaired by Mr. E. H. Thornton, Jr. Other members are Mr. James
H. Greer and Mr. John W. Mecom, Jr. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company, including long-term incentive arrangements. The Committee has ultimate responsibility for aligning the Company's total compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations. This Committee report documents the basis on which 1997 compensation determinations were made and further describes the components of officer compensation programs for the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Committee that all compensation programs should (1) link pay and performance, and (2) attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives. The Company also focuses strongly on stock-based compensation, since this form of compensation provides the clearest link to enhanced shareholder value. From time to time, the Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans. These programs include base salaries, annual performance-based incentives and long-term incentives, all as further detailed below.

BASE SALARIES

     Base salaries for the Company's officers in 1997 were reviewed through comparisons with a group of approximately 83 companies of similar size (as measured by revenues and level of earnings) across various industries (the "Comparison Group"). The competitive pay data is not drawn from the entire group of companies which comprise the Peer Group Index (formerly the S&P Miscellaneous Index) reflected in the performance graph in this proxy statement, since the Committee believes revenue size and earnings level comparisons are more appropriate criteria for establishing base salary and annual incentive compensation rates. There has been no attempt to tie together the performance graph companies and the Comparison Group although there is some overlap between the groups. The Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Committee, using its discretion, considers market base salary rates at the 75th percentile of salaries of the Comparison Group, and considers earnings per share growth, operating income growth, sales growth, and total shareholder return. The Committee also makes a subjective review of individual performance in making base salary decisions for officers. These criteria are assessed in a non-formula fashion and are not weighted. All of the officers shown in the summary compensation table (the "Named Executives") have employment agreements (see "Executive Employment Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, under the agreements, base salaries may not be decreased. In 1997, the Named Executives received salary increases averaging approximately eight percent over the prior year. However, the size of increases ranged from a low of 6% to a high of 13%. The current base salary levels for Named Executives are, overall, consistent with the Company's philosophy of targeting the 75th percentile of salaries of the Comparison Group. With respect to an item of compensation of an executive, the term "75th percentile" means a level of compensation which is greater than the compensation of peer executives at 75% of the companies in a survey or selected group of companies.

ANNUAL INCENTIVE COMPENSATION

     All of the Company's officers have a significant portion of their total compensation at risk through annual incentive opportunities that are linked to key financial and operational objectives for the Company on a consolidated basis. The objective of this policy is to focus the Named Executives on the attainment of objectives that the Committee believes are primary determinants of share price over time. While the Committee has discretion to consider other factors (including operating income growth, sales growth and total shareholder return), the primary basis for determining awards is earnings per share growth. Actual awards are proportionately decreased or increased on the basis of the Company's earnings per share growth compared to target, subject to maximum award amounts. Target award levels are set at approximately the 75th percentile of annual incentive compensation of the Comparison Group. Payments are generally made in cash and are subject to the discretion of the Committee to make downward adjustments.

     In the first quarter of 1997, the Committee established performance goals for 1997. Annual incentive awards earned for 1997 performance were significantly above target for the Named Executives because the Company's earnings per share growth of 21% exceeded 1997 targeted levels of growth in earnings per share. No corporate performance criterion or factor other than earnings per share growth was considered for 1997.

LONG-TERM INCENTIVE COMPENSATION

     In recent years, the Committee has placed significant emphasis on stock-based compensation for officers. In 1997, new long-term incentive awards were granted to the Named Executives and other officers on two separate occasions. The initial awards were made in January 1997 in the form of stock option grants established at approximately the 90th percentile of long-term incentive awards of a survey group of 24 companies (the "Survey Group") having high earnings per share growth rates similar to the Company's. There has been no attempt to tie together the performance graph companies and the Survey Group, although there is overlap between companies in the S&P 500 Index and the Survey Group. This grant was intended to represent a normal single-year option award reflecting the Company's philosophy of focusing strongly on stock-based compensation. For positions other than the Chief Executive Officer ("CEO"), these stock options fully vest seven years after the grant date and have an eight-year term. However, vesting is automatically accelerated if SCI's stock price reaches certain pre-determined target levels within four years of the date of grant as shown in the table below.

     Following further analysis of marketplace pay levels for the Survey Group and the Comparison Group and in light of the accelerated vesting of performance options previously granted under the 1993 Long-Term Incentive Stock Option Plan, the Committee chose to grant additional stock options in August 1997. In determining the size of all 1997 option grants, the Committee did not consider restricted stock and stock option grants made in prior periods or the number and value of stock options held by such executives.

     The January 1997 and August 1997 stock options were granted with exercise prices equal to 100% of the fair market value of the Common Stock on the grant dates. The terms and conditions of the August 1997 option grant were the same as the January 1997 option grant (i.e., eight year term, seven year full vesting, vesting acceleration for achievement of specified share price targets) except that the share price targets were set at a higher level than the January grant. The August 1997 option grants were made in amounts equal to approximately three times the Survey Group's 75th to 90th percentile levels of annual long-term incentive awards. The table below shows the stock price performance targets for accelerated vesting under both 1997 stock option grants.

     TARGET SHARE PRICE
----------------------------
JANUARY GRANT   AUGUST GRANT   % OF EACH GRANT VESTING
-------------   ------------   -----------------------
     $45            $48                  20%
     $50            $56                  50%
     $55            $65                 100%

     These stock price targets must be sustained for 10 consecutive trading days within four years of the grant date before vesting is accelerated.

     Certain officers other than the Named Executives also received grants of restricted stock. The restricted stock grants were made to increase share ownership levels of certain executives and to focus on total shareholder return performance. The awards vest at a rate of 50% three years after grant, 25% four years after grant, and 25% five years after grant.

1997 CHIEF EXECUTIVE OFFICER PAY

     As described above, the Company manages its pay for all executives, including the CEO, considering both a pay-for-performance philosophy and market rates of compensation for each executive position. Specific actions taken by the Committee regarding the CEO's compensation are summarized below.

  Base Salary

     In 1997, Mr. R. L. Waltrip's salary was increased from $798,000 to $870,000, a 9% increase. This base salary is consistent with the Company's philosophy of targeting the 75th percentile of the salaries of the Comparison Group. Mr. Waltrip's base salary increase was determined on the same basis as salary increases for other officers.

  Annual Incentive Compensation

     The annual incentive earned by the CEO for 1997 performance was $2,333,400, which was paid in cash. This annual incentive was calculated using a performance/payout formula with earnings per share growth as the sole corporate performance measure. The actual annual incentive award was above target since the Company's earnings per share performance was well above target. While the Committee had discretionary authority to make downward adjustments, the Committee concluded the CEO's individual performance was at the same level as the Company's earnings per share growth performance, so no downward adjustment to the annual incentive calculation was made by the Committee.

  Long-Term Incentive Compensation

     The CEO received a grant of 365,500 stock options in January 1997. This grant was equal to an annual grant at the 90th percentile of the Survey Group. This award vests at a rate of 50% per year commencing one year after the grant date. These stock options have an eight-year term and were granted with an exercise price equal to 100% of fair market value of the Common Stock on the grant date.

     The CEO also received a second grant of 1.2 million stock options in August 1997. The grant is equal to three times a market 90th percentile annual award for the Survey Group. These stock options have a term of eight years and were granted with an exercise price equal to 100% of fair market value of the Common Stock on the date of grant. The vesting of these stock options may be accelerated based on the attainment of the August 1997 share price targets discussed under the long-term incentive section of this report. The performance sensitivity of this grant is built into the stock option concept, since the executive receives no income from stock options unless the share price rises. It is further enhanced by the feature that accelerates vesting based on the achievement of significant increases in share price.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") prohibits publicly traded companies from receiving a tax deduction on compensation paid to named executive officers in excess of $1 million annually. Although the Committee has not adopted a policy relating to OBRA, the Committee considers the OBRA restrictions when structuring compensation programs. However, the Committee believes that compensation is more important than tax deductibility in focusing management on its goal of increasing shareholder value.

                                            COMPENSATION COMMITTEE:

                                              E.H. Thornton, Jr., Chairman
                                              James H. Greer
                                              John W. Mecom, Jr.

           CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth information for the three years ended December 31, 1997 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                                                                       LONG-TERM COMPENSATION
                                                                               --------------------------------------
                                              ANNUAL COMPENSATION                      AWARDS                PAYOUTS
---------------------------------------------------------------------------------------------------------------------
                                                                               RESTRICTED                   LONG-TERM
         NAME AND                                             OTHER ANNUAL       STOCK        STOCK         INCENTIVE
    PRINCIPAL POSITION       YEAR   SALARY(1)     BONUS      COMPENSATION(2)     AWARD       OPTIONS         PAYOUTS
---------------------------------------------------------------------------------------------------------------------
 R. L. Waltrip               1997   $879,000    $2,333,400     $  342,588       $      0     1,565,500      $      0
 Chairman and                1996    844,000     2,170,500        266,976              0       440,000       740,300
 Chief Executive Officer     1995    821,750     1,919,400        713,312              0             0       694,700
 L. William Heiligbrodt      1997    660,000     1,729,900        195,720              0     1,204,500             0
 President and               1996    566,000     1,238,400        192,998              0       400,000       441,100
 Chief Operating Officer     1995    551,500     1,095,600        470,513              0             0       413,900
 W. Blair Waltrip            1997    450,000       823,200        141,431              0       623,500             0
 Executive Vice President    1996    416,000       800,800        125,090              0       200,000       234,700
 Operations                  1995    387,277       629,900        271,447              0             0       220,300
 Jerald L. Pullins           1997    362,500       631,000        254,476              0       506,500             0
 Executive Vice President    1996    320,000       598,400        260,535              0             0             0
 International Operations    1995    290,000       436,500         95,800        170,625       400,000             0
 John W. Morrow, Jr.         1997    340,000       573,700         97,723              0       356,500             0
 Executive Vice President    1996    318,000       580,800         90,758              0       130,000       208,900
 Special Services            1995    301,500       489,700        197,961              0             0       196,100
---------------------------------------------------------------------------------------------------------------------

---------------------------  ---------------

---------------------------  ---------------

         NAME AND               ALL OTHER
    PRINCIPAL POSITION       COMPENSATION(3)
---------------------------  ---------------
 R. L. Waltrip                  $284,126
 Chairman and                    272,234
 Chief Executive Officer          78,580
 L. William Heiligbrodt           74,451
 President and                    69,846
 Chief Operating Officer             787
 W. Blair Waltrip                 42,252
 Executive Vice President         41,238
 Operations                          830
 Jerald L. Pullins                53,608
 Executive Vice President         50,779
 International Operations            735
 John W. Morrow, Jr.              62,773
 Executive Vice President         58,336
 Special Services                  1,481
------------------------------------------------------------

(1) Salary includes director fees of $45,000 each for Messrs. R. L. Waltrip, Heiligbrodt and W. Blair Waltrip for 1997.

(2) Figures include tax gross-up payments on restricted stock award vestings and Interest Reimbursements. Figures also include other executive perquisites and benefits, including, for 1997, $110,500 for Interest Reimbursement for Mr. R. L. Waltrip; $43,890 for use of aircraft and $65,000 for Interest Reimbursement for Mr. Heiligbrodt; $45,968 for use of aircraft and $39,000 for Interest Reimbursement for Mr. W. Blair Waltrip; $101,263 for expatriate allowances for Mr. Pullins; and $34,125 for Interest Reimbursement for Mr. Morrow. "Interest Reimbursement" means a payment to the individual as reimbursement of interest paid by him on the loan from the Company described in the fifth paragraph under "Certain Transactions."

(3) Consists of the following for 1997: $281,790 for split dollar life insurance and $2,336 for term life insurance for Mr. R. L. Waltrip; $73,514 for split dollar life insurance and $937 for term life insurance for Mr. Heiligbrodt; $41,486 for split dollar life insurance and $766 for term life insurance for Mr. W. Blair Waltrip; $52,762 for split dollar life insurance and $846 for term life insurance for Mr. Pullins; and $61,134 for split dollar life insurance and $1,639 for term life insurance for Mr. Morrow.

STOCK OPTIONS

                             OPTION GRANTS IN 1997

                                               NUMBER OF    % OF TOTAL
                                               SCI SHARES     OPTIONS
                                               UNDERLYING   GRANTED TO    EXERCISE                 GRANT DATE
                                                OPTIONS      EMPLOYEES    PRICE PER   EXPIRATION     PRESENT
                                  GRANT DATE   GRANTED(1)     IN 1997     SHARE(2)       DATE       VALUE(3)
                                  ----------   ----------   -----------   ---------   ----------   -----------
R. L. Waltrip...................   01/02/97      365,500        5.1%       $27.625     01/02/05    $ 4,219,076
                                   08/12/97    1,200,000       16.8%       31.75       08/12/05     15,855,720
L. W. Heiligbrodt...............   01/02/97      304,500        4.3%       27.625      01/02/05      3,514,935
                                   08/12/97      900,000       12.6%       31.75       08/12/05     11,891,790
W. Blair Waltrip................   01/02/97      198,500        2.8%       27.625      01/02/05      2,291,345
                                   08/12/97      425,000        5.9%       31.75       08/12/05      5,615,568
Jerald L. Pullins...............   01/02/97      106,500        1.5%       27.625      01/02/05      1,229,361
                                   08/12/97      400,000        5.6%       31.75       08/12/05      5,285,240
John W. Morrow, Jr..............   01/02/97      106,500        1.5%       27.625      01/02/05      1,229,361
                                   08/12/97      250,000        3.5%       31.75       08/12/05      3,303,275

---------------

(1) The stock options granted to Mr. R. L. Waltrip on January 2, 1997, vested 50% on January 2, 1998 and will vest 50% on January 2, 1999. The stock options granted to R.L. Waltrip on August 12, 1997 and all stock options granted to Messrs. Heiligbrodt, W. Blair Waltrip, Jerald L. Pullins and John
    W. Morrow will vest upon the occurrence of certain events, including vesting at seven years after the date of the grant, or earlier if the Common Stock exceeds or equals certain target price levels during the first four years from the date of grant. If the market price of the Common Stock exceeds or equals the following target price for 10 consecutive trading days, the stock options will vest as follows:

     1/2/97 GRANT         8/12/97 GRANT
  TARGET SHARE PRICE    TARGET SHARE PRICE    OPTION VESTING
  ------------------   --------------------   --------------
         $45                   $48                  20%
         $50                   $56                  50%
         $55                   $65                 100%

     Each option will also fully vest upon a change of control of the Company (as defined in the plan).

(2) The exercise price for all grants is the market price at the date of grant.

(3) The present value of options is based on a present value model known as the "Black-Scholes option pricing model" to arrive at the values shown. The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the 1/2/97 and 8/12/97 grants are: volatility rate of 26.8%; annual dividend yield of 1.0%; and risk free interest rate of 6.6% and 6.5%, respectively.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1997 OPTION VALUES

                                                                NUMBER OF SHARES             VALUE OF UNEXERCISED
                               SHARES                    UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                              ACQUIRED                        AT DECEMBER 31, 1997             DECEMBER 31, 1997
                                 ON           VALUE      ------------------------------   ---------------------------
           NAME              EXERCISE(1)   REALIZED(2)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   ------------    --------------   -----------   -------------
R. L. Waltrip..............    157,500     $1,666,870     3,320,000        1,785,500      $77,740,950    $12,777,469
L. William Heiligbrodt.....    112,500      1,190,621     2,100,000        1,404,500       48,580,300     10,366,906
W. Blair Waltrip...........     75,000        793,748     1,200,000          723,500       27,899,450      5,484,469
Jerald L. Pullins..........     30,000        317,500       157,010          749,490        3,162,135      7,949,349
John W. Morrow, Jr.........    182,500      3,082,433       885,000          421,500       20,661,153      3,218,969

---------------

(1) The amounts in the column represent shares of common stock of Equity Corporation International ("ECI") for which options were held, except that the amount for John W. Morrow, Jr. also includes 130,000 SCI shares acquired on exercise of options. During 1997, the Company sold all of its shares of common stock of ECI, and in connection therewith, the Company accelerated the vesting of ECI stock options and allowed a cash-out by the option holders in an amount equal to the stock appreciation over the exercise price for the options held.

(2) The amounts in the column represent the amounts received by the option holders upon cash-out of the ECI options by the Company, except that the amount for John W. Morrow, Jr. also includes the value realized on the exercise of options for 130,000 SCI shares.

RETIREMENT PLANS

  Cash Balance Plan

     The SCI Cash Balance Plan is a defined benefit plan. Each participant in the plan has an account, which will be credited, each year that a participant qualifies, with a Company contribution (based on annual compensation and years of benefit service) and interest. The chart below is the percentage applied to total compensation for determining the Company contribution for each participant.

                                                              PERCENTAGE OF
                  YEARS OF BENEFIT SERVICE                    COMPENSATION
                  ------------------------                    -------------
Less than six years.........................................       5.5%
Six to ten years............................................       6.5%
Eleven or more years........................................       8.0%

     The maximum compensation used in computing benefits under the SCI Cash Balance Plan for 1997 was limited to $160,000.

     For 1997, interest for each account was credited at the annual rate of 5.25%.

  Estimated Annual Benefits Payable at Age 65

                            NAME                              ANNUAL BENEFIT
                            ----                              --------------
R. L. Waltrip...............................................     $118,852*
L. William Heiligbrodt......................................       31,781
W. Blair Waltrip............................................       89,317
Jerald L. Pullins...........................................       35,874
John W. Morrow, Jr..........................................       17,143

---------------

* Currently being paid.

     Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

     The predecessor plan, the SCI Pension Plan, was restated and renamed the SCI Cash Balance Plan effective October 1, 1993. The SCI Pension Plan, a defined benefit plan, assumed employment continued to a normal retirement date of age
65. The annuity provided by the SCI Pension Plan, payable for life with 120 monthly payments certain, would provide a monthly benefit computed as follows:
40% of final average monthly compensation for the highest five consecutive years multiplied by a fraction of which the numerator is the years of benefit service (not to exceed 30) and the denominator is 30.

     Employees at least age 60 years old with 10 years of benefit service on September 30, 1993 will receive the greater of the benefit they would have earned under the SCI Pension Plan or the benefit earned under the SCI Cash Balance Plan.

     The credited years of service under the SCI Cash Balance Plan as of December 31, 1997, for the following named individuals are as follows: R. L. Waltrip (41), L. William Heiligbrodt (10), W. Blair Waltrip (20), Jerald L. Pullins (15) and John W. Morrow, Jr. (8).

  Supplemental Executive Retirement Plan for Senior Officers

     The Supplemental Executive Retirement Plan for Senior Officers ("SERP for Senior Officers") is a non-qualified plan which covers officers and subsidiary operating presidents, including the Named Executives. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan are set by the Compensation Committee from time to time. The Compensation Committee has set current guidelines such that the annual benefits will generally equal a percentage (75% for the Chairman and the President, and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60. These guidelines will not be applied if the participant would have been entitled to higher benefits under the Committee's previous guidelines.

     Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age fifty-five. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

The table below sets forth benefits for the Named Executives.

                 ANNUAL BENEFITS UNDER SERP FOR SENIOR OFFICERS

                                                                ESTIMATED ANNUAL
                                                                BENEFIT AT AGE 60
                                                                -----------------
R. L. Waltrip...............................................       $1,093,281(1)
L. William Heiligbrodt......................................          655,021(2)
W. Blair Waltrip............................................          574,580(2)
Jerald L. Pullins...........................................          267,980
John W. Morrow, Jr. ........................................          260,098

---------------

(1) This is Mr. R. L. Waltrip's actual benefit which, pursuant to his election, is being paid in the form of monthly installments beginning January 1, 1995.

(2) Current participants have the greater of the benefit they would have earned under the previous guidelines or the amount provided by the current guidelines. For Mr. Heiligbrodt and Mr. W. Blair Waltrip, the annual benefit is the amount earned under the previous guidelines.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has executive employment agreements with its executive officers, including Messrs. R. L. Waltrip, Heiligbrodt, W. Blair Waltrip, Pullins and Morrow. The agreements have an initial term of five years for Mr. R.
L. Waltrip, four years for Mr. Heiligbrodt and three years for each of Messrs.
W. Blair Waltrip, Pullins and Morrow. The terms of the agreements for Messrs. R.L. Waltrip and Pullins are automatically extended annually for an additional year unless notice of nonrenewal is given by either party. Upon annual authorization by the Compensation Committee of the Board of Directors, the terms of the agreements for Messrs. Heiligbrodt, W. Blair Waltrip and Morrow are extended for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Compensation Committee's decision to authorize renewal, the employment period is extended so as to terminate the same number of years after the date of such notice as the original term of the agreement. The agreements provide for base salaries, which may be increased by the Board of Directors, and the right to participate in bonus and other compensation and benefit arrangements. As of March 26, 1998, the base salaries for Messrs. R. L. Waltrip, Heiligbrodt, W. Blair Waltrip, Pullins and Morrow were $870,000, $645,000, $425,000, $385,000 and $350,000, respectively.

     In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years and continuation of welfare plan benefits. If an executive is terminated without cause or by the executive for certain specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement ("Good Reason"), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the "Window Period"), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years plus (c) a multiple (equal to the number of years in the initial term) of both the executive's base salary and his highest recent bonus.

     Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period equal to the number of years in the executive's initial term (except for Mr. R. L. Waltrip, who has a 10-year non-competition obligation). If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to the executive (other than Mr. R. L. Waltrip) at a rate equal to his base salary at the time of termination, unless such termination was for cause or if the executive terminates his employment other than for Good Reason or during the Window Period, in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments. Any payments relating to the non-competition provisions will be reduced to the extent the executive has received a lump-sum payment in lieu of salary and bonus after termination of employment.

     If any payments under the executive employment agreement or under the benefit plans of the Company (including the Amended 1987 Stock Plan, the SERP for Senior Officers, the 1993 Long-Term Incentive Stock Option Plan, the 1995 Incentive Equity Plan and the 1996 Incentive Plan) would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), the executive will be in the same after-tax position as if no excise tax had been imposed.

OTHER COMPENSATION

     The Named Executives and certain other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies providing death benefits to the Named Executives as follows: $2,000,000 for Mr. R. L. Waltrip; $1,500,000 for Mr. Heiligbrodt; and $1,000,000 each for Messrs. W. Blair Waltrip, Pullins and Morrow. SCI advances the annual premium on each policy, with the executive paying income tax on the term cost of the death benefit. Each executive collaterally assigned an interest in the policy to SCI in an amount equal to its cumulative premiums paid. SCI will recover its cumulative premiums paid at the earlier of 15 years or death.

DIRECTOR COMPENSATION

     The current rates of directors' and committee fees are $5,250 quarterly plus $6,000 for each meeting of the Board attended (payable to all directors), and $1,500 for each committee meeting attended (payable to non-employee directors only).

     In addition, directors or directors emeritus who are not employees of the Company or its subsidiaries automatically receive yearly awards of restricted Common Stock through 2000 pursuant to the 1995 Stock Plan For Non-Employee Directors. Each award will be made on the second Thursday of May for an amount of 3,000 shares. Each award will have a restriction period which will lapse on the second Thursday in May of the year following the year the award is granted. If the director terminates service as a director for any reason other than disability or death prior to the lapse of the restriction period, the restricted shares shall be forfeited. The restrictions shall lapse upon the occurrence of death or total and permanent disability of the director or upon a change of control of the Company (as defined in the plan). While the restrictions are in effect, the shares cannot be sold, pledged or transferred. Except for the restrictions described above, a participant in the plan who has been awarded shares of restricted Common Stock has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares. In 1997, each of the eleven directors who were not employees and the director emeritus received an award of 3,000 shares under the plan.

     The Company maintains a Retirement Plan for Non-Employee Directors. Under this plan, each of the directors who is not an employee of the Company, including the director emeritus, was designated as a plan participant and will be entitled to receive annual retirement benefits of $42,500 for ten years, subject to a vesting schedule. The retirement benefits will vest in 25% increments at the end of five years, eight years, eleven years and fifteen years of credited service, except that the benefits will automatically vest 100% in the event of death while a director or in the event of a change in control of the Company (as defined in the plan).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the members of the Compensation Committee of the Board of Directors of the Company were Messrs. James H. Greer, John W. Mecom, Jr. and E.
H. Thornton, Jr. No member of the Compensation Committee was, during 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

                              CERTAIN TRANSACTIONS

     In August 1989, the Company acquired from J. W. Morrow Investment Company its funeral home businesses located in Henderson, Texas and Charlotte, North Carolina. John W. Morrow, Jr. was the primary shareholder of J. W. Morrow Investment Company and was elected Executive Vice President of the Company in August 1989. Mr. Morrow is currently the Executive Vice President Special Services of the Company. In the August 1989 transaction, Mr. Morrow received shares of Common Stock of the Company as his share of the acquisition price and, in addition, entered a ten-year Agreement-Not-To-Compete with the Company. Under the Agreement-Not-To-Compete, Mr. Morrow received a cash payment and monthly payments scheduled to continue for a total of 96 months, which monthly payments were completed and totaled $101,333 in 1997. Each of Mr. Morrow's adult children entered a ten-year Agreement-Not-To-Compete under which the Company is obligated to make monthly payments for the term of such agreements. The Company paid $36,000 in 1997 under the children's agreements.

     In 1997, the Company provided salary and bonus of $441,900, relocation expenses of $41,321 and other benefits of $209,242 and granted stock options for 90,000 shares of Common Stock to T. Craig Benson, son-in-law of R. L. Waltrip, in his capacity as a vice president of the Company.

     In 1997, the Company paid $45,000 cash remuneration and awarded 3,000 restricted shares of Common Stock of the Company to Wanda A. McGee, mother of R.
L. Waltrip, in her capacity as director emeritus of the Company. Pursuant to a resolution adopted by the Board in 1983, Ms. McGee is entitled as director emeritus to receive such fees and other emoluments as may be paid or awarded to directors of the Company.

     In 1997, the Company leased vehicles to companies owned by Mr. R. L. Waltrip and received rentals aggregating $45,788. The Company also leased vehicles to a company owned by Mr. Heiligbrodt and received rentals aggregating $51,852. All of the leases were entered at market rates and contain terms which, in the opinion of management, are as favorable to the Company as could have been negotiated with any third party.

     In connection with grants of restricted stock under the Amended 1987 Stock Plan, on August 19, 1993 the Company made loans of $1,700,000 to Mr. R. L. Waltrip, $1,000,000 to Mr. Heiligbrodt, $600,000 to Mr. W. Blair Waltrip and $525,000 to Mr. Morrow. The loans were made to enable such officers to pay the estimated federal income taxes resulting from their receipt of the restricted stock grants. Each of the loans remained outstanding in 1997, is due August 10, 2003 and bears interest at 6 1/2% per annum, which interest is reimbursed by the Company (together with a tax gross-up payment on the interest).

     Provident Services, Inc. and its subsidiaries ("Provident") provide various types of financing in the funeral and cemetery industry, including loans to certain employees and directors of the Company. Provident Services, Inc. is a subsidiary of the Company. During 1997, Provident had outstanding loans of $60,000 or more to officers and directors as set forth below. All such loans are secured and contain terms which, in the opinion of management, are as favorable to Provident as could have been negotiated with any third party.

     T. Craig Benson, Vice President International Operations of the Company, has a loan to exercise stock options at the prime rate, of which the largest balance in 1997 was $83,751 and the year end balance was $73,751.

     Gregory L. Cauthen, Vice President Treasurer of the Company, has a mortgage loan at 7.10% interest, of which the largest balance in 1997 was $174,436 and the year end balance was $162,389.

     George R. Champagne, Senior Vice President and Chief Financial Officer of the Company, has a mortgage loan at 8.3% interest, of which the largest balance in 1997 was $475,000 and the year end balance was $467,615. In addition, Mr. Champagne paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     Anthony L. Coelho, a member of the Board of Directors of the Company, has a mortgage loan at 7.20% interest, of which the largest balance in 1997 was $466,692 and the year end balance was $418,922.

     J. Daniel Garrison, Vice President-International Operations of the Company, has a mortgage loan at 6.95% interest, of which the largest balance in 1997 was $157,239 and the year end balance was $147,632.

     W. Mark Hamilton, Vice President Prearranged Funeral Services of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $104,375.

     L. William Heiligbrodt, President and Chief Operating Officer of the Company, has a mortgage loan at 7.70% interest, of which the largest balance in 1997 was $361,707 and the year end balance was $357,007. Mr. Heiligbrodt has a mortgage loan at 7.60% interest, of which the largest balance in 1997 was $95,806 and the year end balance was $94,565. Mr. Heiligbrodt has a mortgage loan at 7.45% interest, of which the largest balance in 1997 was $128,634 and the year end balance was $126,767. In addition, Mr. Heiligbrodt paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $275,868.

     Lowell A. Kirkpatrick, Jr., Vice President Operations, Finance and Development of the Company, has a mortgage loan at 6.50% interest, of which the largest balance in 1997 was $310,265 and the year end balance was $305,625. In addition, Mr. Kirkpatrick paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $104,383.

     Todd A. Matherne, Vice President Operations, Finance and Development of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $104,383.

     Glenn G. McMillen, Senior Vice President Operations of the Company, has a mortgage loan at 7.60% interest, of which the largest balance in 1997 was $229,580 and the year end balance was $219,826. In addition, Mr. McMillen paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     John W. Morrow, Jr., Executive Vice President Special Services of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $151,338.

     Henry M. Nelly, III, President of Provident Services, Inc., paid off in 1997 a mortgage loan at 9.10% interest, of which the largest balance in 1997 was $102,500. Mr. Nelly paid off in 1997 a loan to exercise stock options at the prime rate, of which the largest balance in 1997 was $104,375. Mr. Nelly paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206. In addition, Mr. Nelly paid off in 1997 a mortgage loan at 7.75% interest, of which the largest balance in 1997 was $516,250.

     Jerald L. Pullins, Executive Vice President-International Operations of the Company, has a mortgage loan at 9.20% interest, of which the largest balance in 1997 was $378,575 and the year end balance was $354,541. In addition, Mr. Pullins paid off a loan for personal use at the prime rate, of which the largest balance in 1997 was $164,030.

     Richard T. Sells, Senior Vice President Preneed Sales of the Company, paid off in 1997 a mortgage loan at 7.80% interest, of which the largest balance in 1997 was $225,296. Mr. Sells paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $130,000. In addition, Mr. Sells paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     James M. Shelger, Senior Vice President General Counsel and Secretary of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     Jack L. Stoner, Senior Vice President Administration of the Company, has a mortgage loan at 7.20% interest, of which the largest balance in 1997 was $205,282 and the year end balance was $192,305.

     Vincent L. Visosky, Vice President Operational Controller of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $89,471.

     R. L. Waltrip, Chairman of the Board and Chief Executive Officer of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $275,868.

     Michael R. Webb, Vice President-International Corporate Development of the Company, has a mortgage loan at 8.10% interest, of which the largest balance in 1997 was $299,175 and the year end balance was $296,714.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The table below sets forth information with respect to any person who is known to the Company as of March 26, 1998 to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                                 SHARES
                      NAME AND ADDRESS                        BENEFICIALLY     PERCENT
                    OF BENEFICIAL OWNER                          OWNED        OF CLASS
                    -------------------                       ------------    ---------
AMVESCAP PLC, AVZ, Inc., AIM Management Group Inc., AMVESCAP
  Group Services, Inc., INVESCO, Inc., INVESCO North
  American Holdings, Inc., INVESCO Capital Management, Inc.,
  INVESCO Funds Group, Inc., INVESCO Management & Research,
  Inc. and INVESCO Realty Advisers, Inc. ...................   13,823,997(1)     5.4%
  11 Devonshire Square
  London EC2M 4YR
  England

---------------

(1) Based on a filing dated February 9, 1998, which reported shared voting and dispositive power by the listed firms. The ultimate parent of the listed companies is AMVESCAP PLC.

     The table below sets forth, as of March 26, 1998, the amount of the Company's Common Stock beneficially owned by each executive officer named in the Summary Compensation Table, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have voting or investment power, unless otherwise noted. Such persons have sole voting power and investment power unless otherwise noted.

                                                                AMOUNT
                                                             BENEFICIALLY        PERCENT
               NAME OF INDIVIDUAL OR GROUP                     OWNED(1)          OF CLASS
               ---------------------------                   ------------        --------
R. L. Waltrip............................................      3,310,398(2)        1.3%
L. William Heiligbrodt...................................      1,923,856(3)          *
W. Blair Waltrip.........................................      2,486,846(4)          *
Jerald L. Pullins........................................        411,088(5)          *
John W. Morrow, Jr ......................................        756,223(6)          *
Anthony L. Coelho........................................         30,250             *
Douglas M. Conway........................................        143,506(7)          *
Jack Finkelstein.........................................        481,290(8)          *
A. J. Foyt, Jr ..........................................         35,800(9)          *
James J. Gavin, Jr ......................................         84,452(10)         *
James H. Greer...........................................         28,274             *
B. D. Hunter.............................................        135,634(11)         *
John W. Mecom, Jr .......................................          8,000             *
Clifton H. Morris, Jr ...................................         29,034(12)         *
E. H. Thornton, Jr ......................................        112,575             *
Edward E. Williams.......................................         30,316             *
Executive Officers and Directors as a Group (32
  persons)...............................................     11,134,608(1)(13)    4.3%

---------------

  *  Less than one percent

 (1) For each of Messrs. Coelho, Conway, Finkelstein, Foyt, Gavin, Greer, Hunter, Mecom, Morris, Thornton and Williams, the amounts include 3,000 shares held under the 1995 Stock Plan for Non-Employee Directors, and each such director has sole voting and shared investment power with respect to such shares.

 (2) Includes 468,384 shares held in trusts (under one of which trusts Mr. R. L. Waltrip's wife is a beneficiary) under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (4). The information herein regarding ownership of equity securities by the trusts is for informational purposes only and is not to be construed as a statement that Mr. R. L. Waltrip is a beneficial owner of any such securities, as any beneficial ownership thereof is expressly disclaimed by Mr. R. L. Waltrip. Also includes 2,235,753 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (3) Includes 6,750 shares and 1,460 shares held in trusts for which Mr. Heiligbrodt is trustee and 5,830 shares owned by Mr. Heiligbrodt's wife, daughter, or son, all of which shares Mr. Heiligbrodt disclaims beneficial ownership. Also includes 1,333,452 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (4) Includes 127,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 31,636 shares held by other family members or trusts, of which Mr. W. Blair Waltrip disclaims beneficial ownership of 27,136 shares. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (2). Also includes 630,852 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (5) Includes 15,160 shares held by a trust of which Mr. Pullins' wife is trustee for the benefit of Mr. Pullins' children. Mr. Pullins disclaims beneficial ownership of such shares. Also includes 157,010 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (6) Includes 578,251 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (7) Includes 137,506 shares held by a family trust of which Mr. Conway is a trustee and as to which he shares voting and investment power.

 (8) Includes 459,308 shares held in trusts for the benefit of other family members and/or himself, and 8,600 shares held by a charitable foundation of which Mr. Finkelstein is President. As trustee, Mr. Finkelstein has sole voting and investment power with respect to 286,574 shares and shares voting and investment power with respect to 181,334 shares. Mr. Finkelstein disclaims beneficial ownership as to 181,334 shares held in such trusts and by the foundation.

 (9) Includes 8,800 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares.

(10) Includes 37,884 shares held by a charitable foundation of which Mr. Gavin is President, of which shares Mr. Gavin disclaims beneficial ownership.

(11) Includes 25,484 shares held directly by Mr. Hunter, 38,408 shares indirectly controlled by Mr. Hunter (of which Mr. Hunter disclaims beneficial ownership) and 71,742 shares held by Mr. Hunter's Individual Retirement Account.

(12) Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(13) Includes 31,000 restricted shares held by six persons under Company stock plans, as well as 5,105,802 shares which may be acquired upon exercise of stock options exercisable within 60 days.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Coopers & Lybrand L.L.P., Certified Public Accountants ("Coopers"), to serve as the independent accountants for the Company for the fiscal year ending December 31, 1998. Coopers has audited the Company's accounts since 1993. A representative of Coopers is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that James M. Shelger, Senior Vice President, General Counsel and Secretary, and Edward E. Williams, a director, each filed late one Form 4 reporting one transaction.

PROXY SOLICITATION

     In addition to solicitation by mail, further solicitation of proxies may be made by mail, facsimile, telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. In addition, the Company has retained Kissel-Blake Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone, telegraph or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.

OTHER BUSINESS

     The Board of Directors of the Company is not aware of other matters to be presented for action at the meeting; however, if any such matters are presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal to be presented by a shareholder at the Company's 1999 Annual Meeting of Shareholders scheduled to be held on May 13, 1999 must be received by the Company by December 9, 1998, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

     It is important that proxies be returned to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

                                            Service Corporation International
                                            1929 Allen Parkway,
                                            P.O. Box 130548
                                            Houston, Texas 77219-0548

                                            April 8, 1998

                                                                        Annex 3
                                                      SCI Form 10-Q for Quarter
                                                            Ended June 30, 1998

                                 FORM 10-Q

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549




      (X)QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

               For the quarterly period ended June 30, 1998

                                    or

      ( )TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

          For the transition period from            to


                      Commission file number 1-6402-1
                           --------------------

                    SERVICE CORPORATION INTERNATIONAL
            (Exact name of registrant as specified in charter)

             Texas                                74-1488375
(State or other jurisdiction of        (I. R. S. employer identification
incorporation or organization)                      number)

1929 Allen Parkway, Houston, Texas                   77019
(Address of principal executive offices)          (Zip code)

                              (713) 522-5141
           (Registrant's telephone number, including area code)
                           --------------------


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to the filing requirements for the past 90 days.
              YES     X                            NO

The number of shares outstanding of the registrant's common stock as of August 10, 1998, was 257,260,158 (excluding treasury shares).

                     SERVICE CORPORATION INTERNATIONAL
                                   INDEX

                                                                         Page
Part I Financial Information

       Consolidated Statement of Income (Unaudited) -
        Three and Six Months Ended June 30, 1998 and 1997                  3

       Consolidated Balance Sheet -
        June 30, 1998 (Unaudited) and December 31, 1997                    4

       Consolidated Statement of Cash Flows (Unaudited) -
        Six Months Ended June 30, 1998 and 1997                            5

       Consolidated Statement of Stockholders' Equity (Unaudited) -
        Six Months Ended June 30, 1998                                     6

       Notes to the Consolidated Financial Statements (Unaudited)     7 - 12

       Management's Discussion and Analysis of Financial Condition
        and Results of Operations                                    13 - 21


PartII Other Information                                                  22

       Signature                                                          22

                                     2

                     SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF INCOME
                                (Unaudited)

                               Three Months Ended         Six Months Ended
(Dollars in thousands,               June 30,                 June 30,
except per share amounts)        1998      1997           1998        1997
--------------------------------------------------------------------------------

Revenues.....................  $ 671,904   $ 601,141   $1,354,588  $1,239,590
Costs and expenses...........   (484,214)   (437,958)    (950,770)   (888,255)
                               ---------   ---------   ----------  ----------
Gross profit.................    187,690     163,183      403,818     351,335

General and administrative
 expenses....................    (17,251)    (15,812)     (34,259)    (32,440)
                               ---------   ---------   ----------  ----------
Income from operations.......    170,439     147,371      369,559     318,895

Interest expense.............    (40,464)    (33,093)     (78,174)    (67,631)
Dividends on preferred
 securities of SCI
 Finance LLC.................       -         (1,753)        -         (4,382)
Other income.................     10,528       8,765       17,179      11,855
Gain on sale of investment...       -           -            -         68,077
                               ---------   ---------   ----------  ----------
                                 (29,936)    (26,081)     (60,995)      7,919
                               ---------   ---------   ----------  ----------
Income before income taxes and
 extraordinary loss..........    140,503     121,290      308,564     326,814
Provision for income taxes...    (49,555)    (42,489)    (108,830)   (116,866)
                               ---------   ---------   ----------  ----------

Income before extraordinary
 loss........................     90,948      78,801      199,734     209,948
Extraordinary loss on early
 extinguishment of
 debt (net of income
 taxes of $23,383)...........       -           -            -        (40,802)
                               ---------   ---------   ----------  ----------
Net income...................  $  90,948   $  78,801   $  199,734  $  169,146
                               =========   =========   ==========  ==========

Earnings per share:
 Basic:
  Income before
   extraordinary loss........  $     .36   $     .33   $      .78  $      .88
  Extraordinary loss on early
   extinguishment of debt....       -           -            -           (.17)
                               ---------   ---------   ----------  ----------
  Net income.................  $     .36   $     .33   $      .78  $      .71
                               =========   =========   ==========  ==========
 Diluted:
  Income before
   extraordinary loss........  $     .35   $     .31   $      .77  $      .83
  Extraordinary loss on early
   extinguishment of debt....       -           -            -           (.16)
                               ---------   ---------   ----------  ----------
  Net income.................  $     .35   $     .31   $      .77  $      .67
                               =========   =========   ==========  ==========

Dividends per share..........  $     .09   $     .08   $      .18  $      .15
                               =========   =========   ==========  ==========

Basic weighted average
 number of shares............    255,004     240,872      254,820     239,068
                               =========   =========   ==========  ==========
Diluted weighted average
 number of shares............    261,740     257,695      261,754     256,616
                               =========   =========   ==========  ==========

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
                        CONSOLIDATED BALANCE SHEET

                                                        June 30,
                                                          1998     December 31,
(Dollars in thousands, except per share amounts)      (Unaudited)     1997
-------------------------------------------------------------------------------

Assets
Current assets:
   Cash and cash equivalents.......................... $    75,526  $    46,877
   Receivables, net of allowances.....................     580,011      557,481
   Inventories........................................     183,920      172,169
   Other..............................................      46,188       34,881
                                                       -----------  -----------
    Total current assets..............................     885,645      811,408
                                                       -----------  -----------

Investments - insurance subsidiary....................     640,962      574,728
Prearranged funeral contracts ........................   2,754,034    2,610,632
Long-term receivables ................................   1,107,684      981,121
Cemetery property, at cost............................   1,761,443    1,636,859
Property, plant and equipment, at cost (net)..........   1,718,685    1,644,137
Deferred charges and other assets.....................     670,281      549,862
Names and reputations (net)...........................   1,705,928    1,498,116
                                                       -----------  -----------
                                                       $11,244,662  $10,306,863
                                                       ===========  ===========
Liabilities & Stockholders' Equity
Current liabilities:
   Accounts payable and accrued liabilities........... $   368,256  $   425,631
   Current maturities of long-term debt...............      68,338       64,570
   Income taxes ......................................      88,612       45,241
                                                       -----------  -----------
    Total current liabilities.........................     525,206      535,442
                                                       -----------  -----------

Long-term debt........................................   3,077,286    2,634,699
Deferred income taxes.................................     732,650      701,221
Other liabilities ....................................     572,523      546,140
Deferred prearranged funeral contract revenues .......   3,400,012    3,163,357
Stockholders' equity:
   Common  stock,  $1  per  share  par  value,
   500,000,000  shares  authorized,
   257,186,137 and  252,923,784, respectively,
   issued and  outstanding............................     257,186      252,924
   Capital in excess of par value.....................   1,534,730    1,493,246
   Retained earnings..................................   1,136,891      983,353
   Accumulated other comprehensive income.............       8,178       (3,519)
                                                       -----------  -----------
    Total stockholders' equity........................   2,936,985    2,726,004
                                                       -----------  -----------
                                                       $11,244,662  $10,306,863
                                                       ===========  ===========

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
                   CONSOLIDATED STATEMENT OF CASH FLOWS
                                (Unaudited)

                                                      Six Months Ended June 30,
(Dollars in thousands)                                    1998         1997
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income........................................... $  199,734   $  169,146
Adjustments to reconcile net income
to net cash provided by operating activities:
   Depreciation and amortization.....................     85,512       75,063
   Provision for deferred income taxes...............     19,661       24,789
   Extraordinary loss on early extinguishment of
    debt, net of income taxes........................       -          40,802
   Gains from dispositions (net).....................     (9,748)     (76,645)
   Change in assets and liabilities, net of effects
   from acquisitions:
    (Increase) in receivables........................   (116,546)     (60,474)
    (Increase) decrease in other assets..............    (24,285)      15,426
    (Decrease) in payables and other liabilities ....     (7,966)     (27,036)
    Other............................................      7,541       11,232
                                                     -----------   ----------
Net cash provided by operating activities ...........    153,903      172,303
                                                     -----------   ----------

Cash flows from investing activities:
   Capital expenditures..............................   (117,705)    (118,163)
   Change in prearranged funeral balances............     44,737      (32,503)
   Purchases of securities - insurance subsidiary....   (318,800)    (589,778)
   Sales of securities - insurance subsidiary........    305,554      582,122
   Proceeds from sales of property and equipment.....     16,663       11,585
   Acquisitions, net of cash acquired................   (366,823)    (190,692)
   Loans issued by finance subsidiary................    (66,564)     (50,638)
   Principal payments received on loans by finance
    subsidiary.......................................     48,882        5,418
   Proceeds from sale of equity investment...........       -         147,739
   Purchases of equity investments...................     (3,836)     (20,360)
   Other.............................................     (7,205)     (10,281)
                                                     -----------   ----------
Net cash (used in) investing activities..............   (465,097)    (265,551)
                                                     -----------   ----------

Cash flows from financing activities:
   (Decrease) in borrowings under revolving
    credit agreements................................    (68,952)     (37,349)
   Long-term debt issued.............................    500,000      650,000
   Payments of debt..................................    (32,722)     (35,877)
   Early extinguishment of debt......................      -         (449,998)
   Dividends paid....................................    (42,007)     (32,136)
   Bank overdrafts and other.........................    (16,476)     (13,966)
                                                     -----------   ----------
Net cash provided by financing activities............    339,843       80,674
                                                     -----------   ----------
Net increase (decrease) in cash and cash equivalents.     28,649      (12,574)
Cash and cash equivalents at beginning of period.....     46,877       44,131
                                                     -----------   ----------
Cash and cash equivalents at June 30, 1998 and 1997..$    75,526   $   31,557
                                                     ===========   ==========

Cash used for:
   Interest..........................................$    86,047   $   81,807
                                                      ==========   ==========
   Taxes.............................................     74,155       74,769
                                                      ==========   ==========

Non-cash investing and financing transactions:
   Common stock issued in acquisitions............... $   28,896   $   43,499
                                                      ==========   ==========
   Debt issued in acquisitions.......................     19,060        4,771
                                                      ==========   ==========
   Debenture conversions to common stock.............      2,238        5,127
                                                      ==========   ==========
   Conversion of preferred securities of
    SCI Finance LLC..................................      -          167,911
                                                      ==========   ==========

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (Unaudited)

                                     Capital in                Accum.
                                       excess                   other
(Dollars in thousands,      Common     of par      Retained    compre.
except per share amounts)   stock      value       earnings    income    Total
--------------------------------------------------------------------------------

Balance at
 December 31, 1997........$ 252,924  $1,493,246  $  983,353  $(3,519) $2,726,004

 Comprehensive income:
  Net income..............                          199,734              199,734

 Other comprehensive
 income:
  Foreign currency
   translation............                                                 6,663
  Unrealized gain on
   securities.............                                                 5,034
                                                                      ----------
 Total other comprehensive
 income...................                                    11,697      11,697
                                                                      ----------
Comprehensive income......                                               211,431

 Common stock issued:
  Stock option exercises
  and stock grants........    3,409      11,203                           14,612
  Acquisitions............      687      28,209                           28,896
  Debenture conversions...      166       2,072                            2,238

 Dividends on common stock
 ($.18 per share).........                          (46,196)            (46,196)
                           --------  ----------  ----------  -------  ----------

Balance at June 30, 1998.. $ 257,186 $1,534,730  $1,136,891  $ 8,178  $2,936,985
                           ========= ========== ===========  =======  ==========

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars in thousands, except per share amounts)
                                (Unaudited)


1.  Nature of Operations
The Company is the largest provider of death care services in the world. At June 30, 1998, the Company operated 3,292 funeral service locations, 422 cemeteries and 174 crematoria located in 18 countries on five continents.
The funeral service locations and cemetery operations consist of the Company's funeral homes, cemeteries, crematoria and related businesses. Company personnel at the funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at funeral service locations and certain funeral service locations contain crematoria. The Company sells prearranged funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. The Company's cemeteries provide cemetery interment rights (including mausoleum spaces and lawn crypts) and certain merchandise including stone and bronze memorials and burial vaults. These items are sold on an at need or preneed basis. Company personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries also contain crematoria. There are 152 combination locations that contain a funeral service location within a company owned cemetery.
   The Company's financial services operations consist of a finance subsidiary, Provident Services, Inc. ("Provident"). Provident provides capital financing to independent funeral home and cemetery operators. The Company recently announced its intentions to combine management of its prearranged funeral marketing, funeral and cemetery trust administration, investments, life insurance operations (see note ten) and Provident into a reorganized financial services segment.

2. Summary of Significant Accounting Policies
Basis of Presentation: The consolidated financial statements for the six months ended June 30, 1998 and 1997 include the accounts of Service Corporation International and all majority-owned subsidiaries (the "Company") and are unaudited but include all adjustments, consisting of normal recurring accruals and any other adjustments which management considers necessary for a fair presentation of the results for these periods. These financial statements have been prepared consistent with the accounting policies described in the annual report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") for the year ended December 31, 1997 and should be read in conjunction therewith. Certain reclassifications have been made to the prior period to conform to the current period presentation with no effect on previously reported net income, financial condition and cash flows.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As a result, actual results could differ from these estimates.

3. Acquisitions
The Company acquired 167 funeral service locations, 31 cemeteries and 8 crematoria during the six months ended June 30, 1998 (136 funeral service locations, 22 cemeteries and one crematory during the six months ended June 30,
1997). The consideration for these acquisitions consisted of combinations of cash, common stock of the Company and issued or assumed debt. The operating results of all of these acquisitions have been included since their respective dates of acquisitions.

The effect of acquisitions on the consolidated balance sheet at June 30, was as follows:

                                                   1998           1997
----------------------------------------------------------------------------
Current assets................................... $  22,021      $  8,180
Prearranged funeral contracts....................    38,093        52,346
Long-term receivables............................    23,820        11,881
Cemetery property................................    81,306       179,829
Property, plant and equipment....................    44,736        59,929
Deferred charges and other assets................    84,587        14,604
Names and reputations............................   237,915        70,507
Current liabilities..............................   (23,353)      (23,977)
Long-term debt...................................   (46,972)      (19,612)
Deferred income taxes and other liabilities......   (29,083)      (51,698)
Deferred prearranged funeral contract revenues...   (35,836)      (67,798)
Stockholders' equity.............................   (30,411)      (43,499)
                                                  ---------      --------
      Cash used for acquisitions................. $ 366,823      $190,692
                                                  =========      ========

4. Prearranged Funeral Activities
The Company sells price guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Payments under these contracts are generally placed in trust (pursuant to state law) or are used to pay premiums on life insurance policies issued by third party insurers in North America, the United Kingdom and Australia or the Company's French prearranged funeral service life insurance subsidiary, "Auxia". Unperformed price guaranteed prearranged funeral contracts are included in the consolidated balance sheet as "prearranged funeral contracts" or, in the case of contracts funded by Auxia, "investments-insurance subsidiary." A corresponding credit is recorded to "deferred prearranged funeral contract revenues." Allowances for customer cancellations are provided at the date of sale based on historical experience.
   Amounts paid by the customer pursuant to the prearranged funeral contracts are recognized in funeral revenue at the time the funeral is performed. Trust earnings and increasing insurance benefits are accrued and deferred until the service is performed at which time these funds are also recognized in funeral revenues and are intended to cover future increases in the cost of providing a price guaranteed funeral service. Included in deferred prearranged funeral contract revenues are net obtaining costs, including sales commissions and certain other direct marketing costs, applicable to prearranged funeral contracts which are deferred and will be expensed over a period representing the actuarially determined life of the prearranged contract.
   The recognition of future funeral revenues is estimated to occur in the following years:

   1998 (remaining six months)..............  $  180,969
   1999.....................................     279,228
   2000.....................................     261,198
   2001.....................................     246,066
   2002.....................................     231,495
   2003 and through 2007....................     860,905
   2008 and thereafter......................   1,340,151
                                              ----------
                                              $3,400,012
                                              ==========

                                     8

5. Debt
Debt at June 30, 1998 and December 31, 1997, was as follows:

                                                June 30,         December 31,
                                                  1998               1997
                                              --------------------------------
   Bank revolving credit agreements and
    commercial paper........................  $  544,562         $  588,539
   6.375% notes due in 2000.................     150,000            150,000
   6.75% notes due in 2001..................     150,000            150,000
   8.72% amortizing notes due in 2002.......     127,970            141,108
   8.375% notes due in 2004.................      51,840             51,840
   7.375% notes due in 2004.................     250,000            250,000
   7.2% notes due in 2006...................     150,000            150,000
   6.875% notes due in 2007.................     150,000            150,000
   6.5% notes due in 2008...................     200,000               -
   7.70% notes due in 2009..................     200,000            200,000
   6.95% amortizing notes due in 2010.......      57,178             58,859
   Floating rate notes due in 2011
    (putable in 1999).......................     200,000            200,000
   7.875% debentures due in 2013............      55,627             55,627
   7.0% notes due in 2015 (putable in 2002).     300,000            300,000
   6.3% notes due in 2020 (putable in 2003).     300,000               -
   Medium term notes, maturities through
     2019, fixed average
     interest rate of 9.32%.................      35,720             35,720
   Convertible debentures, interest rates
     range from 4.75% - 5.5%,
     due through 2008, conversion price
     ranges from $11.25 - $45.69............      47,735             45,673
   Mortgage notes and other debt with
     maturities through 2015................     185,892            184,981
   Deferred loan costs......................     (10,900)           (13,078)
                                              ----------         ----------
   Total debt...............................   3,145,624          2,699,269
                                              ----------         ----------
   Less current maturities..................     (68,338)           (64,570)
                                              ----------         ----------
        Total long-term debt................  $3,077,286         $2,634,699
                                              ==========         ==========

   The Company's primary revolving credit agreement provides for borrowings up to $1,000,000 and consists of two committed facilities -- a 364-day facility and a 5-year, multi-currency facility - which are primarily used to support commercial paper issuance and for general corporate needs.
   The 364-day facility allows for borrowings up to $300,000. This facility expires June 26, 1999, but has provisions to be extended for additional 364-day terms. At the end of any term, the outstanding balance may be converted into a two-year term loan at the Company's option. Interest rates are based on various indices as determined by the Company. In addition, a facility fee of 0.08% is paid quarterly on the total commitment amount.
   The 5-year facility allows for borrowings up to $700,000, including $500,000 in various foreign currencies. This facility expires June 27, 2002. Interest rates on this facility are based on various indices as determined by the Company. In addition, a facility fee is paid quarterly on the total commitment amount. The facility fee, which ranges from 0.07% to 0.15%, is based on the Company's senior debt ratings and is currently set at 0.08%. At June 30, 1998, there was approximately $189,000 of revolving notes outstanding under this facility at a weighted average interest rate of 6.45%.
   As of June 30, 1998, there was approximately $356,000 of commercial paper outstanding backed by the above two facilities at a weighted average interest rate of 6.06%.
   The credit facilities described above have financial compliance provisions that contain certain restrictions on levels of net worth, debt, liens, and guarantees.
   The Company's outstanding commercial paper and other borrowings under its various credit facilities are classified as long-term debt, since it is the Company's intent to refinance such borrowings through long-term notes and/or equity offerings.

The timing of any debt or equity offering is dependent on numerous factors including market conditions, long and short term interest rates, the Company's capitalization ratios and the outstanding balances under the revolving credit facilities.
   In March of 1998, the Company issued two senior note securities. The first note issued was a $200,000, 10-year, non-callable security with a 6.5% coupon, due in March of 2008. The second note was a $300,000, 22-year security due in March of 2020. This security is subject to mandatory tender to a remarketing agent in March of 2003 and in March of 2010. The coupon on this issue is 6.30%. The proceeds of this offering were primarily used to repay existing debt outstanding under the Company's revolving credit agreements.

6. Derivatives
The Company enters into derivatives primarily in the form of interest rate swaps to manage its mix of fixed and floating rate debt, and cross-currency interest rate swaps in combination with local currency to substantially hedge the Company's net investment in foreign assets. The Company has procedures in place to monitor and control the use of derivatives and only enters into transactions with a limited group of credit-worthy financial institutions. The Company does not engage in derivative transactions for speculative or trading purposes, nor is it a party to leveraged transactions.
   At June 30, 1998, after giving consideration to the interest rate and cross-currency swaps, the Company's debt (excluding Provident debt) consists of approximately 68% of fixed interest rate debt at a weighted average rate of 6.32% and approximately 32% of floating interest rate debt at a weighted average rate of 5.85%. Approximately $1,692,000 of the Company's debt has been converted from US dollar denominated debt to foreign currency denominated debt as the result of cross-currency swaps. Including these swaps, foreign denominated debt totals $1,949,000.
   The net fair value of the Company's various swap agreements at June 30, 1998, was an asset of $162,000. Fair values were obtained from counterparties to the agreements and represent their estimate of the net amount the Company would receive to terminate the swap agreements based upon the existing terms and current market conditions.

7. Ratio of Earnings to Fixed Charges

                            Six Months
                           Ended June 30,
                           1998      1997
                          ----------------
                           4.27      4.66

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, less undistributed income of equity investees which are less than 50% owned, plus the minority interest of majority-owned subsidiaries with fixed charges and plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, whether capitalized or expensed, amortization of debt costs, dividends on preferred securities of SCI Finance LLC and one-third of rental expense which the Company considers representative of the interest factor in the rentals. The decrease in the Company's ratio of earnings to fixed charges is primarily attributable to the 1997 gain on the sale of a Company investment.

8. Geographic Segment Information
The Company conducts funeral and cemetery operations in 18 countries and offers financial services in the United States. Geographic segment information was as follows:

                                     United                Other      Other
                                     States     France    European   Foreign
-------------------------------------------------------------------------------
Revenues:
   Three months ended June 30:
     1998.........................  $ 422,945   $140,679  $ 62,762   $ 45,600
     1997.........................    390,830    119,433    50,039     41,192
   Six months ended June 30:
     1998.........................  $ 875,971   $263,607  $126,476   $ 88,996
     1997.........................    794,112    253,047   111,352     82,036

Income from operations:
   Three months ended June 30:
     1998.........................  $ 132,265   $ 18,426  $  9,443   $ 10,305
     1997.........................    115,627     12,907     7,957     10,880
   Six months ended June 30:
     1998.........................  $ 294,379   $ 30,882  $ 23,205   $ 21,093
     1997.........................    242,082     28,400    24,655     23,758

Funeral services performed:
   Three months ended June 30:
     1998.........................     57,030     37,321    28,206     12,849
     1997.........................     56,271     34,899    22,987     12,238
   Six months ended June 30:
     1998.........................    123,099     76,097    57,536     26,149
     1997.........................    118,235     76,486    52,759     24,478

Number of locations at June 30:
     1998.........................      1,638      1,163       780        307
     1997.........................      1,514      1,087       658        274


9. Earnings Per Share
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations are presented below:

                               Three Months ended      Six Months Ended
                                    June 30,               June 30,
                               1998       1997         1998        1997
--------------------------------------------------------------------------------
Income (numerator):
 Income before
  extraordinary item - basic...$ 90,948  $ 78,801   $199,734    $209,948
 After tax  interest  on
  convertible  debentures......     399     1,838        770       3,916
                               --------  --------   --------    --------
 Income  before
  extraordinary item - diluted.$ 91,347  $ 80,639   $200,504    $213,864
--------------------------------------------------------------------------------

Shares (denominator):
 Shares - basic..............   255,004   240,872    254,820     239,068
 Stock options and warrants       4,593     5,022      4,792       4,699
 Convertible debentures......     2,143     9,705      2,142       2,294
 Convertible preferred
  securities of SCI
  Finance LLC................      -        2,096       -         10,555
                               --------   -------   --------    --------
 Shares - diluted............   261,740   257,695    261,754     256,616
--------------------------------------------------------------------------------

Earnings per share before
 extraordinary item:
  Basic......................  $    .36   $   .33   $    .78     $   .88
  Diluted....................  $    .35   $   .31   $    .77     $   .83
--------------------------------------------------------------------------------



10.Subsequent Events
   On July 17, 1998, the Company announced its plans to acquire the pre-need funeral division of American Annuity Group Inc. (AAG) of Cincinnati, Ohio for $164,000 in cash. AAG offers a variety of pre-need and final expense life insurance and annuity products to finance prearranged funerals. AAG will become part of the Company's new financial services segment.
   On August 6, 1998, the Company announced that it has reached a definitive agreement with Equity Corporation International (ECI) to form a business combination between the two companies. ECI, the nation's fourth largest publicly traded death care company, currently owns 326 funeral homes and 81 cemeteries in 35 U.S. states and one Canadian province. The combination would occur through a stock-for-stock transaction that would result in ECI shareholders receiving common shares of the Company with a value of approximately $578,000.
   Both of the above transactions are subject to regulatory approval and, in the case of ECI, an affirmative vote of ECI shareholders. Both transactions are expected to close in the fourth quarter of 1998.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS
            (Dollars in thousands, except average sales prices)

Overview:
The majority of the Company's funeral service locations and cemeteries are managed in groups called clusters. Clusters are established primarily in metropolitan areas to take advantage of operational efficiencies, particularly the sharing of operating expenses such as service personnel, vehicles, preparation services, clerical staff and certain building facility costs. Personnel costs, the largest operating expense for the Company, is the cost component most beneficially affected by clustering. The sharing of employees, as well as the other costs mentioned, allow the Company to more efficiently utilize its operating facilities due to the traditional fluctuation in the number of funeral services and cemetery interments performed in a given period. The Company's acquisitions are primarily located within existing cluster areas or create new cluster area opportunities. The Company has approximately 400 clusters, which range in size from two operations to 65 operations. There may be more than one cluster in a given metropolitan area, depending upon the level and degree of shared costs.


                      Six Months Ended June 30, 1998
                Compared to Six Months Ended June 30, 1997

Results of Operations:
Segment information for the Company's three lines of business was as follows:

                                Six Months Ended June 30,             Percentage
                              1998           1997            Increase  Increase
                            ----------------------------------------------------

     Revenues:
       Funeral............. $ 922,621       $  876,355        $ 46,266   5.3 %
       Cemetery............   422,307          355,529          66,778  18.8
       Financial services..     9,660            7,706           1,954  25.4
                            ---------       ----------        -------
                            1,354,588        1,239,590         114,998   9.3
     Costs and expenses:
       Funeral.............   695,283          662,155          33,128   5.0
       Cemetery............   250,327          221,886          28,441  12.8
       Financial services..     5,160            4,214             946  22.4
                            ---------        ---------        --------
                              950,770          888,255          62,515   7.0
     Gross profit and
      margin percentage:
       Funeral.............   227,338  24.6%   214,200 24.4%    13,138   6.1
       Cemetery............   171,980  40.7    133,643 37.6     38,337  28.7
       Financial services..     4,500  46.6      3,492 45.3      1,008  28.9
                            ---------        ---------        --------
                            $ 403,818  29.8% $ 351,335 28.3%  $ 52,483  14.9 %
                            =========        =========        ========


Funeral
Funeral revenues were as follows:

                                                                      Percentage
                             Six Months Ended June 30,      Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------

Existing clusters:
   United States...............$481,859      $457,392        $24,467     5.3 %
   France...................... 263,145       252,089         11,056     4.4
   Other European..............  98,623        98,354            269     0.3
   Other foreign...............  53,709        57,045         (3,336)   (5.8)
                               --------      --------        -------
                                897,336       864,880         32,456     3.8
New clusters:*
   United States...............   3,916         1,416          2,500
   Other European..............  16,073         1,102         14,971
   Other foreign...............   2,225           444          1,781
                               --------      --------        -------
                                 22,214         2,962         19,252
Non-cluster and disposed
 operations....................   3,071         8,513         (5,442)
                               --------      --------        -------
   Total funeral revenues......$922,621      $876,355        $46,266     5.3 %
                               ========      ========        =======


   The $32,456 increase in revenues from existing clusters was the result of a 3.2% higher average sales price ($3,320 compared to $3,218), combined with a 0.5% increase in the number of funeral services performed (270,251 compared to 268,776). Acquisitions since January 1, 1997, included in existing clusters, contributed $48,932 to the existing cluster revenue increase, while locations acquired before 1997 had a decline of $16,476 due primarily to fewer funeral services performed. French funeral revenues increased $11,056 caused primarily by an increase in the number of funeral services performed.
   During the six months ended June 30, 1998, the Company sold $274,749 of prearranged funeral services compared to $274,019 for the same period in 1997.
   Funeral costs and expenses were as follows:

                                                                      Percentage
                             Six Months Ended June 30,      Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------
Existing clusters:
   United States............. $300,962      $291,589       $  9,373      3.2 %
   France....................  223,484       215,699          7,785      3.6
   Other European............   78,683        74,770          3,913      5.2
   Other foreign.............   39,373        39,458            (85)    (0.2)
                              --------      --------       --------
                               642,502       621,516         20,986      3.4
New clusters:*
   United States.............    2,738           953          1,785
   Other European............   12,863           820         12,043
   Other foreign.............    1,692           334          1,358
                              --------      --------       --------
                                17,293         2,107         15,186
Non-cluster and disposed
 operations..................    6,210         9,399         (3,189)
Administrative overhead......   29,278        29,132            146      0.5
                              --------      --------       --------
 Total funeral costs
  and expense................ $695,283      $662,154       $ 33,129      5.0 %
                              ========      ========       ========

---------------------
* Represents new geographic cluster areas entered into since January 1, 1997 for the period that those businesses were owned by the Company.

  The $20,986 increase in costs and expenses from existing clusters is primarily the result of a period to period increase in the total number of funeral services performed. Acquisitions since January 1, 1997, included in existing clusters, reported $37,689 of increased costs, while existing locations acquired before 1997 had a $16,703 cost decrease. The gross profit margin for existing clusters increased to 28.4% in 1998, from 28.1% in 1997. Typically, acquisitions will temporarily exhibit slightly lower gross profit margins than those experienced by the Company's existing locations at least until such time as these locations are assimilated into the Company's cluster management strategy.
   The overall funeral gross profit margin percentage improved in 1998 to 24.6%, compared to 24.4% in 1997. Contributing to this period to period improvement were the Company's North American and French operations, offset by lower gross profit margins from the Company's other foreign operations.
   Administrative overhead costs, expressed as a percentage of total funeral revenues, decreased slightly to 3.2%, compared to 3.3% in 1997.

Cemetery
Cemetery revenues were as follows:

                                                                      Percentage
                             Six Months Ended June 30,      Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------
Existing clusters:
   United States............  $369,331     $313,858         $55,473     17.7 %
   Other European...........    10,093       10,888            (795)    (7.3)
   Other foreign............    23,981       26,327          (2,346)    (8.9)
                              --------     --------         -------
                               403,405      351,073          52,332     14.9
New clusters*...............    17,333        1,184          16,149
Non-cluster and disposed
 operations.................     1,570        3,272          (1,702)
                              --------     --------         -------
   Total cemetery revenues..  $422,308     $355,529         $66,779     18.8 %
                              ========     ========         =======

   Revenues from the existing clusters increased $52,332 in 1998. Included in the existing cluster increase were $31,945 in increased revenues from cemeteries acquired since the beginning of 1997. Locations acquired before 1997 increased $20,387 due primarily to increased trust investment income.
Cemetery costs and expenses were as follows:

                                                                      Percentage
                             Six Months Ended June 30,      Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------
Existing clusters:
   United States...........   $193,976     $181,888         $12,088      6.6%
   Other European..........      6,075        5,849             226      3.9
   Other foreign...........     13,732       13,527             205      1.5
                              --------     --------         -------
                               213,783      201,264          12,519      6.2
New clusters*..............     12,468        1,126          11,342
Non-cluster and disposed
 operations................      2,401        2,422             (21)
Administrative overhead....     21,675       17,074           4,601     26.9
                              --------     --------         -------
 Total cemetery costs
  and expenses.............   $250,327     $221,886         $28,441     12.8%
                              ========     ========         =======


---------------------
* Represents new geographic cluster areas entered into since January 1, 1997 for the period that those businesses were owned by the Company.

   Costs and expenses from existing clusters increased $12,519 due primarily to an increase of $19,757 at cemeteries acquired since the beginning of 1997, while locations acquired before 1997 had a decline of $7,238. The overall cemetery gross profit margin percentage improved in 1998 to 40.7% from 37.6% in 1997. This increase reflects a favorable product mix in sales of preneed cemetery property and merchandise, increased trust investment income, as well as continued cost control in all major expense categories primarily in the United States. Administrative overhead costs have increased to 5.1% of revenues compared to 4.8% during the six months ended June 30, 1998.

Financial Services
The Company's wholly-owned finance subsidiary, Provident Services, Inc. ("Provident") reported a gross profit of $4,500 for the six months ended June 30, 1998, compared to $3,492 for the same period in 1997. Provident's average outstanding loan portfolio during the current period increased to $213,009 compared to $173,547 in 1997, while the average interest rate spread decreased slightly to 3.1% compared to 3.2% in 1997.

Other Income and Expenses
Expressed as a percentage of revenues, general and administrative expenses decreased slightly to 2.5% for the six months ended June 30, 1998, compared to 2.6% for the comparable period in 1997.
   Interest expense, which excludes the amount incurred through financial service operations, increased $10,543 or 15.6% period to period. The increased interest expense reflects the Company's funding of acquisitions with debt. During the first quarter of 1997, the Company sold its interest in Equity Corporation International ("ECI") producing a pre-tax gain of $68,077.
   The provision for income taxes reflected a 35.3% effective tax rate for the six months ended June 30, 1998, compared to a 35.8% effective tax rate for the comparable period in 1997. The decrease in the effective tax rate is due primarily to lower taxes from international operations and the 1997 tax impact from the gain on sale of the Company's interest in ECI which was reflected at the Company's higher domestic tax rate.

                       Three Months Ended June 30, 1998
                 Compared to Three Months Ended June 30, 1997
Results of Operations:
Segment information for the Company's three lines of business was as follows:

                            Three Months Ended June 30,               Percentage
                              1998           1997            Increase  Increase
                            ----------------------------------------------------

  Revenues:
    Funeral.............    $450,493        $419,284         $31,209     7.4 %
    Cemetery............     216,366         177,739          38,627    21.7
    Financial services..       5,045           4,118             927    22.5
                            --------        --------         -------
                             671,904         601,141          70,763    11.8
  Costs and expenses:
    Funeral.............     355,847         324,787          31,060     9.6
    Cemetery............     125,639         110,889          14,750    13.3
    Financial services..       2,728           2,282             446    19.5
                            --------        --------         -------
                             484,214         437,958          46,256    10.6
  Gross profit and
   margin percentage:
    Funeral.............      94,646  21.0%   94,497  22.5%      149     0.2
    Cemetery............      90,727  41.9    66,850  37.6    23,877    35.7
    Financial services..       2,317  45.9     1,836  44.6       481    26.2
                            ---------       --------         -------
                            $187,690  27.9% $163,183  27.1%  $24,507    15.0 %
                            ========        ========         =======

Funeral
Funeral revenues were as follows:

                                                                      Percentage
                            Three Months Ended June 30,     Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------
Existing clusters:
   United States...........  $223,982       $222,693        $ 1,289      0.6 %
   France..................   140,597        119,078         21,519     18.1
   Other European..........    46,882         43,861          3,021      6.9
   Other foreign...........    26,033         28,709         (2,676)    (9.3)
                             --------       --------        -------
                              437,494        414,341         23,153      5.6
New clusters:*
   United States...........     1,281            889            392
   Other European..........    10,041            921          9,120
   Other foreign...........     1,040            223            817
                             --------       --------        -------
                               12,362          2,033         10,329
Non-cluster and disposed
 operations................       637          2,910         (2,273)
                             --------       --------        -------
   Total funeral revenues..  $450,493       $419,284        $31,209      7.4 %
                             ========       ========        =======

   The $23,153 increase in revenues from existing clusters was the result of a 2.9% increase in the number of funeral services performed (128,443 compared to 124,840), and a 2.6% higher average sales price ($3,406 compared to $3,319). Acquisitions since January 1, 1997, included in existing clusters, contributed $25,481 to the existing cluster revenue increase, while locations acquired before 1997 had a decline of $2,328 due primarily to fewer funeral services performed in April and May in the United States. French funeral revenues for the quarter increased $21,519 due to a 5.6% increase in the number of funeral services performed (36,840 compared to 34,899).
   During the three months ended June 30, 1998, the Company sold $138,919 of prearranged funeral services compared to $148,704 for the same period in 1997.
   Funeral costs and expenses were as follows:

                                                                      Percentage
                            Three Months Ended June 30,     Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------
Existing clusters:
   United States..........   $153,079      $147,301         $ 5,778       3.9 %
   France.................    117,750       102,047          15,703      15.4
   Other European.........     39,546        36,423           3,123       8.6
   Other foreign..........     19,809        20,221            (412)     (2.0)
                             --------      --------         -------
                              330,184       305,992          24,192       7.9
New clusters:*
   United States..........        986           536             450
   Other European.........      8,419           714           7,705
   Other foreign..........        889           160             729
                             --------      --------         -------
                               10,294         1,410           8,884
Non-cluster and disposed
 operations...............      3,002         4,326          (1,324)
Administrative overhead...     12,367        13,059            (692)     (5.3)
                             --------      --------         -------
   Total funeral costs
    and expenses..........   $355,847      $324,787         $31,060       9.6 %
                             ========      ========         =======

---------------------
* Represents new geographic cluster areas entered into since January 1, 1997 for the period that those businesses were owned by the Company.

  The $24,192 increase in costs and expenses from existing clusters is primarily the result of a period to period increase in the total number of funeral services performed. Acquisitions since January 1, 1997, included in existing clusters, reported $18,664 of increased costs, while costs from existing locations acquired before 1997 increased $5,528. The gross profit margin for existing clusters decreased to 24.5% in 1998 from 26.1% in 1997. This decrease is primarily attributable to the Company's United States funeral operations, a historically high margin market for the Company. This is due to the aforementioned weakness in the United States funeral service volumes.
  Administrative overhead costs, expressed as a percentage of total funeral revenues, decreased slightly to 2.7%, compared to 3.1% in 1997 due to reclassifications of certain of these costs to the cemetery segment to better reflect the cost of administrative support.

Cemetery
Cemetery revenues were as follows:

                                                                      Percentage
                            Three Months Ended June 30,     Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------
Existing clusters:
   United States............ $188,929       $155,922        $33,007     21.2 %
   Other European...........    4,976          5,079           (103)    (2.0)
   Other foreign............   12,421         14,124         (1,703)   (12.1)
                             --------       --------        -------
                              206,326        175,125         31,201     17.8
New clusters*...............    9,558            891          8,667
Non-cluster and disposed
 operations.................      482          1,723         (1,241)
                             --------       --------        -------
   Total cemetery revenues.. $216,366       $177,739        $38,627     21.7 %
                             ========       ========        =======

   Revenues from the existing clusters increased $31,201 in 1998. Included in the existing cluster increase were $17,893 in increased revenues from cemeteries acquired since the beginning of 1997, while revenues from existing cluster locations owned before 1997 increased $13,308 due to increased sales of pre-need and at-need property and merchandise as well as additional trust investment income.
   Cemetery costs and expenses were as follows:

                                                                      Percentage
                            Three Months Ended June 30,     Increase   Increase
                                1998          1997         (Decrease) (Decrease)
                            ----------------------------------------------------
Existing clusters:
   United States............  $ 94,459      $ 91,148         $ 3,311     3.6 %
   Other European...........     2,875         2,888             (13)   (0.5)
   Other foreign............     7,031         6,955              76     1.1
                              --------      --------         -------
                               104,365       100,991           3,374     3.3
New clusters*...............     7,118           799           6,319
Non-cluster and disposed
 operations.................     1,030         1,470            (440)
Administrative overhead.....    13,126         7,629           5,497    72.1
                              --------      --------         -------
   Total cemetery costs
    and expenses............  $125,639      $110,889         $14,750    13.3 %
                              ========      ========         =======

---------------------
* Represents new geographic cluster areas entered into since January 1, 1997 for the period that those businesses were owned by the Company.

   Costs and expenses from existing clusters increased $3,374 due primarily to an increase of $10,407 at cemeteries acquired since the beginning of 1997. The overall cemetery gross profit margin percentage improved in 1998 to 41.9% from 37.6% in 1997. This increase reflects a favorable product mix in sales of preneed cemetery property and merchandise, increased trust investment income, as well as continued cost control in all major expense categories primarily in the United States. Administrative overhead costs have increased to 6.1% of revenues for the three months ended June 30, 1998, compared to 4.3% during the comparable period in 1997 due to the aforementioned reclassifications discussed in the funeral segment.

Financial Services
Provident reported a gross profit of $2,317 for the three months ended June 30, 1998, compared to $1,836 for the same period in 1997. Provident's average outstanding loan portfolio during the current period increased to $220,062 compared to $181,709 for the comparable period in 1997, while the average interest rate spread remained stable at 3.2% for the three months ended June 30, 1998 and 1997.

Other Income and Expenses
Expressed as a percentage of revenues, general and administrative expenses remained stable at 2.6% for the three months ended June 30, 1998 and 1997.
   Interest expense, which excludes the amount incurred through financial service operations, increased $7,371 or 22.3% period to period. This increased interest expense reflects the Company's funding of acquisitions with debt.
   The provision for income taxes reflected a 35.3% effective tax rate for the three months ended June 30, 1998, compared to a 35.0% effective tax rate for the comparable period in 1997.

Financial Condition and Liquidity at June 30, 1998:
General
Historically, the Company has funded its working capital needs and capital expenditures primarily through cash provided by operating activities and borrowings under bank revolving credit agreements and commercial paper. Funding required for the Company's acquisition program has been generated through public and private offerings of debt and the issuance of equity securities supplemented by the Company's revolving credit agreements and additional securities registered with the Securities and Exchange Commission (the "Commission"). The Company believes cash from operations, additional funds available under its revolving credit agreements, and proceeds from public and private offerings of securities will be sufficient to continue its current acquisition program and operating policies. For the three-month period ended June 30, 1998, the Company acquired 45 funeral service locations and 7 cemeteries (see Note 3). In addition, the Company has received signed letters of intent to acquire an additional 138 funeral service locations, 29 cemeteries and 2 crematoria for an aggregate purchase price of approximately $386,000 and has reached a definitive agreement to merge with ECI (see note 10) which will add 326 funeral homes and 81 cemeteries in a stock for stock transaction valued at approximately $578,000. These businesses are expected to produce approximately $449,000 in annualized revenues, including $324,000 in North American operations and $125,000 from operations outside North America.
   At June 30, 1998, the Company had net working capital of $360,439 and a current ratio of 1.69:1, compared to working capital of $275,966 and a current ratio of 1.52:1 at December 31, 1997.

Sources And Uses of Cash
Cash flows from operating activities: Net cash provided by operating activities was $153,903 for the six months ended June 30, 1998, compared to $172,303 for the same period in 1997, a decrease of $18,400. This decrease results from a combination of higher operating profits, offset by increased uses of cash generated by changes in the Company's working capital accounts. Significant reductions of operating cash include amounts receivable resulting from increased sales of funeral services as well as increased sales of cemetery products and merchandise.

Cash flows from investing activities: Net cash used in investing activities was $465,097 for the six months ended June 30, 1998, compared to $265,551 for the same period in 1997, an increase of $199,546. Cash used for acquisitions increased by $176,131 while the level of capital expenditures remained unchanged during the six months ended June 30, 1998, as the

Company continues to expand through both acquisitions of existing businesses and through increased construction of funeral and cemetery facilities. Additionally, in 1997 approximately $148,000 in cash was provided by the sale of the Company's interest in ECI. Cash used relating to prearranged funeral activities decreased due to the timing of cash payments to and withdrawals from trusts.

Cash flows from financing activities: Net cash provided by financing activities was $339,843 for the six months ended June 30, 1998, compared to $80,674 for the same period in 1997, an increase of $259,169. The six months ended June 30, 1997 included a use of cash of $449,998 for the early extinguishment of certain higher interest rate debt.
   As of June 30, 1998, the Company's debt to capitalization ratio was 51.7% compared to 49.8% at December 31, 1997. The interest rate coverage ratio for the six months ended June 30, 1998 was 4.72:1, compared to 4.42:1 (excluding the gain on the sale of the Company's investment in ECI) for the same period in 1997. This interest rate coverage level has been relatively consistent, despite higher levels of debt outstanding, for several years. The Company believes that the acquisition of funeral and cemetery operations funded with debt or Company common stock is a prudent business strategy given the stable cash flow generated and the low failure rate exhibited by these types of businesses. The Company believes these acquired firms are capable of servicing the additional debt and providing a sufficient return on the Company's investment.
   The Company expects adequate sources of funds to be available to finance its future operations and acquisitions through internally generated funds, borrowings under credit facilities and the issuance of securities. The Company's various revolving credit facilities and lines of credit currently provide for aggregate borrowings of approximately $1,000,000 of which approximately $455,000 was available under these facilities at June 30, 1998. The Company also had the ability to issue $1,000,000 in securities registered with the Commission under a shelf registration. In addition, 14,682,000 shares of common stock and a total of $197,000 of guaranteed promissory notes and convertible debentures are registered with the Commission under a separate shelf registration to be used exclusively for future acquisitions.

Prearranged Funeral Services
The Company has a marketing program to sell prearranged funeral contracts and the funds collected are generally held in trust or are used to purchase life insurance or annuity contracts. The principal amount of each such prearranged funeral contract will be received in cash by a Company funeral service location at the time the funeral is performed. Earnings on trust funds and increasing benefits under insurance funded contracts also increase the amount of cash to be received upon performance of the funeral and are intended to cover future increases in the cost of providing a price guaranteed funeral service as well as any selling costs. During 1997, the Company completed a review of the prearranged trust investment process which included an asset/liability study. This has resulted in a new investment program which entails the consolidation of multiple trustees, the use of institutional managers with differing investment styles and consolidated performance monitoring and tracking. This new program targets a real return in excess of the amount necessary to cover future increases in the cost of providing a price guaranteed funeral service as well as any selling costs. This is accomplished by allocating the portfolio mix to the appropriate investments that more accurately match the anticipated maturity of the policies. The Company anticipates an asset allocation of approximately 65% equity and 35% fixed income.
   Marketing costs incurred with the sale of prearranged funeral contracts are a current use of cash which is partially offset with cash retained, pursuant to state laws, from amounts trusted and certain commissions earned by the Company for sales of insurance products issued by third party insurers. The Company sells prearranged funerals in most of its service markets including its foreign markets. Auxia, the Company's French life insurance subsidiary, primarily sells insurance products used to fund prearranged funerals to be performed by the Company's French funeral service locations. Prearranged funeral service sales afford the Company the opportunity to both protect current market share and mix as well as expand market share in certain markets. The Company believes this will stimulate future revenue growth. Prearranged funeral services fulfilled as a percent of the total North American funerals performed annually approximates 25% and is expected to grow, thereby making the total number of funerals performed more predictable.

Other Matters:
Year 2000 Issue
The "Year 2000" issue refers to the inability of certain computer programs to correctly differentiate the century from a date in which the year is represented by only two digits. A computer system which is not year 2000 compliant might not be able to process certain data, or possibly could cause the entire computer system to malfunction. The Company is aware of the issues pertaining to computer software and microprocessor performance as they relate to the year 2000, and is taking steps to minimize the possibility that operations will be significantly disrupted by the manner in which Company computers process date codes. The Company has established Year 2000 program offices in Houston and Europe to organize and oversee the Company's Year 2000 preparedness efforts.

The Company's Year 2000 preparedness efforts have been divided into four general categories: planning and assessment, correction, validation and testing, and acceptance and deployment. All of the Company's major systems are being assessed to determine Year 2000 compliance and all non-compliant systems will be repaired or replaced. Most major systems have already been assessed and are at various stages of correction, testing, and deployment. Efforts are underway to educate appropriate Company personnel about the importance of the Year 2000 problem and to mitigate potential problems at all levels of the organization. The Company is currently seeking Year 2000 compliance assurances from third party service providers with which it has significant business relationships.

As major systems are assessed, the Company will be able to prepare accurate cost estimates for completing the Company's Year 2000 preparedness efforts. The Company operates in a relatively low technology business environment that is not dependent upon complex customer on-line processing to execute business operations. The Company currently does not believe that any significant disruptions to operations will occur as a result of the Year 2000 problem. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be converted on a timely basis, or that a failure to successfully convert by another company, would not have a material adverse effect on the Company.

Recent Accounting Standards
The Company will adopt Statement of Financial Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" for the year ended December 31, 2000. The Company is currently evaluating the impact of this standard, but does not anticipate that it will have a material impact on the Company's financial position, results of operations, or statement of cash flows.

Cautionary Statement on Forward-looking Statements
The statements contained in this filing on Form 10-Q that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

   1) Changes in general economic conditions both domestically and internationally impacting financial markets (e.g. marketable security values as well as currency and interest rate fluctuations).
   2) Changes in domestic and international political and/or regulatory environments in which the Company operates, including tax and accounting policies. Changes in regulations may impact the Company's ability to enter or expand new markets.
   3) Changes in consumer demand for the Company's services caused by several factors such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.
   4) The Company's ability to identify and complete additional acquisitions on terms that are favorable to the Company, to successfully integrate acquisitions into the Company's business and to realize expected cost savings in connection with such acquisitions. The Company's future results may be materially impacted by changes in the level of acquisition activity.

The  Company   assumes  no   obligation   to  publicly   update  or  revise  any
forward-looking statements made herein or any other forward- looking statements made by the Company.

                      SERVICE CORPORATION INTERNATIONAL
                          PART II. OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
        On May 14, 1998, the Company held its annual meeting of shareholders and the shareholders elected two directors. The shares voting on the director nominees were cast as follows:

                                             Abstention or           Broker
        Nominee                Votes For     Votes Withheld         Non-votes
        B. D. Hunter          205,618,107      2,626,776              -0-
        John W. Mecom, Jr.    205,699,268          2,545              -0-

ITEM 5. OTHER INFORMATION
        Discretionary Proxy Voting Authority
                 With respect to any proposal of a holder of the Company's common stock to be submitted to the Company's shareholders at its next annual meeting outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, (that is, where a shareholder has not sought inclusion of the proposal in the Company's proxy statement), the proxies solicited by the Company's Board of Directors for use at such annual meeting may confer discretionary authority to the proxies named therein to vote on any such proposal, unless the Company receives notice of such shareholder proposal by February 25, 1999.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K
        (a)Exhibits
           3.1 Statement of Resolution Eliminating Series of Shares of Series C Junior Participating Preferred Stock dated July 27, 1998.

           3.2 Statement of Resolution Establishing Series of Shares of Series D Junior Participating Preferred Stock dated July 27, 1998.

          10.1 Employment Agreement, dated January 1, 1998, between SCI Executive Services, Inc. and Jerald L. Pullins.
          12.1 Ratio of earnings to fixed charges for the six months ended June 30, 1998 and 1997.
          27.1  Financial data schedule.

        (b)Reports on Form 8-K
           During the quarter ended June 30, 1998, the Company filed a Form 8-K dated May 14, 1998, reporting (i) under "Item 5. Other Events" the preferred share purchase rights which the Company distributed as a dividend on common stock of the Company on July 28, 1998, and (ii) under "Item 7. Exhibits" the Rights Agreement dated May 14, 1998 and the Company's press release dated May 14, 1998.


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 13, 1998
                                       SERVICE CORPORATION INTERNATIONAL

                                       By: /s/ George R. Champagne
                                       ---------------------------------
                                       George R. Champagne
                                       Senior Vice President
                                       Chief Financial Officer
                                       (Principal Financial Officer)

                                                                        Annex 4
                                                      SCI Form 10-Q for Quarter
                                                           Ended March 31, 1998

                                 FORM 10-Q

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549




      (X)QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

               For the quarterly period ended March 31, 1998

                                    or

      ( )TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

          For the transition period from            to


                      Commission file number 1-6402-1
                           --------------------

                    SERVICE CORPORATION INTERNATIONAL
            (Exact name of registrant as specified in charter)

             Texas                                74-1488375
(State or other jurisdiction of        (I. R. S. employer identification
incorporation or organization)                      number)

1929 Allen Parkway, Houston, Texas                   77019
(Address of principal executive offices)          (Zip code)

                              (713) 522-5141
           (Registrant's telephone number, including area code)
                           --------------------


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to the filing requirements for the past 90 days.
YES     X     NO

The number of shares outstanding of the registrant's common stock as of May 12, 1998, was 255,998,673 (excluding treasury shares).

                     SERVICE CORPORATION INTERNATIONAL



                                   INDEX

                                                                        Page
Part I  Financial Information

        Consolidated Statement of Income (Unaudited) -
         Three Months Ended March 31, 1998 and 1997                         3

        Consolidated Balance Sheet -
         March 31, 1998 (Unaudited) and December 31, 1997                   4

        Consolidated Statement of Cash Flows (Unaudited) -
         Three Months Ended March 31, 1998 and 1997                         5

        Consolidated Statement of Stockholders' Equity (Unaudited) -
         Three Months Ended March 31, 1998                                  6

        Notes to the Consolidated Financial Statements (Unaudited)     7 - 12

        Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                    13 - 18


PartII  Other Information                                                  19

        Signature                                                          19

                                      2

                     SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF INCOME
                                (Unaudited)

                                                 Three Months Ended March 31,
(Dollars in thousands, except per share amounts)       1998        1997
---------------------------------------------------------------------------


Revenues.........................................    $682,684    $638,449
Costs and expenses...............................    (466,556)   (450,297)
                                                     --------    --------
Gross profit.....................................     216,128     188,152

General and administrative expenses..............     (17,008)    (16,628)
                                                     --------    --------
Income from operations...........................     199,120     171,524

Interest expense.................................     (37,710)    (34,538)
Dividends on preferred securities of SCI Finance LLC     -         (2,629)
Other income.....................................       6,651       3,090
Gain on sale of investment.......................        -         68,077
                                                     --------    --------
                                                      (31,059)     34,000
Income before income taxes and
   extraordinary loss............................     168,061     205,524
Provision for income taxes.......................     (59,275)    (74,377)
                                                     --------    --------

Income before extraordinary loss.................     108,786     131,147
Extraordinary loss on early extinguishment of
   debt (net of income taxes of $23,383).........       -         (40,802)
                                                     --------    --------
Net income.......................................    $108,786    $ 90,345
                                                     ========    ========

Earnings per share:
   Basic:
    Income before extraordinary loss.............    $    .43    $    .55
    Extraordinary loss on early extinguishment
     of debt                                            -            (.17)
                                                     --------    --------
    Net income...................................    $    .43    $    .38
                                                     ========    ========
   Diluted:
    Income before extraordinary loss.............    $    .42    $    .52
    Extraordinary loss on early extinguishment
     of debt                                            -            (.16)
                                                     --------    --------
    Net income...................................    $    .42    $    .36
                                                     ========    ========

Dividends per share..............................    $    .09    $    .08
                                                     ========    ========

Basic weighted average number of shares .........     254,635     237,264
                                                     ========    ========
Diluted weighted average number of shares .......     261,768     255,538
                                                     ========    ========

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
                        CONSOLIDATED BALANCE SHEET

                                                   March 31,
                                                     1998       December 31,
(Dollars in thousands, except per share amounts)  (Unaudited)       1997
-----------------------------------------------------------------------------

Assets
Current assets:
   Cash and cash equivalents..................... $   241,587    $    46,877
   Receivables, net of allowances................     574,154        557,481
   Inventories...................................     170,410        172,169
   Other.........................................      36,919         34,881
                                                  -----------    -----------
    Total current assets.........................   1,023,070        811,408
                                                  -----------    -----------

Investments - insurance subsidiary...............     606,629        574,728
Prearranged funeral contracts ...................   2,683,364      2,610,632
Long-term receivables ...........................   1,049,608        981,121
Cemetery property, at cost.......................   1,680,857      1,636,859
Property, plant and equipment, at cost (net).....   1,674,988      1,644,137
Deferred charges and other assets................     559,958        549,862
Names and reputations (net)......................   1,520,286      1,498,116
                                                  -----------   ------------
                                                  $10,798,760   $ 10,306,863
                                                  ===========   ============
Liabilities & Stockholders' Equity
Current liabilities:
   Accounts payable and accrued liabilities...... $   405,933   $    425,631
   Current maturities of long-term debt..........      64,603         64,570
   Income taxes .................................      99,752         45,241
                                                  -----------   ------------
    Total current liabilities....................     570,288        535,442
                                                  -----------   ------------

Long-term debt...................................   2,842,697      2,634,699
Deferred income taxes............................     707,852        701,221
Other liabilities ...............................     566,950        546,140
Deferred prearranged funeral contract revenues  .   3,280,549      3,163,357
Stockholders' equity:
   Common  stock,  $1  per  share  par  value,
    500,000,000  shares  authorized,
    255,902,790 and  252,923,784,  respectively,
    issued and  outstanding                           255,903        252,924
   Capital in excess of par value................   1,503,626      1,493,246
   Retained earnings.............................   1,069,086        983,353
   Accumulated other comprehensive income/(loss).       1,809         (3,519)
                                                  -----------   ------------
    Total stockholders' equity...................   2,830,424      2,726,004
                                                  -----------   ------------
                                                  $10,798,760   $ 10,306,863
                                                  ===========   ============

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
                   CONSOLIDATED STATEMENT OF CASH FLOWS
                                (Unaudited)

                                                Three Months Ended March 31,
(Dollars in thousands)                                1998          1997
-----------------------------------------------------------------------------

Cash flows from operating activities:
Net income........................................  $108,786     $  90,345
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation and amortization..................    42,853        37,321
   Provision for deferred income taxes............    10,708        16,216
   Extraordinary loss on early extinguishment of
    debt, net of income taxes                           -           40,802
   Gains from dispositions (net)..................    (2,117)      (68,970)
   Change in assets and liabilities, net of
    effects from acquisitions:
    (Increase) in receivables.....................   (64,812)      (34,037)
    (Increase) decrease in other assets...........   (14,912)        1,209
    Increase (decrease) in payables and
     other liabilities............................    57,906        (2,805)
    Other.........................................     1,219         7,274
                                                    --------     ---------
Net cash provided by operating activities ........   139,631        87,355
                                                    --------     ---------

Cash flows from investing activities:
   Capital expenditures...........................   (56,465)     (31,593)
   Change in prearranged funeral balances.........    16,718       (7,000)
   Purchases of securities - insurance subsidiary.  (245,244)    (451,602)
   Sales of securities - insurance subsidiary.....   244,687      434,444
   Proceeds from sales of property and equipment..     5,135        1,886
   Acquisitions, net of cash acquired.............   (55,608)    (117,266)
   Loans issued by finance subsidiary.............   (23,837)     (27,643)
   Principal payments received on loans by
    finance subsidiary............................     4,296        2,676
   Proceeds from sale of equity investment........      -         147,739
   Purchases of equity investments................    (2,436)     (18,960)
   Other..........................................     7,952       (7,807)
                                                   ---------    ---------
Net cash (used in) investing activities...........  (104,802)     (75,126)
                                                   ---------    ---------

Cash flows from financing activities:
   Increase (decrease) in borrowings under
    revolving credit agreements...................  (284,031)     469,655
   Long-term debt issued..........................   500,000         -
   Payments of debt...............................   (27,021)     (15,842)
   Early extinguishment of debt...................      -        (449,998)
   Dividends paid.................................   (18,795)     (14,189)
   Bank overdrafts and other......................   (10,272)       1,425
                                                   ---------    ---------
Net cash provided by (used in) financing activities  159,881       (8,949)
                                                   ---------    ---------
Net increase in cash and cash equivalents.........   194,710        3,280
Cash and cash equivalents at beginning of period..    46,877       44,131
                                                   ---------    ---------
Cash and cash equivalents at
 March 31, 1998 and 1997.......................... $ 241,587    $  47,411
                                                   =========    =========

Cash used for:
   Interest....................................... $  21,719    $  32,646
                                                   =========    =========
   Taxes..........................................    16,126       14,841
                                                   =========    =========

Non-cash investing and financing transactions:
   Common stock issued in acquisitions............ $   6,499      $9,039
                                                   =========    ========
   Debt issued in acquisitions....................     4,300       1,752
                                                   =========    ========
   Debenture conversions to common stock..........     1,493       5,127
                                                   =========    ========
   Conversion of preferred securities of
    SCI Finance LLC...............................      -          4,142
                                                   =========    ========

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (Unaudited)

                                                 Accumulated
                                                    other
(Dollars In Thousands,                Retained  comprehensive Common    Paid in
Except Per Share Amounts)    Total    earnings      income     stock    capital
--------------------------------------------------------------------------------
Balance at
December 31, 1997.........$2,726,004  $  983,353  $(3,519)  $252,924 $1,493,246

 Comprehensive income:
  Net income..............   108,786     108,786

 Other comprehensive income:
  Foreign currency
   translation............     1,378
  Unrealized gain on
   securities.............     3,950
                           ---------
  Total other comprehensive
   income.................     5,328               5,328
                           ---------
  Comprehensive income....   114,114

 Common stock issued:
  Stock option exercises
   and stock grants.......     5,367                          2,685      2,682
  Acquisitions............     6,499                            179      6,320
  Debenture conversions...     1,493                            115      1,378

 Dividends on common stock
  ($.09 per share)........   (23,053)    (23,053)
                          ----------  ----------  -------  -----------------
Balance at March 31, 1998.$2,830,424  $1,069,086  $ 1,809  $255,903 $1,503,626
                          ==========  ==========  =======  ======== ==========

(See notes to consolidated financial statements)

                     SERVICE CORPORATION INTERNATIONAL
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars in thousands, except per share amounts)
                                (Unaudited)


1.  Nature of Operations
The Company is the largest provider of death care services in the world. At March 31, 1998, the Company operated 3,166 funeral service locations, 398 cemeteries and 166 crematoria located in 18 countries on five continents.
    The funeral service locations and cemetery operations consist of the Company's funeral homes, cemeteries, crematoria and related businesses. Company personnel at the funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at funeral service locations and certain funeral service locations contain crematoria. The Company sells prearranged funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. The Company's cemeteries provide cemetery interment rights (including mausoleum spaces and lawn crypts) and certain merchandise including stone and bronze memorials and burial vaults. These items are sold on an at need or preneed basis. Company personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries also contain crematoria. There are 147 combination locations that contain a funeral service location within a company owned cemetery.
    The Company's financial services operations consist of a finance subsidiary, Provident Services, Inc. ("Provident"). Provident provides capital financing to independent funeral home and cemetery operators.

2. Summary of Significant Accounting Policies
Basis of Presentation: The consolidated financial statements for the three months ended March 31,1998 and 1997 include the accounts of Service Corporation International and all majority-owned subsidiaries (the "Company") and are unaudited but include all adjustments, consisting of normal recurring accruals and any other adjustments which management considers necessary for a fair presentation of the results for these periods. These financial statements have been prepared consistent with the accounting policies described in the annual report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") for the year ended December 31, 1997 and should be read in conjunction therewith. Certain reclassifications have been made to the prior period to conform to the current period presentation with no effect on previously reported net income, financial condition and cash flows.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

3. Acquisitions
The Company acquired 45 funeral service locations and 7 cemeteries during the three month period ended March 31, 1998 (60 funeral service locations, 12 cemeteries and one crematory during the three months ended March 31, 1997). The consideration for these acquisitions consisted of combinations of cash, common stock of the Company and issued or assumed debt. The operating results of all of these acquisitions have been included since their respective dates of acquisitions.

   The effect of acquisitions on the consolidated balance sheet at March 31, was as follows:

                                                         1998           1997
-----------------------------------------------------------------------------

Current assets......................................  $ (3,622)       $  6,841
Prearranged funeral contracts.......................      (216)         40,606
Long-term receivables...............................     5,083           5,405
Cemetery property...................................    33,499          72,730
Property, plant and equipment.......................    10,679          28,425
Deferred charges and other assets...................     2,945           8,479
Names and reputations...............................    34,098          39,035
Current liabilities.................................       205         (10,906)
Long-term debt......................................   (13,258)         (5,093)
Deferred income taxes and other liabilities.........    (7,536)        (18,273)
Deferred prearranged funeral contract revenues......       230         (40,944)
Stockholders' equity................................    (6,499)         (9,039)
                                                      --------        --------
      Cash used for acquisitions....................  $ 55,608        $117,266
                                                      ========        ========

4. Prearranged Funeral Activities
The Company sells price guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Payments under these contracts are generally placed in trust (pursuant to state law) or are used to pay premiums on life insurance policies issued by third party insurers in North America, the United Kingdom and Australia or the Company's French prearranged funeral service life insurance subsidiary, "Auxia". Unperformed price guaranteed prearranged funeral contracts are included in the consolidated balance sheet as "prearranged funeral contracts" or, in the case of contracts funded by Auxia, "investments-insurance subsidiary." A corresponding credit is recorded to "deferred prearranged funeral contract revenues." Allowances for customer cancellations are provided at the date of sale based on historical experience.
   Amounts paid by the customer pursuant to the prearranged funeral contracts are recognized in funeral revenue at the time the funeral is performed. Trust earnings and increasing insurance benefits are accrued and deferred until the service is performed at which time these funds are also recognized in funeral revenues and are intended to cover future increases in the cost of providing a price guaranteed funeral service. Included in deferred prearranged funeral contract revenues are net obtaining costs, including sales commissions and certain other direct marketing costs, applicable to prearranged funeral contracts which are deferred and will be expensed over a period representing the actuarially determined life of the prearranged contract.
   The recognition of future funeral revenues is estimated to occur in the following years:

   1998 (remaining nine months).............  $  227,570
   1999.....................................     260,208
   2000.....................................     242,762
   2001.....................................     228,138
   2002.....................................     214,057
   2003 and through 2007....................     822,404
   2008 and thereafter......................   1,285,410
                                              ----------
                                              $3,280,549
                                              ==========

5. Debt
Debt at March 31, 1998 and December 31, 1997, was as follows:

                                               March 31,        December 31,
                                                 1998               1997
                                            --------------------------------
   Bank revolving credit agreements
    and commercial paper.................... $  349,455         $  616,589
   6.375% notes due in 2000.................    150,000            150,000
   6.75% notes due in 2001..................    150,000            150,000
   8.72% amortizing notes due in 2002.......    127,154            141,108
   8.375% notes due in 2004.................     51,840             51,840
   7.375% notes due in 2004.................    250,000            250,000
   7.2% notes due in 2006...................    150,000            150,000
   6.875% notes due in 2007.................    150,000            150,000
   6.5% notes due in 2008...................    200,000               -
   7.70% notes due in 2009..................    200,000            200,000
   6.95% amortizing notes due in 2010.......     58,859             58,859
   Floating rate notes due in 2011
    (putable in 1999).......................    200,000            200,000
   7.875% debentures due in 2013............     55,627             55,627
   7.0% notes due in 2015 (putable in 2002).    300,000            300,000
   6.3% notes due in 2020 (putable in 2003).    300,000               -
   Medium term notes, maturities through
    2019, fixed average
    interest rate of 9.32%..................     35,720             35,720
   Convertible debentures, interest rates
    range from 4.75% - 5.5%,
    due through 2008, conversion price
    ranges from $11.25 - $45.69.............     48,272             45,673
   Mortgage notes and other notes payable
    with  maturities through 2015...........    139,969            156,931
   Deferred loan costs......................     (9,596)           (13,078)
                                             ----------         ----------
   Total debt...............................  2,907,300          2,699,269
   Less current maturities..................    (64,603)           (64,570)
                                             ----------         ----------
        Total long-term debt................ $2,842,697         $2,634,699
                                             ==========         ==========

   The Company's primary revolving credit agreement provides for borrowings up to $1,000,000 and consist of two committed facilities -- a 364-day facility and a 5-year, multi-currency facility - which are primarily used to support commercial paper issuance and for general corporate needs.
   The 364-day facility allows for borrowings up to $300,000. This facility expires June 26, 1998, but has provisions to be extended for additional 364-day terms. At the end of any term, the outstanding balance may be converted into a two-year term loan at the Company's option. Interest rates are based on various indices as determined by the Company. In addition, a facility fee of 0.06% is paid quarterly on the total commitment amount.
   The 5-year facility allows for borrowings up to $700,000, including $500,000 in various foreign currencies. This facility expires June 27, 2002. Interest rates on this facility are based on various indices as determined by the Company. In addition, a facility fee is paid quarterly on the total commitment amount. The facility fee, which ranges from 0.07% to 0.15%, is based on the Company's senior debt ratings and is currently set at 0.08%. At March 31, 1998, there was approximately $173,000 of revolving notes outstanding under this facility at a weighted average interest rate of 6.62%.
   As of March 31, 1998, the Company had no commercial paper outstanding.
   On March 6, 1998, Service Corporation International (Canada), ("SCIC"), a wholly owned subsidiary of the Company, entered into a 364-day, $148,000 revolving credit agreement which allows SCIC the option to convert to a five year term loan. This facility is used primarily to support acquisition and working capital requirements of the Company's Canadian subsidiaries. This new facility carries no facility fee. At March 31, 1998, there was approximately $148,000 outstanding under this facility at an average interest rate of 5.1%.

   The Company's outstanding commercial paper and other borrowings under its various credit facilities at March 31, 1998 are classified as long-term debt. The Company uses these revolving credit agreements primarily to finance the Company's ongoing acquisition programs. From time to time, the Company raises debt and/or equity in the public markets to reduce its revolving credit facility balances. The timing of these public debt or equity offerings is dependent on numerous factors including market conditions, long and short term interest rates, the Company's capitalization ratios and the outstanding balances under the revolving credit facilities. Therefore, the Company has classified these borrowings as long-term debt. It is the Company's intent to refinance such borrowings through the use of its credit agreements or other long-term notes issued under a shelf registration filed with the Commission.
   The credit facilities described above have financial compliance provisions that contain certain restrictions on levels of net worth, debt, liens, and guarantees.
   In March of 1998, the Company issued two senior note  securities.  The first note issued was a $200,000, 10-year, non-callable security with a 6.5% coupon, due in March of 2008. The second note was a $300,000, 22-year security due in March of 2020. This security is subject to mandatory tender to a remarketing agent in March of 2003 and in March of 2010. The coupon on this issue is 6.30%. The proceeds of this offering were primarily used to repay existing debt outstanding under the Company's revolving credit agreements.
   Similarly, the stated coupons described above have substantially been modified through the use of interest rate and cross-currency interest rate swaps used in the management of interest rates within defined targets for fixed and floating interest rate exposure.
   During the three months ended March 31, 1998, pursuant to a shelf registration filed with the Commission, the Company guaranteed the following promissory notes issued through subsidiaries in connection with various acquisitions of operations:

                   Subsidiary                    Amount
   --------------------------------------------  ------
   SCI Illinois Services, Inc..................  $ 800


6. Derivatives
The Company enters into derivatives primarily in the form of interest rate swaps to manage its mix of fixed and floating rate debt, and cross-currency interest rate swaps in combination with local currency to substantially hedge the Company's net investment in foreign assets. The Company has procedures in place to monitor and control the use of derivatives and only enters into transactions with a limited group of credit-worthy financial institutions. The Company does not engage in derivative transactions for speculative or trading purposes, nor is it a party to leveraged transactions.
   At March 31, 1998, after giving consideration to the interest rate and cross-currency swaps, the Company's debt (excluding Provident debt) consists of approximately 40% of fixed interest rate debt at a weighted average rate of 7.23% and approximately 60% of floating interest rate debt at a weighted average rate of 5.53%. Approximately $1,385,000 of the Company's debt has been converted from US dollar denominated debt to foreign currency denominated debt as the result of cross-currency swaps. Including these swaps, foreign denominated debt totals $1,752,000.
   The net fair value of the Company's various swap agreements at March 31, 1998, was an asset of $138,000. Fair values were obtained from counterparties to the agreements and represent their estimate of the net amount the Company would receive to terminate the swap agreements based upon the existing terms and current market conditions.

7. Ratio of Earnings to Fixed Charges

                          Three Months Ended March 31,
                             1998            1997
                          ----------------------------
                             4.69            5.52

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, less undistributed income of equity investees which are less than 50% owned, plus the minority interest of majority-owned subsidiaries with fixed charges and plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, whether capitalized or expensed, amortization of debt costs, dividends on preferred securities of SCI Finance LLC and one-third of rental expense which the Company considers representative of the interest factor in the rentals. The decrease in the Company's ratio of earnings to fixed charges is primarily attributable to the 1997 gain on the sale of a Company investment.


8. Geographic Segment Information
The Company conducts funeral and cemetery operations in 18 countries and offers financial services in the United States. Geographic segment information was as follows:

                                     United                 Other     Other
                                     States     France     European  Foreign
-------------------------------------------------------------------------------
Revenues:
   Three months ended March 31:
     1998.........................  $453,026    $122,928   $63,714   $43,396
     1997.........................   403,282     133,614    61,313    40,844
Income from operations:
   Three months ended March 31:
     1998.........................  $163,804    $ 11,554   $13,293   $10,469
     1997.........................   126,721      15,258    16,590    12,806
Funeral services performed:
   Three months ended March 31:
     1998.........................    66,069      38,776    29,330    13,300
     1997.........................    61,964      41,587    29,772    12,240
Number of locations at March 31:
     1998.........................     1,584       1,118       731       297
     1997.........................     1,483       1,073       633       261


9. Earnings Per Share
In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share". All prior periods presented have been restated to conform to this new standard. A reconciliation of the numerators and denominators of the basic and diluted per share computations for income before extraordinary item follows:

                                                   Three Months ended March 31,
                                                       1998           1997
-------------------------------------------------------------------------------
Income (numerator):
   Income before extraordinary item - basic.......    $108,786       $131,147
   After tax interest on convertible debentures...         371          2,078
                                                      --------       --------
   Income before extraordinary item - diluted.....    $109,157       $133,255
-------------------------------------------------------------------------------

Shares (denominator):
   Shares - basic.................................     254,635        237,264
      Stock options and warrants..................       4,992          4,376
      Convertible debentures......................       2,141          2,493
      Convertible preferred securities of
       SCI Finance LLC............................        -            11,405
                                                      --------       --------
   Shares - diluted...............................     261,768        255,538
-------------------------------------------------------------------------------

Earnings per share before extraordinary item:
   Basic..........................................    $    .43       $    .55
   Diluted........................................    $    .42       $    .52
-------------------------------------------------------------------------------

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS
            (Dollars in thousands, except average sales prices)

Overview:
The majority of the Company's funeral service locations and cemeteries are managed in groups called clusters. Clusters are established primarily in metropolitan areas to take advantage of operational efficiencies, particularly the sharing of operating expenses such as service personnel, vehicles, preparation services, clerical staff and certain building facility costs. Personnel costs, the largest operating expense for the Company, is the cost component most beneficially affected by clustering. The sharing of employees, as well as the other costs mentioned, allow the Company to more efficiently utilize its operating facilities due to the traditional fluctuation in the number of funeral services and cemetery interments performed in a given period. The Company's acquisitions are primarily located within existing cluster areas or create new cluster area opportunities. The Company has approximately 400 clusters, which range in size from two operations to 73 operations. There may be more than one cluster in a given metropolitan area, depending upon the level and degree of shared costs.


                     Three Months Ended March 31, 1998
               Compared to Three Months Ended March 31, 1997

Results of Operations:
Segment information for the Company's three lines of business was as follows:

                             Three Months Ended March 31,            Percentage
                                1998           1997         Increase   Increase
                             --------------------------------------------------

     Revenues:
       Funeral.............  $ 472,128       $ 457,071       $ 15,057     3.3 %
       Cemetery............    205,941         177,790         28,151    15.8
       Financial services..      4,615           3,588          1,027    28.6
                             ---------       ---------       --------
                               682,684         638,449         44,235     6.9
     Costs and expenses:
       Funeral.............    339,436         337,368          2,068     0.6
       Cemetery............    124,688         110,997         13,691    12.3
       Financial services..      2,432           1,932            500    25.9
                             ---------       ---------       --------
                               466,556         450,297         16,259     3.6
     Gross profit and
      margin percentage:
       Funeral.............    132,692 28.1%   119,703 26.2%   12,989    10.9
       Cemetery............     81,253 39.5     66,793 37.6    14,460    21.6
       Financial services..      2,183 47.3      1,656 46.2       527    31.8
                             ---------       ---------       --------
                             $ 216,128 31.7% $ 188,152 29.5% $ 27,976    14.9 %
                             =========       =========       ========


Funeral
Funeral revenues were as follows:

                                 Three Months ended                  Percentage
                                     March 31,           Increase     Increase
                                   1998        1997     (Decrease)   (Decrease)
                                -----------------------------------------------
Existing clusters:
   United States............... $  257,877   $ 234,699    $23,178       9.9 %
   France......................    122,548     133,010    (10,462)     (7.9)
   Other European..............     51,741      54,493     (2,752)     (5.1)
   Other foreign...............     27,676      28,336       (660)     (2.3)
                                ----------   ---------    -------
                                   459,842     450,538      9,304       2.1
New clusters:*
   United States...............      2,635         527      2,108
   Other European..............      6,032         181      5,851
   Other foreign...............      1,185         222        963
                                ----------   ---------    -------
                                     9,852         930      8,922
Non-cluster and disposed
 operations....................      2,434       5,603     (3,169)
                                ----------   ---------    -------
   Total funeral revenues...... $  472,128   $ 457,071    $15,057      3.3 %
                                ==========   =========    =======

   The $9,304 increase in revenues from existing clusters was the result of a 3.6% higher average sales price ($3,243 compared to $3,130), offset by a 1.5% decline in the number of funeral services performed (141,808 compared to 143,936). Acquisitions since January 1, 1997, included in existing clusters, contributed $23,451 to the existing cluster revenue increase, while locations acquired before 1997 had a decline of $14,147. French funeral revenues for the quarter decreased $10,237 caused exclusively by an adverse change in the US dollar / French franc exchange rate.
   During the three months ended March 31, 1998, the Company sold $135,830 of prearranged funeral services compared to $125,315 for the same period in 1997.
   Funeral costs and expenses were as follows:

                                  Three Months ended                 Percentage
                                     March 31,           Increase     Increase
                                   1998        1997     (Decrease)   (Decrease)
                                -----------------------------------------------
Existing clusters:
   United States...............  $ 147,883   $ 144,288   $ 3,595        2.5 %
   France......................    105,734     113,652    (7,918)      (7.0)
   Other European..............     39,137      38,347       790        2.1
   Other foreign...............     19,564      19,237       327        1.7
                                 ---------   ---------   -------
                                   312,318     315,524    (3,206)      (1.0)
New clusters:*
   United States...............      1,752         417     1,335
   Other European..............      4,444         106     4,338
   Other foreign...............        803         175       628
                                 ---------   ---------   -------
                                     6,999         698     6,301
Non-cluster and disposed
 operations....................      3,208       5,073    (1,865)
Administrative overhead........     16,911      16,073       838        5.2
                                 ---------   ---------   -------
Total funeral costs and expenses $ 339,436   $ 337,368   $ 2,068        0.6 %
                                 =========    =========   =======

--------------------
* Represents new geographic cluster areas entered into since January 1, 1997 for the period that those businesses were owned by the Company.

  The $3,206 decrease in costs and expenses from existing clusters is primarily the result of a period to period 1.5% decline in the number of funeral services performed. Acquisitions since January 1, 1997, included in existing clusters, reported $19,026 of increased costs, while continued cost controls at existing locations acquired before 1997 contributed to a $22,232 cost decrease. French funeral costs and expenses decreased $9,228 due to a change in the US dollar / French franc exchange rate. The gross profit margin for existing clusters increased to 28.4% in 1998 from 26.4% in 1997. Typically, acquisitions will temporarily exhibit slightly lower gross profit margins than those experienced by the Company's existing locations at least until such time as these locations are assimilated into the Company's cluster management strategy.
  The overall funeral gross profit margin percentage improved in 1998 to 28.1%, compared to 26.2% in 1997. Contributing to this period to period improvement were the Company's North American operations, which had a margin improvement to 38.2% from 34.0% due primarily to seasonal volume levels and continued cost control efforts. Partially offsetting was the French gross profit margin of 10.1% for the period ended March 31, 1998 which declined from 11.6% in 1997 due primarily to weaker than expected funeral service volumes. The reduced funeral service volume was noticeable throughout Europe and is primarily due to milder winter weather.
  Administrative overhead costs, expressed as a percentage of total funeral revenues, increased slightly to 3.6%, compared to 3.5% in 1997.

Cemetery
Cemetery revenues were as follows:

                                  Three Months ended                 Percentage
                                     March 31,           Increase     Increase
                                   1998        1997     (Decrease)   (Decrease)
                                -----------------------------------------------
Existing clusters:
   United States...............  $ 180,402   $157,936    $22,466       14.2 %
   Other European..............      5,117      5,809       (692)     (11.9)
   Other foreign...............     11,560     12,203       (643)      (5.3)
                                 ---------   --------    -------
                                   197,079    175,948     21,131       12.0
New clusters*..................      7,775        293      7,482
Non-cluster and disposed
 operations....................      1,087      1,549       (462)
                                 ---------   --------    -------
   Total cemetery revenues.....  $ 205,941   $177,790    $28,151       15.8 %
                                 =========   ========    =======

   Revenues from the existing clusters increased $21,131 in 1998. Included in the existing cluster increase were $14,052 in increased revenues from cemeteries acquired since the beginning of 1997, while revenues from existing cluster locations owned before 1997 increased $7,079.
   Cemetery costs and expenses were as follows:

                                  Three Months ended                 Percentage
                                     March 31,           Increase     Increase
                                   1998        1997     (Decrease)   (Decrease)
                                -----------------------------------------------
Existing clusters:
   United States...............  $ 99,517    $ 90,740    $ 8,777        9.7%
   Other European..............     3,200       2,961        239        8.1
   Other foreign...............     6,701       6,572        129        2.0
                                 --------    --------    -------
                                  109,418     100,273      9,145        9.1
New clusters*..................     5,350         327      5,023
Non-cluster and disposed
 operations....................     1,371         950        421
Administrative overhead........     8,549       9,447       (898)      (9.5)
                                 --------    --------    -------
   Total cemetery costs
    and expenses...............  $124,688    $110,997    $13,691       12.3%
                                 ========    ========    =======

---------------------
* Represents new geographic cluster areas entered into since January 1, 1997 for the period that those businesses were owned by the Company.

Costs and expenses from existing clusters increased $9,145 due primarily to an increase of $9,351 at cemeteries acquired since the beginning of 1997. The overall cemetery gross profit margin percentage improved in 1998 to 39.5% from 37.6% in 1997. This increase reflects growth and a favorable product mix in sales of preneed cemetery property and merchandise, increased trust investment income, as well as continued cost control in all major expense categories primarily in the United States. Administrative overhead costs have decreased to 4.2% of revenues compared to 5.3% during the three months ended March 31, 1998.

Financial Services
The Company's wholly-owned finance subsidiary, Provident Services, Inc. ("Provident") reported a gross profit of $2,183 for the three months ended March 31, 1998, compared to $1,656 for the same period in 1997. Provident's average outstanding loan portfolio during the current period increased to $197,551 compared to $165,384 in 1997, and the average interest rate spread also increased to 3.5% compared to 3.1% in 1997.

Other Income and Expenses
Expressed as a percentage of revenues, general and administrative expenses decreased slightly to 2.5% for the three months ended March 31, 1998 compared to 2.6% for the comparable period in 1997.
   Interest expense, which excludes the amount incurred through financial service operations, increased $3,172 or 9.2% period to period. The increased interest expense reflects the lower average interest rates on indebtedness offset by the Company's higher debt level in 1998.
   During the first quarter of 1997, the Company sold its interest in Equity Corporation International ("ECI") producing a gain of $68,100.
   The provision for income taxes reflected a 35.3% effective tax rate for the quarter ended March 31, 1998, compared to a 36.2% effective tax rate for the comparable period in 1997. The decrease in the effective tax rate is due primarily to lower taxes from international operations, partially offset by the 1997 tax impact from the gain on sale of the Company's interest in ECI which was reflected at the Company's higher domestic tax rate.

Financial Condition and Liquidity at March 31, 1998:
General
Historically, the Company has funded its working capital needs and capital expenditures primarily through cash provided by operating activities and borrowings under bank revolving credit agreements and commercial paper. Funding required for the Company's acquisition program has been generated through public and private offerings of debt and the issuance of equity securities supplemented by the Company's revolving credit agreements and additional securities registered with the Securities and Exchange Commission (the "Commission"). The Company believes cash from operations, additional funds available under its revolving credit agreements, proceeds from public and private offerings of securities will be sufficient to continue its current acquisition program and operating policies. During the first quarter of 1998, the Company acquired 45 funeral service locations and 7 cemeteries (see Note 3). In addition, the Company has received signed letters of intent to acquire an additional 138 funeral service locations, 29 cemeteries and 2 crematoria for an aggregate purchase price of approximately $386,000. These businesses are expected to produce approximately $189,000 in annualized revenues, including $64,000 in North American operations and $125,000 from operations outside North
America.
   At March 31, 1998, the Company had net working capital of $452,782 and a current ratio of 1.79:1, compared to working capital of $275,966 and a current ratio of 1.52:1 at December 31, 1997.

Sources And Uses of Cash
Cash flows from operating activities: Net cash provided by operating activities was $139,631 for the three months ended March 31, 1998, compared to $87,355 for the same period in 1997, an increase of $52,276. This increase was primarily due to improved operating results and an increase in payables and other liabilities during the current three months. Significant reductions of operating cash include amounts receivable resulting from increased sales of funeral services and cemetery products and merchandise.

Cash flows from investing activities: Net cash used in investing activities was $104,802 for the three months ended March 31, 1998, compared to $75,126 for the same period in 1997, an increase of $29,676. Cash used for acquisitions decreased by $61,658 and capital expenditures increased by $24,872 during the three months ended March 31, 1998, as the Company continues to expand through both acquisitions of existing businesses and through increased construction of funeral and cemetery facilities. Additionally, in 1997 approximately $147,000 in cash was provided by the sale of the Company's interest in ECI. Cash used relating to prearranged funeral activities decreased due to the timing of cash payments to and withdrawals from trusts, offset by increased cash outlays on prearranged marketing efforts.

Cash flows from financing activities: Net cash provided by financing activities was $159,881 for the three months ended March 31, 1998, compared to net used of $8,949 for the same period in 1997, an increase of $168,830. Last year included a use of cash of $449,998 for the early extinguishment of certain higher interest rate debt.
   As of March 31, 1998, the Company's debt to capitalization ratio was 50.7% compared to 49.8% at December 31, 1997. The interest rate coverage ratio for the three months ended March 31, 1998 was 5.20:1, compared to 4.54:1 (excluding the gain on the sale of the Company's investment in ECI) for the same period in 1997. This interest rate coverage level has been relatively consistent, despite higher levels of debt outstanding, for several years. The Company believes that the acquisition of funeral and cemetery operations funded with debt or Company common stock is a prudent business strategy given the stable cash flow generated and the low failure rate exhibited by these types of businesses. The Company believes these acquired firms are capable of servicing the additional debt and providing a sufficient return on the Company's investment.
   The Company expects adequate sources of funds to be available to finance its future operations and acquisitions through internally generated funds, borrowings under credit facilities and the issuance of securities. The Company's various revolving credit facilities and lines of credit currently provide for aggregate borrowings of approximately $1,148,000 of which approximately $828,000 was available under these facilities at March 31, 1998. The Company also had the ability to issue $50,000 in securities registered with the Commission under a shelf registration. In addition, 15,190,000 shares of common stock and a total of $197,000 of guaranteed promissory notes and convertible debentures are registered with the Commission under a separate shelf registration to be used exclusively for future acquisitions.

Prearranged Funeral Services
The Company has a marketing program to sell prearranged funeral contracts and the funds collected are generally held in trust or are used to purchase a life insurance or annuity contract. The principal amount of these prearranged funeral contracts will be received in cash by a Company funeral service location at the time the funeral is performed. Earnings on trust funds and increasing benefits under insurance funded contracts also increase the amount of cash to be received upon performance of the funeral and are intended to cover future increases in the cost of providing a price guaranteed funeral service as well as any selling costs. During 1997, the Company completed a review of the prearranged trust investment process which included an asset/liability study. This has resulted in a new investment program which entails the consolidation of multiple trustees, the use of institutional managers with differing investment styles and consolidated performance monitoring and tracking. This new program targets a real return in excess of the amount necessary to cover future increases in the cost of providing a price guaranteed funeral service as well as any selling costs. This is accomplished by allocating the portfolio mix to the appropriate investments that more accurately match the anticipated maturity of the policies. The Company anticipates an asset allocation of approximately 65% equity and 35% fixed income.
   Marketing costs incurred with the sale of prearranged funeral contracts are a current use of cash which is partially offset with cash retained, pursuant to state laws, from amounts trusted and certain commissions earned by the Company for sales of insurance products issued by third party insurers. The Company sells prearranged funerals in most of its service markets including its foreign markets. Auxia, the Company's French life insurance subsidiary, primarily sells insurance products used to fund prearranged funerals to be performed by the Company's French funeral service locations. Prearranged funeral service sales afford the Company the opportunity to both protect current market share and mix as well as expand market share in certain markets. The Company believes this will stimulate future revenue growth. Prearranged funeral services fulfilled as a percent of the total North American funerals performed annually approximates 25% and is expected to grow, thereby making the total number of funerals performed more predictable.

Other Matters:
Year 2000 Issue
The "Year 2000" issue refers to the inability of certain computer programs to correctly differentiate the century from a date in which the year is represented by only two digits. A computer system which is not year 2000 compliant might not be able to process certain data or possibly cause the entire computer system to malfunction. The Company is currently assessing any potential impact that changing to the year 2000 will have on the computer programs that operate within the Company or are used by major vendors or service providers.

Cautionary Statement on Forward-looking Statements
The statements contained in this filing on Form 10-Q that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

   1) Changes   in   general   economic   conditions both  domestically   and
      internationally impacting financial markets (e.g. marketable security values as well as currency and interest rate fluctuations).
   2) Changes  in  domestic  and   international  political and/or regulatory
      environments in which the Company operates, including tax and accounting policies. Changes in regulations may impact the Company's ability to enter or expand new markets.
   3) Changes in consumer demand for the Company's services caused by several factors such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.
   4) The Company's ability to identify and complete additional acquisitions on terms that are favorable to the Company, to successfully integrate acquisitions into the Company's business and to realize expected cost savings in connection with such acquisitions. The Company's future results may be materially impacted by changes in the level of acquisition activity.

The  Company  assumes  no obligation  to  publicly   update  or  revise  any
forward-looking statements made herein or any other forward-looking statements made by the Company.

                       SERVICE CORPORATION INTERNATIONAL
                          PART II. OTHER INFORMATION


ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K
          (a)  Exhibits
               12.1  Ratio of earnings to fixed charges for the three months ended March 31, 1998 and 1997.
               27.1  Financial data schedule.

          (b)  Reports on Form 8-K
               During the quarter ended March 31, 1998, the Company filed a Form 8-K dated March 24, 1998 reporting (i) under "Item 5. Other Events" certain information regarding a registration statement relating to the public offering of securities from time to time, and (ii) under "Item 7. Financial Statements and Exhibits" certain exhibits, including underwriting agreements, relating to the aforementioned registration statement.



                               SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 14, 1998
                                       SERVICE CORPORATION INTERNATIONAL



                                       By: /s/ George R. Champagne
                                       --------------------------------------
                                       George R. Champagne
                                       Senior Vice President
                                       Chief Financial Officer
                                       (Principal Financial Officer)

                                                                        Annex 5
                                                             SCI Form 8-K Filed
                                                                on May 15, 1998


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     MAY 14, 1998

                        SERVICE CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

            TEXAS                       1-6402-1                74-1488375
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)

         1929 ALLEN PARKWAY, HOUSTON, TEXAS                 77019
      (Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code   713-522-5141

ITEM 5.  OTHER EVENTS

                  On May 14, 1998, the Board of Directors of Service Corporation International (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Shares"), of the Company. The dividend is payable on July 28, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of the Company at a price of $220 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

                  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of a Summary of Rights attached thereto.

                  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

                  The Rights are not exercisable until the Distribution Date. The Rights will expire on July 28, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

                  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

                  The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

                  Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary antidilution provisions. Each Preferred Share will have one vote, voting together with the Common Shares.

                  Because of the nature of the Preferred Shares' dividend and liquidation rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate, to some degree, the value of one Common Share.

                  In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

                  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share (or of a number of shares of preferred stock, or fraction thereof, having equivalent value to one Common Share) per Right (subject to adjustment).

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

                  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                  The Rights Agreement, dated as of May 14, 1998, between the Company and Harris Trust and Savings Bank, as Rights Agent, specifying the terms of the Rights, the press release and letter to shareholders announcing the declaration of the Rights and the Statement of Resolution setting forth the terms of the Preferred Shares are attached hereto as exhibits and are incorporated herein by reference. The foregoing summary description of the Rights is qualified in its entirety by reference to such exhibit.

ITEM 7.  EXHIBITS.

          99.1. Rights Agreement, dated as of May 14, 1998, by and between Service Corporation International and Harris Trust and Savings Bank, as Rights Agent, which includes the form of Statement of Resolution setting forth the terms of the Series D Junior Participating Preferred Stock, par value $1.00 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the earlier of the tenth day after public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the tenth business day after a person commences or announces its intention to commence a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the Common Shares.

          99.2.     Press Release issued May 14, 1998.

                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SERVICE CORPORATION INTERNATIONAL

Date:  May 14, 1998                    By:    /s/ James M. Shelger
                                           -------------------------------------
                                           Name:  James M. Shelger
                                           Title: Senior Vice President,
                                                  General Counsel and Secretary

                                                                        Annex 6
                                                             SCI Form 8-K Filed
                                                              on March 24, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): March 11, 1998

                        SERVICE CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

                                      TEXAS
                 (State or other jurisdiction of incorporation)

          1-6402-1                                         74-1488375
(Commission File Number)                       (IRS Employer Identification No.)

1929 Allen Parkway, Houston, Texas                            77019
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:  (713) 522-5141

ITEM 5.           OTHER EVENTS

         On August 27, 1996, Service Corporation International (the "Company") filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-10867) under the Securities Act of 1933, as amended, relating to the public offering from time to time of up to $1,000,000,000 in aggregate initial offering price of debt securities, common stock and common stock warrants of the Company.

         On March 11, 1998, the Company entered into (i) an Underwriting Agreement with J.P. Morgan Securities Inc., Chase Securities Inc., Citicorp Securities, Inc., BancAmerica Robertson Stephens and Societe Generale Securities Corporation with respect to $200,000,000 aggregate principal amount of its 6.50% Notes due March 15, 2008, and (ii) an Underwriting Agreement with J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC with respect to $300,000,000 aggregate principal amount of its 6.30% Dealer remarketable securities sm ("Drs.sm") due March 15, 2020. On March 16, 1998, the Company entered into a Remarketing Agreement with J.P. Morgan Securities Inc. with respect to the remarketing of the Drs. Both Underwriting Agreements, the Global Securities issued pursuant thereto and the Remarketing Agreement are attached as exhibits.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS


         (c) The following exhibits to Registration Statement on Form S-3 (Registration No. 333-10867) are filed as part of this report on Form 8-K.


Exhibit 1.1 Underwriting Agreement dated as of March 11, 1998 between the Company and J.P. Morgan Securities Inc., Chase Securities Inc., Citicorp Securities, Inc., BancAmerica Robertson Stephens and Societe Generale Securities Corporation with respect to $200,000,000 aggregate principal amount of the Company's 6.50% Notes due March 15, 2008.

Exhibit 1.2 Underwriting Agreement dated as of March 11, 1998 between the Company and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC with respect to $300,000,000 aggregate principal amount of the Company's 6.30% Dealer remarketable securities sm due March 15, 2020.


Exhibit 1.3 Remarketing Agreement dated as of March 16, 1998 between the Company and J.P. Morgan Securities Inc.

Exhibit 1.4 Form of Global Security dated March 16, 1998 with respect to $200,000,000 aggregate principal amount of the Company's 6.50% Notes due March 15, 2008.

Exhibit 1.5 Form of Global Security dated March 16, 1998 with respect to $200,000,000 aggregate principal amount of the Company's 6.30% Dealer remarketable securities(sm) due March 15, 2020.

Exhibit 1.6 Form of Global Security dated March 16, 1998 with respect to $100,000,000 aggregate principal amount of the Company's 6.30% Dealer remarketable securities(sm) due March 15, 2020.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               SERVICE CORPORATION INTERNATIONAL


Date: March 24, 1998                           By:  /s/ James M. Shelger
                                                  ------------------------------
                                                  James M. Shelger
                                                  Senior Vice President
                                                  General Counsel and Secretary

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)        Exhibits

           The following exhibits are filed as part of this report:

*2.1 Agreement and Plan of Merger, dated as of August 6, 1998, by and among Service Corporation International, a Texas corporation ("SCI"),
           SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of SCI, and Equity Corporation International, a Delaware corporation.

*23.1      Consent of Independent Accountants of Service Corporation
           International.


----------

* Filed herewith.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   EQUITY CORPORATION INTERNATIONAL



                                   By: /s/ W. Cardon Gerner
                                       --------------------------------------
                                       W. Cardon Gerner
                                       Senior Vice President and Chief Financial
                                       Officer
                                       (Principal Financial Officer
                                         and Duly Authorized Officer)


Date:  September 2, 1998

                                 EXHIBIT INDEX


   *2.1 Agreement and Plan of Merger, dated as of August 6, 1998, by and among Service Corporation International, a Texas corporation ("SCI"),
           SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of SCI, and Equity Corporation International, a Delaware corporation

  *23.1    Consent of Independent Accountants of Service Corporation
           International.


----------

* Filed herewith.